UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 SMARTIRE SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Yukon Territory	3714	n/a
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150-13151 Vanier Place, Richmond, British Columbia, V6V 2J1 (604) 276-9884
(Address and telephone number of registrant's principal executive offices)

Robert Rudman, President and CEO 150-13151 Vanier Place, Richmond, British Columbia, V6V 2J1 (604) 276-9884

(Name, address and telephone number of agent for service)

Copy of communications to:

Bernard I. Pinsky, Esq.
Clark, Wilson, Barristers and Solicitors
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock to be offered for resale by the selling stockholder upon conversion of 7% convertible debentures	43,076,923(3)	$0.225	$9,692,307.68	$785.08
Common stock to be offered for resale by holders of Warrants assuming the exercise of such Warrants	10,769,231(4)	$0.225	$2,423,076.98	$196.27
Common stock to be offered for resale by holders of warrants assuming the exercise of such Warrants	112,000(5)	$0.225	$25,200.00	$2.04
Common stock to be offered for resale by holders of warrants assuming the exercise of such warrants	14,000(6)	$0.225	$3,150.00	$0.25
Common stock to be offered for resale by holders of warrants assuming the exercise of such warrants	100,000(7)	$0.225	$22,500.00	$1.82
Common stock to be offered for resale by holders of warrants assuming the exercise of such warrants	168,325(8)	$0.225	$37,873.13	$3.07
Total Registration Fee				$988.53

(1) In the event of a stock split, stock dividend, or similar transactions involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended. Additional shares which may be issuable to the holders of the convertible debentures beyond the 43,076,923 shares of common stock registered on this registration statement as a consequence of a reduction of the conversion price for the common stock will not be covered by this registration statement.

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price of our common stock on May 30, 2003, as reported on the OTC Bulletin Board.

(3) Represents common stock that may be issued upon the conversion of principal and interest, or in payment of interest, under the convertible debentures. Principal and accrued interest under convertible debentures in the aggregate principal amount of $1,800,000 may be converted by the holder in whole or in part and from time to time at a conversion price of $0.13 per share; principal and accrued interest under convertible debentures in the aggregate principal amount of $1,000,000 may be converted at a conversion price equal to the lesser of $0.13 per share and 70% of the average closing bid price during the five trading days immediately preceding the date of issuance of such convertible debentures, subject to a floor price of $0.06 per share. We agreed to register a minimum of 43,076,923 shares of common stock that may be issued under the convertible debentures. See "Description of Securities to be Registered" for further details on the terms of the convertible debentures.

(4) Represents common stock that may be issued upon the exercise of outstanding common share purchase warrants. The warrants are exercisable until May 19, 2008 at an exercise price of $0.2645 per share, subject to adjustment.

(5) Represents common stock that may be issued upon the exercise of outstanding common share purchase warrants. The warrants are exercisable until May 19, 2008 at an exercise price of $0.13 per share, subject to adjustment.

(6) Represents common stock that may be issued upon the exercise of outstanding common share purchase warrants. The warrants are exercisable until May 19, 2008 at an exercise price of $0.10 per share, subject to adjustment.

(7) Represents common stock that may be issued upon the exercise of outstanding common share purchase warrants. The warrants are exercisable until May 19, 2008 at an exercise price of $0.135 per share, subject to adjustment.

(8) Represents common stock that may be issued upon the exercise of outstanding common share purchase warrants. The warrants are exercisable until May 27, 2008 at exercise prices of: (a) with respect to 23,881 warrants, $0.74 per share; (b) with respect to 44,444 warrants, $0.40 per share; and (c) with respect to 100,000 warrants, $0.22 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion June __, 2003

SMARTIRE SYSTEMS INC.
A YUKON CORPORATION

54,240,479 SHARES OF COMMON STOCK OF SMARTIRE SYSTEMS INC.
_________________________________

This prospectus relates to the resale by certain selling stockholders of up to 54,240,479 shares of common stock of SmarTire Systems Inc. issuable to the selling stockholders:

- up to 43,076,923 shares of common stock issuable to certain selling stockholders upon the conversion of principal and interest, or in payment of interest, under 7% convertible debentures;

- up to 10,769,231 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common share purchase warrants issued in connection with private placement of the convertible debentures; and

- up to 394,325 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common share purchase warrants issued in partial payment of placement fees.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

Effective May 29, 2003 our common stock commenced quotation on the OTC Bulletin Board under the symbol "SMTR". Our common stock was quoted on the Nasdaq SmallCap Market under the symbol "SMTR" until May 28, 2003. On May 28, 2003, the sale price for one share of our common stock was $0.27. We do not have any securities that are currently traded on any other exchange or quotation system.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 9 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is June ____, 2003.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
PAGE NUMBER
PROSPECTUS SUMMARY	7
RISK FACTORS	9
RISKS RELATED TO SOME OF OUR OUTSTANDING SECURITIES
We have issued convertible debentures and share purchase warrants, and our obligations under the convertible debentures and the warrants pose risks to the price of our common stock and our continuing operations.	9
The purchasers of the convertible debentures have the option of converting the principal and accrued interest outstanding under the convertible debentures into shares of our common stock. They may also exercise the related common share purchase warrants. If the holders convert the convertible debentures or exercise the warrants, there will be dilution of your shares of our common stock.	9
The convertible debentures provide for various events of default that would entitle the holders to require us to immediately repay 120% of the outstanding principal amount, plus all accrued and unpaid interest, in cash. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.	11
Sales of substantial number of shares of our common stock into the public market by the selling stockholders may result in a significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.	12
All of our assets are secured and consequently, if we default on our secured obligations, our continued operation will be adversely affected.	12
Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.	12
RISKS RELATED TO OUR BUSINESS AND COMPANY	12
We require additional financing in order to continue in business as a going concern, the availability of which is uncertain.	12
We may be unable to source a key component for our products from SensoNor, one of our key suppliers, if we default on our obligations to pay SensoNor a total of $300,000 no later than December 1, 2003, in accordance with a payment schedule.	13
We have a history of operating losses and fluctuating operating results, which raise substantial doubt about our ability to continue as a going concern.	14
We may experience significant and rapid growth if we are able to capitalize on the expansion of the tire monitoring market. If we are unable to hire and train staff to handle sales and marketing of our products and manage our operations, such growth could materially and adversely affect us.	14
Rapid technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.	14
We do not carry comprehensive product liability insurance providing coverage in all instances, and there can be no assurance that our existing insurance coverage would be adequate in term and scope to protest us against material financial effects in the event of a successful claim.	15
Substantially all of our assets and a majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.	15
FORWARD-LOOKING STATEMENTS	15
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	15
THE OFFERING	16
USE OF PROCEEDS	16
SELLING STOCKHOLDERS	16
PLAN OF DISTRIBUTION	18
CONVERTIBLE DEBENTURES	20
WARRANTS	22
LEGAL PROCEEDINGS	25
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28
DESCRIPTION OF COMMON STOCK	30
LEGAL MATTERS	31
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	31
INTEREST OF NAMED EXPERTS AND COUNSEL	32
EXPERTS	32
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	32
DESCRIPTION OF BUSINESS	33
MANAGEMENT'S DISCUSSION AND ANALYSIS	43
DESCRIPTION OF PROPERTY	53
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	53
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	54
DIVIDEND POLICY	54
EXECUTIVE COMPENSATION	55
FINANCIAL STATEMENTS	61
WHERE YOU CAN FIND MORE INFORMATION	97

As used in this prospectus, the terms "we", "us", "our", and "SmarTire" mean SmarTire Systems Inc. and its subsidiaries, unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We (together with our subsidiaries) are engaged in the development and marketing of tire monitoring systems designed for improved vehicle safety, performance, reliability and fuel efficiency. During the fiscal year ended July 31, 2002 and the six-month period ended January 31, 2003, we earned revenues primarily from the sale of tire monitoring systems for passenger cars. Our principal executive offices are located at #150 - 13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1. We were incorporated under the laws of the Province of British Columbia on September 8, 1987, and were continued under the laws of the Yukon Territory to become a Yukon corporation effective February 6, 2003. Our telephone number is (604) 276-9884.

We have three wholly-owned subsidiaries: SmarTire Technologies Inc., SmarTire USA Inc. and SmarTire (Europe) Limited. SmarTire Technologies Inc. was incorporated on June 3, 1988 under the laws of the Province of British Columbia, and was the original developer of our patented technology. SmarTire USA Inc., a Delaware corporation incorporated on May 16, 1997, is our exclusive marketing agency for SmarTire in North America. SmarTire (Europe) Limited, a United Kingdom corporation incorporated on February 25, 1998, is our exclusive sales and distribution operation for Europe. SmarTire (Europe)'s head office is located at Park 34, Southmead Industrial Park, Didcot, Oxfordshire, England, OX11 7WB.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 43,076,923 shares of our common stock which may be issued to certain selling stockholders upon the conversion of principal and interest, or in payment of interest, under 7% convertible debentures, up to 10,769,231 shares of common stock which may be issued to certain selling stockholders upon the exercise of certain outstanding common share purchase warrants issued in connection with private placement of the convertible debentures, and up to 394,325 shares of common stock which may be issued to certain selling stockholders upon the exercise of certain outstanding common share purchase warrants issued in partial payment of certain placement fees. The selling stockholders may sell the shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling stockholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution".

Number of Shares Outstanding

There were 33,724,963 shares of our common stock issued and outstanding as at May 30, 2003.

Estimated Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock being offered for sale by the selling stockholder. We will, however, incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the year ended July 31, 2002 and unaudited consolidated financial statements for the six-month period ended January 31, 2003, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis"

beginning on page 43 of this prospectus. The summarized financial data for the six-month period ended January 31, 2002 presented below is derived from and should be read in conjunction with our unaudited consolidated financial statements for the six-month period ended January 31, 2002, which were included in our quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on March 14, 2002.

	For the 6-month period ended January 31, 2003 (unaudited)	For the 6-month period ended January 31, 2002 (unaudited)
Revenue	$544,351	$545,294
Net Loss for the Period	$(4,200,245)	$(3,701,793)
Loss Per Share - basic and diluted	$(0.21)	$(0.23)
	As at January 31, 2003 (unaudited)	As at January 31, 2002 (unaudited)
Working Capital (Deficiency)	$(693,461)	$324,664
Total Assets	$6,074,827	$7,974,879
Total Share Capital	$45,432,055	$40,432,252
Deficit	$(42,316,846)	$(34,989,218)
Total Stockholders' Equity	$3,409,073	$5,180,038

	For the year ended July 31, 2002	For the year ended July 31, 2001
Revenue	$1,012,344	$779,611
Net Loss for the Period	$(6,829,176)	$(5,507,019)
Loss Per Share - basic and diluted	$(0.41)	$(0.39)
	As at July 31, 2002	As at July 31, 2001
Working Capital (Deficiency)	$(93,609)	$3,900,260
Total Assets	$6,749,601	$6,897,839
Total Share Capital	$42,514,482	$37,566,083
Deficit	$(38,116,601)	$(31,287,425)
Total Stockholders' Equity	$4,289,046	$6,115,149

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating SmarTire and its business before purchasing shares of common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO SOME OF OUR OUTSTANDING SECURITIES

We have issued convertible debentures and share purchase warrants, and our obligations under the convertible debentures and the warrants pose risks to the price of our common stock and our continuing operations.

The 7% convertible debentures provide that in certain circumstances the holder of the debentures may convert the outstanding principal and accrued interest into shares of our common stock. The purchasers of the convertible debentures also received common share purchase warrants to acquire up to an aggregate of 10,769,231 shares of common stock. The terms and conditions of the convertible debentures and the warrants pose unique and special risks to our continuing operations and the price of our common stock. Some of those risks are outlined below.

The purchasers of the convertible debentures have the option of converting the principal and accrued interest outstanding under the convertible debentures into shares of our common stock. They may also exercise the related common share purchase warrants. If the holders convert the convertible debentures or exercise the warrants, there will be dilution of your shares of our common stock.

The conversion of the convertible debentures will result in dilution to the interests of other holders of our common stock since the holder may ultimately convert the full amount of the convertible debentures and sell all of these shares into the public market.

Principal under convertible debentures in the aggregate principal amount of $1,800,000 may be converted by the holder in whole or in part and from time to time at a conversion price of $0.13 per share; principal under convertible debentures in the aggregate principal amount of $1,000,000 may be converted at a conversion price equal to the lesser of $0.13 per share and 70% of the average closing bid price during the five trading days immediately preceding the date of issuance of such convertible debentures, subject to a floor price of $0.06 per share. Accrued and unpaid interest on any principal amount that is converted under the debentures will be converted into shares of our common stock at a conversion price equal to 90% of the lesser of the average closing bid price during the 20 trading days immediately preceding the conversion date, or the average closing bid price during the 20 days immediately preceding the date on which the shares are issued if such shares are issued and delivered after the conversion date. In addition, interest is payable quarterly on the outstanding principal amount of the debentures either in cash or, at our option and subject to certain limitations, in shares of our common stock at the applicable interest conversion price. (For a more detailed summary of the convertible debentures, please refer to the discussion under the heading "Convertible Debentures" commencing on page 20.)

The holders of the convertible debentures have also acquired warrants to purchase up to an aggregate of 10,769,231 shares of our common stock, exercisable for five years at an exercise price of $0.2645 per share. (For a more detailed summary of the warrants, please refer to the discussion under the heading "Warrants" commencing on page 22.)

The following table sets forth the number and percentage of shares of our common stock that would be issuable if:

- the holders of the debentures convert $1,800,000 at the base conversion price of $0.13, and convert $1,000,000 at the base conversion price of $0.13 (Scenario No. 1) or at reduced conversion prices of $0.10 (Scenario No. 2) and $0.06 (Scenario No. 3); and

- the holders of the warrants fully exercised their rights to acquire all of the 10,769,231 shares of our common stock.
Description of Possible Scenarios	Number of Shares Issuable on Conversion of Convertible Debentures(1)	Shares Issuable on Exercise of Warrants	Total Shares Issuable	Percentage of Issued and Outstanding(2)
Scenario No. 1: Debentures in the aggregate principal amount of $2,800,000 and accrued interest in the aggregate amount of $380,651 are converted at a conversion price of $0.13.	24,466,546	10,769,231	35,235,777	51.10%
Scenario No. 2: (a) Debentures in the aggregate principal amount of $1,800,000 and accrued interest in the aggregate amount of $252,875 are converted at a conversion price of $0.13; and (b) Debentures in the aggregate principal amount of $1,000,000 and accrued interest in the aggregate amount of $127,747 are converted at a conversion price of $0.10.	27,068,816	10,769,231	37,838,047	52.87%
Scenario No. 3: (a) Debentures in the aggregate principal amount of $1,800,000 and accrued interest in the aggregate amount of $252,875 are converted at a conversion price of $0.13; and (b) Debentures in the aggregate principal amount of $1,000,000 and accrued interest in the aggregate amount of $127,747 are converted at a conversion price of $0.06	34,587,129	10,769,231	45,356,360	57.35%

(1) Represents the number of shares issuable if all principal and interest under all of the convertible debentures were converted at the corresponding conversion price, although the interest will not necessarily be converted at the conversion price applicable to the principal amount. (See the discussion under the heading, "Convertible Debentures," for a summary of the conversion provisions under the convertible debentures.) The outstanding principal under the convertible debentures bears interest at the rate of 7% per annum, calculated on the basis of a 360-day year. All convertible debentures will be due on May 19, 2005. Convertible debentures in the aggregate principal amount of $900,000 were issued effective as of the closing of the first tranche on May 19, 2003, and bear interest commencing May 19, 2003. It is assumed for the purposes of this table that the second tranche of convertible debentures in the aggregate principal amount of $900,000 will be issued on June 3, 2003, and that the third tranche of convertible debentures in the aggregate principal amount of $1,000,000 will be issued on August 1, 2003.

(2) Percentage of the total outstanding common stock represented by the shares issuable on conversion of the convertible debentures, in payment of accrued interest under the convertible debentures and upon exercise of the warrants, without regard to any contractual or other restriction on the number of securities the selling stockholders may own at any point in time. Based on 33,724,963 shares issued and outstanding on May 30, 2003.

The convertible debentures provide for various events of default that would entitle the holders to require us to immediately repay 120% of the outstanding principal amount, plus accrued and unpaid interest, in cash. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

We will be considered in default of the convertible debentures if any of the following events, among others, occurs:

(a) we fail to pay any amount due under a convertible debenture within five days of any notice sent to us by the holder of the convertible debenture that we are in default of our obligation to pay the amount;

(b) we fail to comply with any of the other agreements contained in the convertible debenture after we are given fifteen days written notice of such non-compliance;

(c) we breach any of our obligations under the Securities Purchase Agreement or the Registration Rights Agreement and the breach is not cured by us within fifteen days after our receipt of written notice of such breach;

(d) we or any of our subsidiaries become bankrupt or insolvent;

(e) we breach any of our obligations under any other debt or credit agreements involving an amount exceeding $150,000, unless the breach is cured by us within fifteen days and the breach is waived by the other party to the debt or credit agreement;

(f) we agree to sell or dispose of more than 33% of our assets in one or more transactions, or we agree to redeem or repurchase more than an insignificant number of shares of our outstanding common stock or any other equity securities of our company; or

(g) we fail to issue shares of our common stock to the holder within five trading days of the conversion date specified in any conversion notice delivered in respect of a convertible debenture by the holder.

If an event of default occurs, the holder of a convertible debenture can elect to require us to pay a mandatory prepayment amount generally equal to 120% of the outstanding principal amount, plus all accrued and unpaid interest.

Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible debentures in cash (including any interest on such amounts and any applicable late fees under the convertible debentures), the holders of the debentures may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible debentures, in the Securities Purchase Agreement in connection with the convertible debentures or in any document or instrument delivered in connection with or pursuant to the convertible debentures, or to enforce the payment of the outstanding convertible debentures or any other legal or equitable right or remedy. This would have an adverse effect on our continuing operations.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in a significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 33,724,963 shares of common stock issued and outstanding as of May 30, 2003. When this registration statement is declared effective, the selling stockholders may be reselling up to 54,240,479 shares of our common stock, none of which are included in our issued and outstanding common shares as of May 30, 2003. As a result of this registration statement, a substantial number of our shares of common stock may be issued and may be available for immediate resale which could have an adverse effect on the price of our common stock.

To the extent that certain selling stockholders convert their convertible debentures or exercise their warrants, and then sell their shares of common stock, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the selling stockholders convert their convertible debentures, exercise their warrants and sell shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place a further downward pressure on the price of our common stock.

All of our assets are secured and consequently, if we default on our secured obligations, our continued operation will be adversely affected.

As discussed immediately below, we are obligated to pay $760,000 to TRW Automotive U.S. LLC no later than September 1, 2003 in order to fully pay and satisfy our remaining obligations under a $2.8 million promissory note dated August 31, 2001. In addition, a short-term promissory note that we issued to Cornell Capital Partners, LP on April 23, 2003, in the principal amount of $250,000, is due on July 22, 2003. Our obligations under both of these notes have been secured primarily by all of our assets. If we default on either of these promissory notes, and the holder chooses to realize upon and take possession of our assets and business, we may be unable to continue to operate our current business, and as a result you may lose some or all of your investment in our common stock.

Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.

Our common stock commenced quotation on the OTC Bulletin Board on May 29, 2003. Trading in stock quoted on the OTC Bulletin Board is often thin and characterised by wide fluctuations in trading prices, due to many factors that may have little to do with the company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on the Nasdaq SmallCap. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders. In addition, since our common stock was traded on the Nasdaq SmallCap Market until May 28, 2003, past trading activity in our common stock should not be relied upon as necessarily being indicative of future trading activity in our common stock.

RISKS RELATED TO OUR BUSINESS AND COMPANY

We require additional financing in order to continue in business as a going concern, the availability of which is uncertain.

We require additional financing to fund our operations and meet our maturing debt obligations.

In connection with the restructuring of our agreements with TRW Inc. effective August 31, 2001, we agreed to pay consideration of $3.3 million in cash and debt to TRW Inc. Of this amount, $500,000 was paid at closing. The balance of $2.8 million is evidenced by a promissory note dated August 31, 2001, is secured by substantially all of our assets, and bears interest at the rate of 6% per annum. We made three principal payments, totalling $1,450,000 in the aggregate, together with accrued interest, under the promissory note during the nine months ended April 30, 2002. On each of October 7, 2002 and December 23, 2002 we paid TRW Inc. $250,000. TRW Inc. granted us an extension to make the balance of the principal payment as follows: $650,000 by October 31, 2002 and $450,000 by December 13, 2002. We failed to make these payments.

As a result of subsequent negotiations with TRW Automotive U.S. LLC, as assignee of TRW Inc., TRW Automotive has agreed to accept $850,000 as full and final payment of all amounts due and owing under the promissory note, provided that it is paid on or before September 1, 2003. We have paid $90,000 of this amount out of the proceeds received from the closing of the first tranche of our 7% convertible debenture financing, and have agreed to make additional payments of $90,000 and $100,000 upon closing of the second and third tranches, respectively, of our convertible debenture financing. We have also agreed to pay to TRW Automotive, immediately upon receipt by us, not less than 20% of the proceeds of any subsequent equity investment or debt financing we receive over $250,000 for the purpose of paying off the balance of our obligations to TRW Automotive as soon as practicable and before the due date of the promissory note.

If we fully pay the balance of $760,000 to TRW Automotive by September 1, 2003, in settlement of the promissory note outstanding, we and our subsidiary, SmarTire (U.S.A.) Inc., will be released and discharged from all security granted to TRW Automotive in support of the promissory note. We currently do not have sufficient cash on hand to pay this amount, and our ability to raise sufficient capital to make the payment by September 1, 2003 is uncertain.

We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. In addition, any additional equity financing may involve substantial dilution to our stockholders. If we fail to raise sufficient financing to meet our immediate cash needs, and we default on our debt obligations to TRW Automotive or to Cornell Capital Partners, TRW Automotive and Cornell Capital Partners would be in a position to realize upon its security interest in our assets. In such event, we will be forced to scale down or perhaps even cease the operation of our business, which may result in the loss of some or all of your investment in our common stock.

We may be unable to source a key component for our products from SensoNor, one of our key suppliers, if we default on our obligations to pay SensoNor a total of $300,000 no later than December 1, 2003, in accordance with a payment schedule.

Pursuant to an Application Specific Integrated Sensor Purchase and Supply Contract dated November 1, 2001 with SensoNor asa, a Norwegian company, we agreed to pay to SensoNor a fee of $500,000 on account of certain non-recoverable engineering fees. Under the contract, SensoNor has been supplying us with an application-specific sensor which forms a key component of our products. On December 13, 2002, SensoNor delivered to us a notice of termination of the contract with unless we paid the outstanding amount within 30 days. We subsequently paid SensoNor $25,000 in cash and prepaid $1,000 for orders that were not shipped. On May 7, 2003, we entered into a Memorandum of Agreement with SensoNor pursuant to which SensoNor has agreed to continue supplying us with the application-specific sensor, provided that we pay the balance of the $474,000 owing to SensoNor in accordance with a payment schedule. The payment schedule requires that we pay SensoNor $174,000 on June 1, 2003 (which amount was paid on May 28, 2003), and $50,000 on each of July 1, August 1, October 1, November 1 and December 1, 2003.

SensoNor has also agreed to negotiate the terms of a manufacture and supply contract for an upgraded application-specific sensor for incorporation into our products, to be entered into no later than September 30, 2003.

If we fail to make the balance of the scheduled payments, SensoNor may suspend any negotiations in respect of the proposed manufacture and supply contract for the upgraded sensor, or, if the new contract is in place by the time of the default, SenorNor may suspend the delivery of the upgraded sensors under it. If our default continues for more than one calendar month following a scheduled payment due date, SensoNor will also be entitled to suspend deliveries of the current version of the application-specific sensor under our existing Memorandum of Agreement.

We will require additional financing to make the balance of the payments to SensoNor, totaling $300,000, and to meet our other working capital needs. Our ability to raise such additional financing is uncertain.

The application-specific sensor supplied by SensoNor is very difficult to source from other suppliers. If we default in our payment obligations to SensoNor, our supply of such sensors may be disrupted. If we were unable in such circumstances to source this product from another supplier, then we would not be able to continue to manufacture our current tire monitoring systems, and will we be unable to proceed with the commercialization of our proposed tire monitoring systems that are currently under development. This could adversely affect our ability to continue our business operations.

We have a history of operating losses and fluctuating operating results, which raise substantial doubt about our ability to continue as a going concern.

Since inception through January 31, 2003, we have incurred aggregate losses of $42,316,846. Our loss from operations for the fiscal year ended July 31, 2002 was $6,726,454 and for the six-month period ended January 31, 2003 was $3,452,970. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will order products, the size of customers' orders, the demand for our products, and the level of competition and general economic conditions.

Although we anticipate that revenues will increase, we expect an increase in development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flow until our products gain market acceptance sufficient to generate a commercially viable and sustainable level of sales, and/or additional products are developed and commercially released and sales of such products made so that we are operating in a profitable manner. These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the additional comments for United States readers to our independent auditors' report on the July 31, 2002 consolidated financial statements, which are included with this prospectus. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We may experience significant and rapid growth if we are able to capitalize on the expansion of the tire monitoring market. If we are unable to hire and train staff to handle sales and marketing of our products and manage our operations, such growth could materially and adversely affect us.

Assuming that we can raise further significant financing, we intend to proceed with initiatives intended to capitalize on the expansion of the tire monitoring market that is occurring as a result of the enactment by the United States Government of the Transportation Recall Enhancement Accountability and Documentation Act of 2000, commonly known as the TREAD Act. This could potentially lead to significant and rapid growth in the scope and complexity of our business. Any inability on our part to manage such growth effectively will have a material adverse effect on our product development, business, financial condition and results of operations. Our ability to manage and sustain growth effectively will depend, in part, on the ability of our management to implement appropriate management, operational and financial systems and controls, and the ability of our management to successfully hire, train, motivate and manage employees.

Rapid technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.

The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions, evolving industry standards and changes in customer demands. The introduction of products embodying new technologies and the emergence of new industry standards can, in a relatively short period of time, render existing products obsolete and unmarketable, including ours. We believe that our success will depend upon our ability to continuously develop new products and to enhance our current products and introduce them promptly into the market. If we are not able to develop and introduce new products, our business, financial condition and results of operations could be adversely affected.

We do not carry comprehensive product liability insurance providing coverage in all instances, and there can be no assurance that our existing insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim.

We could be subject to claims in connection with the products that we sell. There can be no assurance that we would have sufficient resources to satisfy any liability resulting from any such claim, or that we would be able to have our customers indemnify or insure us against any such liability. There can be no assurance that our insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim. We currently do not carry commercial general liability insurance providing comprehensive product liability coverage in all instances. We may in the future obtain such insurance provided it can be obtained at reasonable prices; however, there can be no assurance that such coverage, if obtained, would be adequate in term and scope to protect us.

Substantially all of our assets and a majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 8 to 12, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus by the selling stockholders named in this prospectus of:

- up to 43,076,923 shares of our common stock which may be issued to certain selling stockholders upon the conversion of principal and interest, or in payment of interest, under 7% convertible debentures,

- up to 10,769,231 shares of common stock which may be issued to certain selling stockholders upon the exercise of certain outstanding common share purchase warrants issued in connection with private placement of the convertible debentures, and

- up to 394,325 shares of common stock which may be issued to certain selling stockholders upon the exercise of certain outstanding common share purchase warrants issued in partial payment of certain placement fees.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued to them upon conversion of, or in payment of interest under, the 7% convertible debentures, or upon exercise of the share purchase warrants. Because the selling stockholders may offer all or only some portion of the 54,240,479 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of May 30, 2003, and the number of shares of common stock covered by this prospectus. The numbers of shares in the table represents an estimate of the number of shares of common stock to be offered by each selling stockholder.

Name of Selling Stockholder and Position, Office or Material Relationship with SmarTire Systems Inc.	Common Shares owned by the Selling Stockholder not part of this offering	Number of Shares Issuable Upon Exercise of Conversion or Purchase Rights and forming part of this offering(1)	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(2)
				# of Shares	% of Class
Palisades Master Fund, L.P. Citco Building Wickhams Cay P.O. Box 662 Road Town Tortola	1,250,000(3)	16,452,981(4)	16,452,981(4)	1,250,000(3)	3.57%
Alpha Capital AG Lettstrasse 32 Furstentum 9490 Vaduz, Liechtenstein	Nil	22,435,904(4)	22,435,904(4)	Nil	0%
Crescent International Ltd. 84, Avenue Louis-Casai CH 1216 Cointrin, Geneva Switzerland	1,500,000(5)	8,974,365(4)	8,974,365(4)	1,500,000	5%
Goldplate Investment Partners 515 Ave I Brooklyn NY 11219	Nil	5,982,904(4)	5,982,904(4)	Nil	0%
HPC Capital Advisors(6) 200 Mansell Court East Suite 550 Roswell, GA 30076	Nil	126,000(7)	126,000(7)	Nil	0%
Dunwoody Brokerage Services, Inc.(8) 4243 Dunwoody Club Drive Suite 200 Atlanta, Georgia 30350-5206	Nil	100,000(9)	100,000(9)	Nil	0%
Impact Capital Partners Limited(10) 1800 Century Park East Suite 600 Los Angeles, California 90067-1509	Nil	168,325(11)	168,325(11)	Nil	0%

(1) The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock currently owned and potentially issuable to such selling stockholder upon conversion of the convertible debentures, in payment of interest under the convertible debentures, or upon exercise of the related share purchase warrants, as applicable. Each of the convertible debentures and the share purchase warrants contains a contractual restriction on beneficial share ownership. It provides that the holder may not convert the convertible debenture, receive shares of our common stock as payment of interest under the convertible debenture, or exercise the warrant, to the extent that the conversion of the debenture, the receipt of the interest payment or the exercise of the warrants, as the case may be, would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. For these purposes, beneficial ownership is to be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. For the purposes of this table, this contractual restriction on the number of securities the selling stockholders may own at any point in time has been disregarded.

(2) Assumes all of the shares of common stock offered pursuant to this prospectus are sold. Based on 33,724,963 common shares issued and outstanding on May 30, 2003.

(3) Comprised of 1,250,000 shares of common stock issuable upon the exercise of certain common share purchase warrants issued to Palisades Master Fund on March 31, 2003. The warrants are exercisable until March 31, 2005 at an exercise price of $0.16 per share.

(4) Represents common stock that may be issued: (a) upon the conversion of principal and interest, or in payment of interest, under the 7% convertible debentures; and (b) common stock that may be issued upon the exercise of common share purchase warrants issued to the holders of the convertible debentures and exercisable until May 19, 2008 at an exercise price of $0.2645 per share, subject to adjustment. Principal and accrued interest under convertible debentures in the aggregate principal amount of $1,800,000 may be converted by the holder in whole or in part and from time to time at a conversion price of $0.13 per share; principal and accrued interest under convertible debentures in the aggregate principal amount of $1,000,000 may be converted at a conversion price equal to the lesser of $0.13 per share and 70% of the average closing bid price during the five trading days immediately preceding the date of issuance of such convertible debentures, subject to a floor price of $0.06 per share. Pursuant to a registration rights agreement, we have agreed to register a minimum of 43,076,923 shares of common stock that may be issued under the convertible debentures and a minimum of 10,769,231 shares of common stock that may be issued upon exercise of the warrants.

(5) Comprised of 1,500,000 shares of common stock held by Crescent International as at May 30, 2002.

(6) HPC Capital Advisors is a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended.

(7) Represents common stock that may be issued upon the exercise common share purchase warrants. The warrants were issued in partial payment of a placement fee. Each warrant entitles the holder to purchase one share of common stock of our company until May 15, 2008, at an exercise price of $0.13 per share as to 112,000 warrants and at an exercise price of $0.10 per share as to 14,000 warrants.

(8) Dunwoody Brokerage Services is a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended.

(9) Represents common stock that may be issued upon the exercise of common share purchase warrants. The warrants were issued in partial payment of a placement fee. Each warrant entitles the holder to purchase one share of common stock of our company at an exercise price of $0.135 per share until May 15, 2008.

(10) Impact Capital Partners is a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended.

(11) Represents common stock that may be issued upon the exercise of common share purchase warrants. The warrants were issued in partial payment of placement fees. Each warrant entitles the holder to purchase one share of common stock of our company until May 27, 2008, at exercise prices of: (a) with respect to 23,881 warrants, $0.74 per share; (b) with respect to 44,444 warrants, $0.40 per share; and (c) with respect to 100,000 warrants, $0.22 per share.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the applicable exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions;

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i) a combination of any aforementioned methods of sale.

In the event of the transfer by the selling stockholder of its shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

A selling stockholder and any broker-dealers or agents that participate with that selling stockholder in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

From time to time, a selling stockholder may pledge its shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event a selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

CONVERTIBLE DEBENTURES

On May 19, 2003, we closed the first tranche of a three-tranche private placement of 7% convertible debentures to four of the selling stockholders pursuant to Rule 506 of Regulation D under the Securities Act of 1933, for gross proceeds of $900,000.

The second tranche under the private placement will involve the sale to these same investors of $900,000 in aggregate principal amount of convertible debentures, and will close within five trading days of the date that we file this registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The third tranche will involve the sale to these investors of $1,000,000 in aggregate principal amount of convertible debentures, and will close within five trading days of the date on which the registration statement is declared effective by the Securities and Exchange Commission.

Interest and Maturity

The outstanding principal under the convertible debentures bears interest at the rate of 7% per annum, calculated on the basis of a 360-day year. Interest is payable quarterly on March 1, June 1, September 1 and December 1, and at maturity, in cash or, at our option, in shares of our common stock at an interest conversion price equal to 90% of the lesser of the average closing bid price during the 20 trading days immediately preceding the interest payment date, or the average closing bid price during the 20 trading days immediately preceding the date on which the shares are issued if such shares are issued and delivered after the interest payment date.

Our right to elect to pay accrued interest in shares of our common stock is subject to certain conditions, including the requirement that there shall be an effective registration statement qualifying the resale of the common stock to be issued to the holders of the convertible debentures in lieu of a cash interest payment.

All overdue accrued and unpaid interest under the convertible debentures will be subject to a late fee at the rate of 18% per annum.

All principal, and all accrued and unpaid interest, under the convertible debentures will be due and payable at maturity on May 19, 2005.

Conversion Provisions and Conversion Price

Principal under convertible debentures in the aggregate principal amount of $1,800,000 may be converted by the holder in whole or in part and from time to time at a conversion price of $0.13 per share; principal under convertible debentures in the aggregate principal amount of $1,000,000 may be converted at a conversion price equal to the lesser of $0.13 per share and 70% of the average closing bid price during the five trading days immediately preceding the date of issuance of such convertible debentures, subject to a floor price of $0.06 per share.

Accrued and unpaid interest on any principal amount that is converted under the debentures will be converted into shares of our common stock at a conversion price equal to 90% of the lesser of the average closing bid price during the 20 trading days immediately preceding the conversion date, or the average closing bid price during the 20 trading days immediately preceding the date on which the shares are issued if such shares are issued and delivered after the conversion date.

For United States accounting purposes, we will recognize a discount for the right of the holder to convert the principal under the convertible debentures into common shares at 70% of the average closing bid price during the five trading days immediately preceding the date of issuance of such convertible debentures. This discount will be amortized over the period to their fixed maturity date (May 19, 2005).

Each of the convertible debentures contains a contractual restriction on beneficial share ownership. It provides that the holder may not convert convertible debentures, or receive shares of our common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. For these purposes, beneficial ownership is to be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

No Right of Prepayment

We may not prepay any portion of the principal amount on any convertible debenture without the prior written consent of the holder of the debenture.

Registration Rights

In connection with the offering of the convertible debentures and the associated common share purchase warrants, we have agreed to file this registration statement for the purpose of registering up to 43,076,923 shares of common stock issuable upon the conversion of principal and interest, or in payment of interest, under the convertible debentures, and up to 10,769,231 shares of common stock issuable upon exercise of the warrants.

If we default on our obligations under the registration rights agreement, including our agreement to file the registration statement no later than June 14, 2003, or if the registration statement is not declared effective by July 24, 2003 (or by September 12, 2003 if the registration statement is subject to a partial or full review by the Securities and Exchange Commission), we are required pay to each debenture holder, as liquidated damages and not as a penalty, for each month that the registration statement has not been filed or declared effective, as the case may be, a cash amount equal to 2% of: (a) the aggregate purchase price of the holder's debentures; and (b) if the market price for our common stock then exceeds the exercise price of the warrants issued to the holder in connection with the private placement of the convertible debentures, the value of such warrants. For these purposes, the value of the warrants are to be calculated by multiplying the number of shares into which the warrants are exercisable into by the difference between the average closing bid price of our common stock during the applicable month and the exercise price of the warrants. Further, if we fail to pay any liquidated damages under the registration rights agreement, we will be required to pay interest on the amount of such damages at a rate of 18% per annum.

Events of Default

We will be considered in default of the convertible debentures if any of the following events, among others, occurs:

(a) we fail to pay any amount due under a convertible debenture within five days of any notice sent to us by the holder of the convertible debenture that we are in default of our obligation to pay the amount;

(b) we fail to comply with any of the other agreements contained in the convertible debenture after we are given fifteen days written notice of such non-compliance;

(c) we breach any of our obligations under the Securities Purchase Agreement or the Registration Rights Agreement and the breach is not cured by us within fifteen days after our receipt of written notice of such breach;

(d) we or any of our subsidiaries become bankrupt or insolvent;

(e) we breach any of our obligations under any other debt or credit agreements involving an amount exceeding $150,000, unless the breach is cured by us within fifteen days and the breach is waived by the other party to the debt or credit agreement;

(f) we agree to sell or dispose of more than 33% of our assets in one or more transactions, or we agree to redeem or repurchase more than an insignificant number of shares of our outstanding common stock or any other equity securities of our company; or

(g) we fail to issue shares of our common stock to the holder within five trading days of the conversion date specified in any conversion notice delivered in respect of a convertible debenture by the holder.

If an event of default occurs, the holder of a convertible debenture can elect to require us to immediately repay a mandatory prepayment amount equal to the greater of:

(i) 120% of the principal amount of the debenture, plus all accrued and unpaid interest and any other amounts outstanding in respect of the debenture; or

(ii) 120% of the principal amount of the debenture, plus all accrued and unpaid interest and any other amounts outstanding in respect of the debenture, divided by the conversion price of the debenture, and multiplied by the greater of (A) the last reported closing bid price for our common stock on the date on which the payment is due or (B) the last reported closing bid price for our common stock on the date on which the payment actually paid.

WARRANTS

Warrants Issued to Holders of the Convertible Debentures

On May 19, 2003, we issued warrants to the four purchasers of the convertible debentures pursuant to Rule 506 of Regulation D under the Securities Act of 1933. Under the Securities Purchase Agreement, each purchaser of convertible debentures received a warrant to purchase that number of shares of our common stock equal to 50% of the aggregate principal amount of all convertible debentures issued and issuable to such purchaser upon the closing of the first, second and third tranches of the private placement divided by $0.13. Warrants to purchase an aggregate of 10,769,231 shares of our common stock have been issued to the purchasers of the convertible debentures.

Each warrant is exercisable at any time during the five-year period ending on May 19, 2008, at an exercise price of $0.2645 per shares (being equal to 115% of $0.23 per share, the last reported closing bid price of our common stock on May 14, 2003).

If at any time after May 19, 2004, there is no effective registration statement registering the resale of the shares of our common stock issued or issuable upon exercise of the warrants, the holder of a warrant may effect a cashless exercise. In the event of a cashless exercise of a warrant, the holder would receive a number of shares of our common stock determined with reference to a formula which would take into account the number of shares that the holder of the warrant would otherwise be entitled to purchase under the warrant, as well as the value of the warrants determined with reference to the difference between the closing bid price of our common stock on the trading day preceding the cashless exercise election and the exercise price of the warrant. The number of shares that the holder would be entitled to receive upon a cashless exercise would be equal to the quotient obtained by dividing [(A-B) (X)] by (A), where (A) shall be equal to the closing bid price of our common stock on the trading date preceding the date of the cashless exercise election; (B) shall be equal to the exercise price of the warrant; and (X) shall be equal to the number of shares issuable upon exercise of the warrants in accordance with its terms.

If the original holder of a warrant, or its successor or assignee, defaults on its obligation to purchase the additional convertible debentures that the holder has agreed to purchase upon the closing of the second and third tranches of the private placement, the number of shares issuable upon exercise of the warrant will be reduced. Such reduction in the number of shares will be determined by multiplying the number of shares otherwise issuable under the warrant by a fraction, the numerator of which will be the aggregate principal amount of the debentures that the original holder has agreed, but failed, to purchase, and the denominator of which shall be the aggregate principal amount of all of the convertible debentures that the original holder has agreed to purchase.

The warrants contain customary anti-dilution provisions that provide for, among other things, certain adjustments to the number and kind of securities purchasable upon exercise of the warrants, and to the exercise price, upon the occurrence of certain events such as a reclassification, split or reverse split (consolidation) or other reorganisation of our share capital, or the declaration of a stock dividend.

Each warrant contains a contractual restriction on beneficial share ownership. It provides that the holder may not exercise the warrant to the extent that such exercise would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. For these purposes, beneficial ownership is to be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

Warrants Issued to HPC Capital Advisors

On May 15, 2003, we issued to HPC Capital Advisors, a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a warrant to purchase up to 112,000 shares of our common stock, exercisable at any time during the five-year period ending on May 15, 2008, at an exercise price of $0.13 per share. We also issued to HPC Capital Advisors a warrant to purchase up to 14,000 shares of our common stock exercisable at any time until May 15, 2008 at an exercise price of $0.10 per share. We issued these warrants pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of placement fees: (a) with reference to the warrant to purchase up to 112,000 shares of common stock, in connection with the private placement of the convertible debentures; and (b) with reference to the warrant to purchase up to 14,000 shares of our common stock, in connection with a private placement of 3,500,000 units (each consisting of one common share and one-half of a non-transferable share purchase warrant), issued on March 31, 2003 at a price of $0.10 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933.

HPC Capital Advisors may at any time effect a cashless exercise of the warrants. In the event of a cashless exercise, HPC Capital Advisors would receive a number of shares of our common stock determined with reference to a formula which would take into account the number of shares that HPC Capital Advisors would otherwise be entitled to purchase under the warrant, as well as the value of the warrant determined with reference to the difference between the closing bid price of our common stock on the trading day preceding the cashless exercise election and the exercise price of the warrant. The number of shares that HPC Capital Advisors would be entitled to receive upon a cashless exercise would be equal to the quotient obtained by dividing [(A-B) (X)] by (A), where (A) shall be equal to the closing bid price of our common stock on the trading date preceding the date of the cashless exercise election; (B) shall be equal to the exercise price of the warrant; and (X) shall be equal to the number of shares issuable upon exercise of the warrants in accordance with its terms.

If the original holder of a convertible debenture, or its successor or assignee, defaults on its obligation to purchase the additional convertible debentures that it has agreed to purchase upon the closing of the second and third tranches of the private placement, the number of shares issuable to HPC Capital Advisors upon exercise of the warrant to purchase 112,000 shares of common stock will be reduced. Such reduction in the number of shares will be at the rate of 40,000 shares for every $1,000,000 in principal amount of debentures that are not closed, and shall be determined by multiplying 40,000 shares by a fraction, the numerator of which will be the aggregate principal amount of the debentures that the convertible debenture holder has agreed, but failed, to purchase, and the denominator of which shall be $1,000,000.

The warrant contains customary anti-dilution provisions that provide for, among other things, certain adjustments to the number and kind of securities purchasable upon exercise of the warrant, and to the exercise price, upon the occurrence of certain events such as a reclassification, split or reverse split (consolidation) or other reorganisation of our share capital, or the declaration of a stock dividend.

The warrants contain a contractual restriction on beneficial share ownership. It provides that the holder may not exercise the warrants to the extent that such exercise would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. For these purposes, beneficial ownership is to be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

Warrants Issued to Dunwoody Brokerage Services, Inc.

On May 15, 2003, we issued to Dunwoody Brokerage Services, Inc., a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a warrant to purchase up to 100,000 shares of our common stock, exercisable at any time during the five-year period ending on May 15, 2008, at an exercise price of $0.135 per share. We issued these warrants pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of a placement fee in connection with the private placement of the convertible debentures.

If at any time after May 15, 2004, there is no effective registration statement registering the resale of the shares of our common stock issued or issuable upon exercise of the warrant, Dunwoody Brokerage Services may effect a cashless exercise. In the event of a cashless exercise of the warrant, Dunwoody Brokerage Services would receive a number of shares of our common stock determined with reference to a formula which would take into account the number of shares that Dunwoody Brokerage Services would otherwise be entitled to purchase under the warrant, as well as the value of the warrants determined with reference to the difference between the closing bid price of our common stock on the trading day preceding the cashless exercise election and the exercise price of the warrant. The number of shares that Dunwoody Brokerage Services would be entitled to receive upon a cashless exercise would be equal to the quotient obtained by dividing [(A-B) (X)] by (A), where (A) shall be equal to the closing bid price of our common stock on the trading date preceding the date of the cashless exercise election; (B) shall be equal to the exercise price of the warrant; and (X) shall be equal to the number of shares issuable upon exercise of the warrants in accordance with its terms.

The warrant contains customary anti-dilution provisions that provide for, among other things, certain adjustments to the number and kind of securities purchasable upon exercise of the warrant, and to the exercise price, upon the occurrence of certain events such as a reclassification, split or reverse split (consolidation) or other reorganisation of our share capital, or the declaration of a stock dividend.

Warrants Issued to Impact Capital Partners Limited.

On May 27, 2003, we issued to Impact Capital Partners Limited, a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, warrants to purchase up to an aggregate of 168,325 shares of our common stock, exercisable at any time during the five-year period ending on May 27, 2008, at exercise prices of: (a) with respect to 23,881 warrants, $0.74 per share; (b) with respect to 44,444 warrants, $0.40 per share; and (c) with respect to 100,000 warrants, $0.22 per share. We issued these warrants pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of a placement fee in connection with a private placement of senior redeemable convertible debentures issued to Cornell Capital Partners, LP and the issuance of a short-term secured promissory note to Cornell Capital Partners, L.P.

Impact Capital may at any time effect a cashless exercise of the warrants. In the event of a cashless exercise, Impact Capital would receive a number of shares of our common stock determined with reference to a formula which would take into account the number of shares that Impact Capital would otherwise be entitled to purchase under the warrant, as well as the value of the warrant determined with reference to the difference between the closing bid price of our common stock on the trading day preceding the cashless exercise election and the exercise price of the warrant. The number of shares that Impact Capital would be entitled to receive upon a cashless exercise would be equal to the quotient obtained by dividing [(A-B) (X)] by (A), where (A) shall be equal to the closing bid price of our common stock on the trading date preceding the date of the cashless exercise election; (B) shall be equal to the exercise price of the warrant; and (X) shall be equal to the number of shares issuable upon exercise of the warrants in accordance with its terms.

The warrants contain customary anti-dilution provisions that provide for, among other things, certain adjustments to the number and kind of securities purchasable upon exercise of the warrants, and to the exercise price, upon the occurrence of certain events such as a reclassification, split or reverse split (consolidation) or other reorganisation of our share capital, or the declaration of a stock dividend.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
John Bolegoh	Director	58	Director since December 2, 1993.
William Cronin	Director	55	Director since June 7, 2001.
Martin Gannon	Director	50	Director since February 3, 2003
Robert Rudman	Director, President, CEO and Chairman	55	Director since September 22, 1993, President and CEO since January 19, 1996, and Chairman since June 4, 1999.
Allan Kozak	Director, Chief Operating Officer	53	Director since November 20, 2002, and Chief Operating Officer since May 1, 2002.
Jeff Finkelstein	Chief Financial Officer	42	Chief Financial Officer since October 23, 2002.
Erwin Bartz	Director of Technical Operations	41	Vice President of Business Development since January 3, 2001.
Shawn Lammers	Vice President, Engineering	35	Vice President, Engineering since January 1, 1997.

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

John Bolegoh:

Mr. Bolegoh has held a number of positions with our company, and, until his recent appointment as our Commercial Product Manager, has served as our Technical Support Manager since August 1, 1999. Mr. Bolegoh has served as a director since 1993. Mr. Bolegoh has an extensive background in tire product engineering, including twenty years with Michelin Technical Services Canada Limited in positions of increasing responsibility. Mr. Bolegoh joined our company in 1991. His responsibilities include defining necessary product capabilities and designs for entering various markets; establishing contacts to promote awareness of our technologies; locating and exploring business possibilities with potential distributors; and providing customer relations, problem solving, training and sales assistance.

William Cronin:

Mr. Cronin has been a director since June, 2001 and previously served as a director from November 17, 1995 to April 25, 1998. Since 1986, Mr. Cronin has been the owner of Madison Financial Services, a registered investment adviser firm located in Madison, Connecticut, specializing in tax, pension investing planning strategies and portfolio management.

Martin Gannon

Mr. Gannon joined our company as a director on February 3, 2003. Mr. Gannon has been a Certified Public Accountant since 1973. He has been a partner and the vice president of the accounting firm of Barron Gannon & Co., P.C. since 1982. In his advisory role to his clientele, he has assisted companies from their inception to maturity.

Robert Rudman:

Mr. Rudman has been a director since September, 1993. Mr. Rudman joined our company in March, 1993 as the Chief Financial Officer after serving as an independent financial consultant for several months. He was appointed Chief Executive Officer of our company on January 19, 1996, and served as President from January 19, 1996 to June 4, 1999, when he was appointed Chairman of the Board. Mr. Rudman was reappointed President of our company effective April 1, 2000. He is a Chartered Accountant with 15 years of experience assisting public companies listed primarily on the Vancouver Stock Exchange (now the TSX Venture Exchange). Prior to joining our company, Mr. Rudman was manager of a California-based sales contract financing firm. Previously, he was a partner in a consulting firm providing professional assistance to publicly traded companies. Mr. Rudman became a Chartered Accountant in 1974 and worked with Laventhol & Horwath and Price Waterhouse & Co. in Winnipeg, Manitoba.

Jeff Finkelstein

Mr. Finkelstein is a Chartered Accountant, who has been acting Chief Financial Officer of our company since May 17, 2002. He was formally appointed as our Chief Financial Officer on October 23, 2002. He has served as our controller since February 22, 1999. From 1996 to 1999, he served as controller of Golden Knight Resources Inc., a Toronto Stock Exchange listed public company, and Silver Standard Resources, a Nasdaq listed public company. From 1993 to 1995, he served as controller of a private distribution company after eight years as a public accountant.

Erwin Bartz

Mr. Bartz has recently been appointed Vice President of Business Development. He has overall responsibility for defining product strategies and roadmaps as well as developing strategic alliances. He was formally our Director, Technical Operations since January 2001 with responsibility for overall technical operations including engineering and manufacturing. Mr. Bartz is a Professional Engineer with 19 years of engineering experience. Prior to joining our company, Mr. Bartz spent ten years as Manager of Engineering and Manufacturing at Finning (Canada), the Caterpillar dealer for British Columbia, Alberta, United Kingdom and Chile, with corporate responsibility for engineering, product review, heavy manufacturing and new equipment preparation. Previously, he held the Engineering Manager role at Weldco Beales, a custom attachment manufacturer for the mobile equipment market, and also worked as a design engineer for the Chapman Industries, a Hitachi distributor and general manufacturer of purpose-built machinery and equipment.

Allan Kozak:

Mr. Kozak joined us as Chief Operating Officer on May 1, 2002. He was subsequently appointed to our board of directors on November 20, 2002. Mr. Kozak is a seasoned executive with strong operational management and business development experience in fast-paced, high growth, technology companies. From May 2000 to April 2001, Mr. Kozak was the President and founder of Siwash Ventures where he assembled an advisory board of senior executives from the Vancouver area to analyze and recommend investment and business development strategies to technology companies. From 1992 to 1998 he held the position of President with Digital Courier International, Inc., an industry extranet that networked over 7,000 radio stations, 1500 advertising and 400 production facilities. In 1998 when the company sold its assets and technology to Digital Generations Systems Inc., he held the position of VP, Marketing and Business Development for two years.

Shawn Lammers:

Mr. Lammers has been with our company since its inception. He currently serves as the Vice President Engineering and is responsible for the development of the patented remote sensing technology utilized in SmarTire's products. He has been the chief engineer in respect to the design, development and production of our passenger car tire monitoring system, the commercial vehicle tire monitoring system and the industrial equipment tire monitoring systems. He has developed software for MS-DOS, Windows, UNIX Workstations and Amiga platforms.

Family Relationships

There are no family relationships between any of our company's directors or executive officers.

Involvement In Certain Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of May 30, 2003, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
John Bolegoh 5571 Moncton Street Richmond, BC V7E 3B2	67,104(2)	0.20%
William Cronin 180 Concord Drive Madison, Connecticut, USA 06443	185,996(3)	0.55%
Martin Gannon 1275 Post Road Fairfield, Connecticut, USA 06824	34,9504)	0.10%
Robert Rudman #40 - 5740 Garrison Road Richmond, BC V7C 5E7	476,667(5)	1.39%
Allan Kozak 25841 116 Avenue Maple Ridge, BC V4R 1Z6	145,000(6)	0.43%
Jeff Finkelstein 3460 Regent Street Richmond, BC V7E 2N1	63,501(7)	0.19%
Erwin Bartz 21 Arrow-Wood Place Port Moody, BC V3H 4E9	116,667(8)	0.34%
Shawn Lammers 3460 Regent Street Richmond, BC V7E 2N1	102,218(9)	0.30%
Directors and Executive Officers as a Group	1,192,103 common shares (10)	3.41%
Marcello Cipriani Via Buonarroti 16 Milan 20143 Italy	2,554,795(11)	7.14%
Bank Julius Baer & Co. Ltd. Bahnhofstrasse 36 8010 Zurich, Switzerland	1,850,000(12)	5.33%
Palisades Master Fund, L.P. Citco Building Wickhams Cay P.O. Box 662 Road Town Tortola	11,176,904 (13)	24.89%(17)
Alpha Capital AG Lettstrasse 32 Furstentum 9490 Vaduz, Liechtenstein	13,537,706(14)	28.64%(17)
Crescent International Ltd. 84, Avenue Louis-Casai CH 1216 Cointrin, Geneva Switzerland	6,914,687(15)	17.67%(17)
Goldplate Investment Partners 515 Ave I Brooklyn, New York 11219	3,609,781(16)	9.67%(17)

(1) Based on 33,724,963 shares of common stock issued and outstanding as of May 30, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2) Includes 12,990 shares of common stock owned by Mr. Bolegoh's wife and children. Mr. Bolegoh has sole voting and dispositive power over such shares but disclaims beneficial ownership of such shares. Also includes stock options to purchase 30,500 shares of common stock exercisable within sixty days.

(3) Includes options to acquire up to 98,750 shares of common stock, exercisable within sixty days.

(4) Includes options to acquire up to 25,050 shares of common stock, exercisable within sixty days.

(5) Includes 10,257 shares of common stock owned by Mr. Rudman's wife. Mr. Rudman has sole voting and dispositive power over such shares. Includes options to acquire up to 445,000 shares of common stock, exercisable within sixty days.

(6) Consists of options to acquire up to 145,000 shares of common stock, exercisable within 60 days.

(7) Includes options to acquire 57,751 shares of common stock, exercisable within 60 days.

(8) Consists of options to acquire up to 116,667 shares of common stock, exercisable within 60 days.

(9) Includes options to acquire up to 100,699 shares of common stock, exercisable within 60 days.

(10) Includes option to acquire 1,019,418 shares of common stock, exercisable within 60 days.

(11) Includes warrants to purchase an aggregate of 1,000,000 shares of common stock exercisable within 60 days.

(12) Includes warrants to purchase an aggregate of 1,000,000 shares of common stock exercisable within 60 days.

(13) Comprised of common stock issuable pursuant to the following rights to acquire shares of our common stock: (a) rights to acquire up to 6,636,308 shares of common stock upon conversion of, or in payment of interest under, 7% convertible debentures; and (b) warrants to purchase an aggregate of 4,540,596 shares of common stock exercisable within 60 days. A convertible debenture in the principal amount of $275,000 was issued to Palisades Master Fund effective as of the closing of the first tranche on May 19, 2003. It is assumed for the purposes of this table that Palisades Master Fund will purchase a second convertible debenture in the principal amount of $275,000 on June 3, 2003 and a third convertible debenture in the principal amount of $305,555 on August 1, 2003, and further that Palisades Master Fund will fully convert the aggregate principal and interest on such convertible debentures on August 1, 2003 at a conversion price of $0.13 per share. In addition, any contractual or other restriction on the number of securities that the stockholder may own at any point in time have been disregarded.

(14) Comprised of common stock issuable pursuant to the following rights to acquire shares of our common stock: (a) rights to acquire up to 9,050,525 shares of common stock upon conversion of, or in payment of interest under, 7% convertible debentures; and (b) warrants to purchase an aggregate of 4,487,181 shares of common stock exercisable within 60 days. A convertible debenture in the principal amount of $375,000 was issued to Alpha Capital effective as of the closing of the first tranche on May 19, 2003. It is assumed for the purposes of this table that Alpha Capital will purchase a second convertible debenture in the principal amount of $375,000 on June 3, 2003 and a third convertible debenture in the principal amount of $416,667 on August 1, 2003, and further that Alpha Capital will fully convert the aggregate principal and interest on such convertible debentures as at August 1, 2003 at a conversion price of $0.13 per share. In addition, any contractual or other restriction on the number of securities that the stockholder may own at any point in time have been disregarded.

(15) Comprised of 1,500,000 shares of common stock held by Crescent International as at May 30, 2003 plus common stock issuable pursuant to the following rights to acquire shares of our common stock: (a) rights to acquire up to 3,619,814 shares of common stock upon conversion of, or in payment of interest under, 7% convertible debentures; and (b) warrants to purchase an aggregate of 1,794,873 shares of common stock exercisable within 60 days. A convertible debenture in the principal amount of $150,000 was issued to Crescent International effective as of the closing of the first tranche on May 19, 2003. It is assumed for the purposes of this table that Crescent International will purchase a second convertible debenture in the principal amount of $150,000 on June 3, 2003 and a third convertible debenture in the principal amount of $166,667 on August 1, 2003, and further that Crescent International will fully convert the aggregate principal and interest on such convertible debentures as at August 1, 2003 at a conversion price of $0.13 per share. In addition, any contractual or other restriction on the number of securities that the stockholder may own at any point in time have been disregarded.

(16) Comprised of common stock issuable pursuant to the following rights to acquire shares of our common stock: (a) rights to acquire up to 2,413,200 shares of common stock upon conversion of, or in payment of interest under, 7% convertible debentures; and (b) warrants to purchase an aggregate of 1,196,581 shares of common stock exercisable within 60 days. A convertible debenture in the principal amount of $100,000 was issued to Goldplate Investment Partners effective as of the closing of the first tranche on May 19, 2003. It is assumed for the purposes of this table that Goldplate Investment Partners will purchase a second convertible debenture in the principal amount of $100,000 on June 3 2003 and a third convertible debenture in the principal amount of $111,111 on August 1, 2003, and further that Goldplate Investment Partners will fully convert the aggregate principal and interest on such convertible debentures as at August 1, 2003 at a conversion price of $0.13 per share. In addition, any contractual or other restriction on the number of securities that the stockholder may own at any point in time have been disregarded.

(17) Each of the convertible debentures and the share purchase warrants contains a contractual restriction on beneficial share ownership. It provides that the holder may not convert the convertible debenture, receive shares of our common stock as payment of interest under the convertible debenture, or exercise the warrant, to the extent that the conversion of the debenture, the receipt of the interest payment or the exercise of the warrants, as the case may be, would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. For these purposes, beneficial ownership is to be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. For the purposes of this table, this contractual restriction on the number of securities the named stockholder may own at any point in time has been disregarded.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of SmarTire, other than the conversion of our outstanding convertible debentures in certain circumstances.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock without par value, and 20,000 shares of preferred stock with a par value of CDN$1,000 per share. As of May 30, 2003, there are 33,724,963 shares of our common stock issued and outstanding. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of SmarTire, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For the foreseeable future, our common stock will most likely continue to be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholder was passed upon by the law firm of Clark, Wilson, British Columbia, Canada.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

Our consolidated financial statements as at July 31, 2002 and 2001 for each of the years in the three-year period ended July 31, 2002 filed with this prospectus and registration statement have been audited by KPMG LLP, independent chartered accountants, as set forth in their report accompanying the consolidated financial statements and are included herein in reliance upon the report, and upon the authority of the firm as experts in accounting and auditing. The audit report covering the July 31, 2002 consolidated financial statements includes additional comments for United States readers that states that conditions and events exist that cast substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Bylaw, subject to the Business Corporations Act (Yukon Territory) and subject to court approval in certain circumstances, we must indemnify:

(a) each of our current or former directors and officers,

(b) any person who acts or has acted at our request as a director or officer of a corporation of which we are or were a shareholder or creditor, and

(c) any such indemnified person's heirs and legal representatives,

against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of serving or having served as a director or officer of our company or such corporation, if: (i) he or she acted honestly and in good faith with a view to the best interests of our company; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Section 126 of the Business Corporations Act (Yukon Territory) provides that, in any event, any of the foregoing persons is entitled to be indemnified by us in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of our company or a corporation of which we are or were a shareholder or creditor, if he or she: (a) was substantially successful on the merits in his or her defence of the action or proceeding; (b) is fairly and reasonably entitled to indemnity, (c) acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF BUSINESS

General Overview

We are engaged in developing and marketing technically advanced tire monitoring systems designed for improved vehicle safety, performance, reliability and fuel efficiency. We currently earn revenues primarily from the sale of tire monitoring systems for passenger cars. Our corporate offices are located at #150 - 13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1. Our telephone number is (604) 276-9884.

We carry on business directly and through our three wholly owned subsidiaries: SmarTire USA Inc., SmarTire (Europe) Limited and SmarTire Technologies Inc. SmarTire Technologies Inc., formerly Delta Transportation Products Ltd., was incorporated under the laws of British Columbia on August 27, 1987, and is the original developer of our patented technology. SmarTire USA Inc. was incorporated under the laws of Delaware in May of 1997 as the exclusive marketing agency for our company in North America. SmarTire (Europe) Limited was incorporated in the United Kingdom on February 25, 1998 as our exclusive sales and distribution operation for Europe. SmarTire (Europe)'s head office is located at Park 34, Southmead Industrial Park, Didcot, Oxfordshire, England, OX11 7WB.

We are a "foreign private issuer", as such term is defined in Rule 3b-4 under the Securities Exchange Act of 1934. However, we have elected to file with the Securities and Exchange Commission the same reports that a domestic registrant would be required to file under section 13(a) of the Securities Exchange Act of 1934.

Corporate History

We were incorporated under the laws of the Province of British Columbia as TTC/Truck Tech Corp. on September 8, 1987. We were formed to develop and market remote data sensing, transmission and processing products incorporating patented technologies to satisfy emerging market requirements in the transportation industry.

Our company was continued under the Business Corporations Act (Yukon Territory) effective February 6, 2003. As a result, our Memorandum and Articles which constituted our constating documents while we were a British Columbia company have been superseded and replaced by Articles of Continuance filed with the Yukon Registrar of Corporations under section 190 of the Business Corporations Act (Yukon Territory) and By-law No. 1, being a by-law adopted by our board of directors relating generally to the transaction of the business and affairs of our company. Our continuance as a Yukon corporation was approved by special resolution adopted by our shareholders at the annual general meeting held on December 12, 2002.

On July 29, 1988, we acquired all of the issued and outstanding shares of Delta Transportation Products Ltd., and subsequently caused it to change its name to SmarTire Technologies Inc. effective June 3, 1998. Our initial product, based on technology developed by Delta Transportation Products Ltd., consisted of a wireless tire pressure monitoring system designed for large ore hauling trucks and wheeled loaders that are utilized in the mining industry.

We completed our initial public offering on the Vancouver Stock Exchange (now the TSX Venture Exchange) on September 11, 1989. On April 13, 1995, we changed our name to UniComm Signal Inc. On December 24, 1997, we changed our name to SmarTire Systems Inc. and effected a reverse stock split pursuant to which our common stock was consolidated on a 1 for 8 basis. On December 16, 1998, our common stock commenced trading on the Nasdaq Small Cap Market. On March 12, 1999, we voluntarily delisted our common stock from trading on the Vancouver Stock Exchange.

On December 6, 1996, we acquired the Low Tire Pressure Warning Division of EPIC Technologies, Inc. of Norwalk, Ohio. The assets that we acquired from EPIC included specialized testing equipment, patents and certain contractual rights, including the rights under a production program that EPIC had established with Ford Motor Company. Under that production program, the Low Tire Pressure Warning System that we acquired from EPIC was offered by Ford as an option on Lincoln Continentals until the end of December 2001.

Our acquisition of EPIC's Low Tire Pressure Warning Division accelerated our entry into the passenger car market. Recognizing the emerging demand for tire monitoring products in passenger cars and light trucks, we modified the new car version of the technology that we had acquired from EPIC for use in existing vehicles. This product was launched into the automotive aftermarket in June 1997 to support the market introduction of run-flat tires. Automotive aftermarket products are essentially sold as optional add-on products for automobiles, and are produced by third-party suppliers such as our company. The aftermarket consists of retailers, including tire retailers, automotive electronic stores and accessory shops, which sell products directly to consumers. Aftermarket products are distinguishable from original equipment manufacturer - or so-called "OEM" - products which are sold as options offered directly by or through the manufacturer of the automobile. Original equipment manufacturer products may be produced by third party suppliers as well, but are sold to automobile manufacturers rather than to end-users. The Low Tire Pressure Warning System that we supplied to Ford for use on Lincoln Continentals is an example of an original equipment manufacturer product.

Goodyear, Michelin and Bridgestone/Firestone approved the Company's first generation tire monitoring system for sale with run-flat or extended mobility tires. Run-flat tires allow drivers to drive up to 50 miles on a tire that has lost all of its air pressure. These tires perform so well without any air pressure that an approved tire monitoring system is required with the purchase of each set. Otherwise the operator may unknowingly drive on the tire until it fails or is no longer repairable. Tire monitoring systems for both run-flat and conventional tires are distributed as aftermarket products primarily through independent tire dealers and distributors and automobile service centers.

Our acquisition of EPIC's Low Tire Pressure Warning Division also facilitated our entry into the motorsport market. Originally developed by EPIC and Penske Racing, our motorsport tire monitoring system is distributed exclusively by Pi Research of Cambridge, England. It is widely used by Indy racing teams. We do not anticipate further sales of the current version of our motorsport tire monitoring system to Pi Research as they now manufacture this product themselves.

On April 20, 1998, we established a strategic alliance with TRW Inc., a large U.S.-based automotive parts supplier. The strategic alliance was founded on four agreements between the parties: an Equity Agreement, a Cooperation Engineering Agreement, an Original Equipment Manufacturer License Agreement and a Manufacturing Agreement. The agreements provided for joint engineering and development activities between the parties, and TRW was granted exclusive marketing and distribution rights for some of the Company's products. In addition, TRW had exclusive rights in the original equipment market for any tire monitoring products that it developed jointly with us, and we had exclusive rights in the automotive aftermarket.

Effective August 31, 2001, we restructured our strategic alliance with TRW. As a result of the restructuring, most of the agreements that we had entered into with TRW in 1998 were cancelled; however, TRW retained its equity position in our company. By ending our collaboration with TRW in product development, and by providing that neither we nor TRW will have exclusive rights to any products, the restructuring effectively provided us with immediate access to all levels of the global automotive and transportation industries.

During May 2002 we entered into a non-binding Memorandum of Understanding with Visteon Corporation to develop and market tire monitoring solutions for the original equipment manufacturers market. Visteon is a global supplier of products to the automotive industry whose shares are listed for trading on the New York Stock Exchange. Our Memorandum of Understanding matured into a formal agreement dated December 10, 2002 which contemplates collaboration between our company and Visteon to develop and market more advanced tire monitoring systems for passenger vehicles and light trucks, and to jointly explore other opportunities for tire monitoring products such as the commercial vehicle market. Under the agreement, we have also granted Visteon rights to manufacture some of our products.

On September 24, 2002, we and Pirelli Pneumatici signed a Supply Agreement for tire monitoring systems that measure pressure and temperature of car, truck and motorcycle tires. The tire monitoring systems are produced and tested by our company, and will be marketed and sold by Pirelli under the name X-PressureTM. The systems will go on sale by the end of 2002 through Pirelli's tire distribution channels in Italy, Germany, United Kingdom, Spain and Switzerland. During October 2002, we made our first shipment to Pirelli under the Supply Agreement.

In December 2002, we entered into an eight-year supply commitment letter for tire pressure monitoring systems to be offered as part of the original equipment manufacturer package on certain vehicles produced by Aston Martin. We are committed to supply the systems in response to purchase orders submitted by Aston Martin from time to time.

We completed the development and launch of our second-generation tire pressure monitoring system for the passenger car and light truck market during the fiscal year ended July 31, 2001, and launched a tire pressure monitoring system for motorcycles during the quarter ended October 31, 2002. We are also continuing the development of systems for the commercial, industrial and recreational vehicle markets. We anticipate that systems for these markets will be ready for sale later in 2003.

On February 6, 2003, we signed an agreement with Hyundai Autonet Company, Ltd., an established Korean automotive electronics supplier. Under this Agreement, we and Hyundai Autonet will co-develop, manufacture and distribute tire monitoring products to Hyundai Autonet original equipment vehicle manufacturers and the automotive aftermarket in Korea. The agreement includes a US$300,000 contribution from Hyundai Autonet for engineering changes to modify our products for the Korean market and the development of technology required to meet specific needs of the Korean marketplace. We expect to receive an ongoing revenue stream through the sales of proprietary components to Hyundai Autonet beginning in early 2004.

Government Regulations

Our products are subject to regulation by the government agencies responsible for radio frequencies in each country that our tire pressure monitoring systems will be sold. For example, in the United States approval must be received from the Federal Communications Commission for each product. Some countries require additional governmental approvals in certain circumstances. For example, in the United Kingdom, all electronic equipment to be installed in emergency and police vehicles must be approved by the Vehicle Installation Development Group, a governmental body. And, as a practical matter, certain non-governmental approvals may be necessary for market acceptance of our products in certain countries. For example, the approval of TÜV (an independent testing company) is considered necessary to market our tire pressure monitoring system in Germany.

We believe that we have all of the necessary governmental approvals for our current tire pressure monitoring systems in our intended market countries. As each new tire pressure monitoring product is introduced to the market, we intend to apply for the necessary approvals.

In the fiscal year ended July 31, 2001, the United States Government enacted the Transportation Recall Enhancement Accountability and Documentation Act of 2000, which is commonly known as the TREAD Act. The TREAD Act was implemented to address perceived safety concerns resulting from poor tire maintenance, tread separation and tire blowouts. The TREAD Act, among other things, requires that the National Highway Traffic Safety Administration develop rules and regulations which require all new passenger cars, light trucks and multipurpose passenger vans sold after November 1, 2003 to have tire monitoring systems installed as standard equipment. The tire monitoring systems must be capable of warning drivers if a tire is significantly under-inflated. The regulation was to be finalized in November 2001 for implementation in 2003.

In July 2001, the National Highway Traffic Safety Administration published and circulated a Notice of Proposed Rule Making which included provisions related to the tire monitoring requirements of the TREAD Act. The Notice of Proposed Rule Making outlined the parameters of systems that the National Highway Traffic Safety Administration would consider compliant with the legislation and the proposed periods for complying with the regulations. Two forms of tire monitoring technologies were to be considered:

1) Direct tire monitoring technologies are based on dedicated sensor / transmitters located within the cavity of the tire that are usually mounted on the wheel. The transmitter monitors and measures contained air pressure and temperature within each tire and transmits this information to a receiver located in or around the instrument panel of the vehicle. Our products are an example of a direct system.

2) Indirect tire monitoring technologies typically work with the vehicle's anti-lock brake system. Most indirect tire pressure monitoring systems compare each wheel's rotational speed with the rotational speed of other wheels. If one tire becomes significantly under-inflated while the others remain at proper pressure, the indirect system eventually detects the problem because that wheel's rotational speed is on average slightly higher than that of other wheels.

In the Notice of Proposed Rule Making, the National Highway Traffic Safety Administration concluded that direct measurement systems have major advantages over indirect systems as they:

    actually measure the pressure in each tire and can detect when any tire or combination of tires is under-inflated, including when all tires are under-inflated, operate while the vehicle is stationary,
    are highly accurate and can detect small pressure losses, some even as low as 1 pound per square inch, provide full time monitoring even when the vehicle is driven on bumpy roads, has mismatched tires or has a tire out of balance or alignment, do not need substantial time to calibrate the system and reduce the very real possibility for human error, and can tell the operator which tire is under-inflated.

On May 31, 2002, the National Highway Traffic Safety Administration issued part one of a two-part final ruling. Part one establishes a new Federal Motor Vehicle Safety Standard that requires tire pressure monitoring systems be installed in passenger vehicles and light trucks to warn the driver when a tire is below specified pressure levels. During the first year of the implementation schedule, beginning November 1, 2003, at least 10% of each auto manufacturer's total production must be equipped with tire pressure monitoring systems. This requirement increases to 35% during the second year, 65% by the third and 100% after October 31, 2006.

There are two compliance options that will apply during the period from November 1, 2003 to October 31, 2006. Under the first compliance option, a vehicle's tire pressure monitoring system must alert the driver if one or more tires, up to four tires, is 25% or more under-inflated. Under the second compliance option, a vehicle's tire pressure monitoring system must alert the driver if any of the vehicle's tires is 30% or more under-inflated. The second compliance option was adopted by the National Highway Traffic Safety Administration because indirect tire pressure monitoring systems are currently not capable of meeting the stricter four-tire, 25% requirement under the first compliance option, and it was deemed appropriate to permit manufacturers to continue to use current indirect tire pressure monitoring systems while they work to improve those systems.

Our direct measurement tire pressure monitoring system products meet the higher standards of the first compliance option. The National Highway Traffic Safety Administration has announced that it will be closely monitoring the performance of indirect measurement tire pressure monitoring systems under the second compliance option. The National Highway Traffic Safety Administration is expected to issue the second part of its final ruling on or before March 1, 2005, stating whether indirect tire pressure monitoring systems based on anti-lock brake systems can continue to be used after October 31, 2006.

With tire pressure monitoring system compliance standards and specifications now defined, our company's management believes that auto manufacturers must proceed with the granting of supply contracts in order to achieve the National Highway Traffic Safety Administration implementation schedule. We, together with our strategic partners such as Visteon, have developed a joint marketing program designed to exploit the significant product demand that is anticipated to be created by this ruling.

Although the superior performance of direct measurement tire pressure monitoring systems may give our products certain marketing advantages, indirect measurement tire pressure monitoring systems will likely benefit from the fact that they are the least expensive way of complying with the tire pressure monitoring system standard for vehicles already equipped with anti-lock brake systems. Moreover, it is likely that the performance of indirect measurement tire pressure monitoring systems will continue to improve, although it remains unclear whether they will improve to the point where they would be capable of meeting the standards of the first compliance option specified in part one of the National Highway Traffic Safety Administration's two-part final ruling.

Strategic Relationships

Our strategy includes the establishment of alliances to assist in the development and marketing of its products and technologies. Key strategic alliances include:

(a) Visteon Corporation

Pursuant to an Agreement dated December 10, 2002, we have agreed to collaborate with Visteon to develop and market more advanced tire monitoring systems for passenger vehicles and light trucks, and to jointly explore other opportunities for tire monitoring products.

(b) SensoNor ASA

In 1998, we, TRW and SensoNor developed an Application Specific Integrated Sensor for use in tire pressure monitoring systems. On December 15, 1999, we entered into a development and supply agreement with SensoNor, relating in part to the development of an Application Specific Integrated Sensor for commercial vehicle tire monitoring applications. SensoNor, based in Horten, Norway, is a producer of sensors for automotive applications.

We and SensoNor subsequently entered into an Application Specific Integrated Sensor Purchase and Supply Contract dated November 1, 2001, pursuant to which we agreed to pay to SensoNor a fee of $500,000 within 60 days of SensoNor issuing an invoice for that amount respecting certain non-recoverable engineering fees. We had the option of paying the $500,000 in our common shares at a discount price from the market but at no less than $2.00 per share. Subsequent to the date of the ASIS Agreement, we and SensoNor agreed that on certain conditions we would pay $500,000 in cash. On December 13, 2002, SensoNor delivered to us a notice of termination of the ASIS Agreement unless we paid the outstanding amount within 30 days.

We subsequently paid SensoNor $25,000 in cash, and prepaid $1,000 for orders that were not shipped. On May 7, 2003, we entered into a Memorandum of Agreement with SensoNor pursuant to which SensoNor has agreed to continue supplying us with the application-specific sensor, provided that we paid the balance of the $474,000 owing to SensoNor in accordance with the following payment schedule:

Date	Amount of Payment
June 1, 2003	$174,000
July 1, 2003	$50,000
August 1, 2003	$50,000
September 1, 2003	$50,000
October 1, 2003	$50,000
November 1, 2003	$50,000
December 1, 2003	$50,000

On May 28, 2003, we made the initial payment of $174,000 to SensoNor, due on June 1, 2003.

SensoNor has also agreed to negotiate the terms of a manufacture and supply contract for an upgraded application-specific sensor for incorporation into our products, to be entered into no later than September 30, 2003.

(c) Alligator Ventilfabrik GmbH

On December 10, 1999, we entered into an agreement to develop valve stem designs and tire monitoring electronic packaging for new market applications and new tire monitoring technologies with Alligator Ventilfabrik GmbH. Based in Giengen, Germany, Alligator Ventilfabrik GmbH is a producer of valve stems that allow the attachment of tire monitoring sensors inside the tire.

(d) Transense Technologies plc

On December 2, 1999, we entered into a licensing agreement with Transense Technologies of Oxfordshire, England, pursuant to which we were granted a non-exclusive, worldwide right to develop and market Transense's Surface Acoustic Wave technology for use in tire monitoring. Transense researches, develops and markets the use of its patented technology in the automotive industry.

Product Development

Our technology provides drivers with real time information regarding tire pressure and temperature changes. This information provides the consumer and commercial markets with improved vehicle safety, performance and fuel economy. Our products have been engineered and designed for universal application. The sensor / transmitter can be installed on virtually any tire and wheel combination. Each sensor / transmitter contains a custom Application Specific Integrated Sensor, and a receiver unit mounted in the vehicle provides an alarm indication with optional digital readout.

The custom Application Specific Integrated Sensor forms a single micro-electronic package containing pressure and temperature sensing elements and a digital logic state machine that functions as the brains of the sensor / transmitter. This chip is robust in design, optimizes battery life and provides various modes of sensing and communicating, which ensure faster transmission of data when problems occur. Packaged on a miniaturized circuit board with the Application Specific Integrated Sensor are various components and our radio frequency technology. The radio frequency technology transmits the data through the exterior of the tire and wheel.

Our company's products feature transmitter options providing different installation choices for various automotive applications. A strap-mounted transmitter attached to the wheel offers the most universal installation for a wide range of tire and wheel assemblies. A valve mounted transmitter attached to the base of the valve offers an adjustable, secure in-tire installation for specific wheel / rim profiles. Once installed, the sensor / transmitters do not require ongoing maintenance. The sensor / transmitters are coupled with modular options for in-vehicle display. We have developed three display options for the aftermarket (basic, integrated full function and remote full function) as well as telltale lights, switch blanks and digital displays for original equipment and port of entry applications.

We have recently developed original equipment manufacturer passenger car solutions to support the high level of demand that the our management anticipates from potential customers in this market sector. The original equipment manufacturer transmitter features a 50% size and weight reduction over our current second-generation transmitter, as well as innovative new mounting options including bonding directly to the rim as well as a more innovative valve mount approach. Product costs have been reduced to meet or exceed original equipment manufacturer price targets in high volume. We are targeting introduction of these products into the original equipment manufacturer market during the 2004 fiscal year. We are currently marketing our existing products to smaller original equipment manufacturers.

We have also developed and are currently marketing a motorcycle system solution. This solution features a weather resistant receiver, strap mounted transmitters and a dual light warning display. All testing has successfully been completed.

We are currently field testing a second-generation commercial vehicle tire monitoring system using a new high-pressure transmitter. The new commercial vehicle product is designed to handle tire pressure up to 150 pounds per square inch and is being designed for use on all trucks including Class 8 tractor-trailers. This high-pressure transmitter can also be used in recreational vehicle and motor home applications as well as in off-the-road heavy industrial applications. We are targeting completion of the commercial vehicle system and its introduction into the market during the 2003 calendar year.

We are also focusing on accelerating development of tire pressure monitoring system sensors that do not require batteries.

Marketing

Our subsidiaries, SmarTire USA and SmarTire (Europe), were established to market our products. SmarTire USA and SmarTire (Europe) were initially mandated to establish a distribution network for the automotive aftermarket. Another objective of establishing this network has been to train and certify dealers and retailers to install our products in vehicles.

As a result of the enactment of the TREAD Act and the restructuring of our strategic alliance with TRW, we have substantially changed our marketing strategy. We expect that, as tire monitoring becomes standard equipment for new passenger vehicles in the United States over the next few years, demand for tire monitoring systems as dealer installed options and aftermarket products will eventually decline. Our company's current strategy involves generating short-term revenue from products available to meet today's after market demand combined with the pursuit of original equipment manufacturer business.

With the implementation of the TREAD Act, we expect that demand for tire monitoring technology will be initiated by the big three United States automakers: General Motors, DaimlerChrysler and Ford. Some European automotive groups have already used tire monitoring as a means to add value and differentiate models. Due to the large volume of import vehicles to the United States, it is expected that the thirty different automakers in Europe plus the twelve from Asia will meet the TREAD Act requirements for North America. Adding tire monitoring to domestic European and Asian vehicles would trigger a much larger demand for tire monitoring than was anticipated prior to introduction of the TREAD Act.

Our marketing strategy will be to focus on sales for original equipment applications. In approaching the original equipment manufacturer market, we expect to position our company to be a key subcomponent supplier. We will pursue two levels of entry. The first will be the original equipment manufacturers themselves, while the second will be in conjunction with Visteon Corporation, a Tier One supplier of automotive parts. Tier One suppliers produce systems and subsystems for original equipment manufacturers. Given that there are already radio frequency based systems either on or available to most new car platforms, we do not expect to be competitive in placing receivers in new vehicles. However, we expect to capitalize on our sensor and radio frequency expertise to supply transmitters to original equipment manufacturers through our alliance with Visteon. We also hope to secure contracts with certain automobile manufacturers to provide fully-integrated tire monitoring solutions for selected automobile platforms.

While we expect that the greatest demand for tire monitoring in the United States will be at the original equipment manufacturer level for passenger vehicles and commercial vehicles, we will continue to market our products through installation at either the new car dealer or port-of-entry level. We refer to this opportunity as car accessory programs or motorcycle accessory programs. car accessory programs and motorcycle accessory programs may be used to provide an original equipment manufacturer quality product that is not installed at the factory. car accessory programs and motorcycle accessory programs opportunities also exist in Europe due to the number and diversity of automakers. We expect that car accessory programs and motorcycle accessory programs will provide a longer-term opportunity in Europe.

During the fiscal year ended July 31, 2001 we completed development of its second-generation products and released its line of products for sale into the aftermarket. In September 2002, we introduced our motorcycle tire monitoring system for sale into the aftermarket. The aftermarket opportunity currently consists of a niche market in the enthusiast and performance vehicle segment. To access this niche, we have worked to establish a wholesale distribution network in Europe, while in North America we have sought to work directly with major retail distributors.

Competition

As a whole, the tire monitoring industry is still in its early stages. There have been very few products available in the market. Tire monitoring products can generally be divided among two basic types, direct technology and indirect monitoring technologies. As described in the National Highway Traffic Safety Administration's report discussed in the "Government Regulations" section, direct tire monitoring, such as our company's products, currently provide substantial advantages over indirect monitoring technology. However, several of our competitors and potential competitors have long and established relationships with automobile manufacturers and original equipment manufacturer suppliers, which may make it difficult for us to compete in the original equipment manufacturer market. Additionally, automobile manufacturers may elect to develop their own systems to comply with the TREAD Act.

Our main competitors with respect to direct tire monitoring systems include the following:

    Schrader Bridgeport, claims to be the world's largest producer of tire valves and tire-pressure measurement equipment with over $140 million in annual sales. The tire monitoring system developed by Schrader has been used on Chevrolet Corvettes since 1996. The Schrader tire monitoring system is also used on the Plymouth Prowler. The product is being aggressively marketed at the original equipment manufacturer level. As a transmitter supplier, Schrader has teamed with receiver suppliers to recently win new tire monitoring original equipment manufacturer contracts. In the aftermarket, Schrader has joined with Johnson Controls in the launch of their PSI-branded product.
    German based BERU has acquired Doduco and its tire monitoring technology. That company is presently working with and approved by a consortium of five German vehicle manufacturers. To our knowledge, the system requires the use of transmitters attached to the valve stem (inside the tire / wheel assembly), receiving antennas at each of the wheel wells, wiring harness for conveying data to the receiver and some form of in-dash display. This system has been developed for the original equipment manufacturer market only.
    Pacific Industrial Co. Ltd., a Japanese company, has developed a product that measures the air pressure in each tire and sends the data to a receiver mounted inside a vehicle. The products are available on a few Asian vehicles and, to date, are not commercially available in North America. We believe that the Pacific products resemble the BERU approach to tire monitoring with additional antennas and wiring harnesses.
    TRW is a producer of safety and security systems for the global automotive market. It supplies advanced technology products and services to the aerospace, information systems and automotive markets. From December 1998 to August 2001, we and TRW jointly developed advanced tire monitoring technology and each has access to this technology, which encompasses our current products. During this period, we and TRW jointly developed a common Application Specific Integrated Sensor chip for existing products.
    Siemens Automotive merged with Atecs Mannesmann AG to create Siemens Automotive AG, a large supplier of high-tech automotive electronic systems. The combined company's product portfolio focuses on electronic modules and systems including anti-lock brake system and airbag electronics. Siemens Automotive has entered the market, and offers direct tire pressure monitoring systems to original equipment manufacturers.

In addition to the systems mentioned above, we are aware that the National Highway Traffic Safety Administration also tested two other wireless tire monitoring systems. Cycloid Co. developed one system and Fleet Specialties Co. developed the other. The information obtained from the National Highway Traffic Safety Administration indicates that both of these systems are still in the prototype stage.

There are several indirect or anti-lock brake systems, either available on the market or in prototype stages. To the knowledge of our company's management, none of these systems currently meet the proposed guidelines set out in the National Highway Traffic Safety Administration's Notice of Proposed Rule Making. Given the substantial advantages of direct monitoring technology, we do not believe that indirect monitoring technology will be a significant competitor in the short term. However, it is likely that the performance of indirect measurement tire pressure monitoring systems will continue to improve, and they will likely benefit from the fact that they are the least expensive way of complying with the tire pressure monitoring system standard for vehicles already equipped with anti-lock braking (anti-lock brake system) systems.

With respect to commercial vehicle tire monitoring systems, the major tire companies have been developing medium truck tires incorporating electronic chips in the sidewall to provide tire tracking information possibly including pressure, temperature and identification. Their disadvantage is their inability to provide real-time, dynamic values to the driver, which eliminates any early warning capability while operating the vehicle.

Further, it seems that currently there are no additional functions that can be programmed into these static systems, limiting their integration into other fleet management programs.

There are a number of companies that are marketing tire inflation systems into the commercial trailer market. While these systems do not provide tire monitoring information to the driver, they utilize the air lines in the trailer to supply air pressure to a tire that is experiencing an air loss. This allows the driver to continue to operate the vehicle. This system is not available on the tractor or truck unit itself.

One potential future development that could affect the market for both passenger car and commercial vehicle tire monitoring is the development of a "smart chip". This is a computer chip that could transmit data and would be manufactured into tires. We believe that Goodyear and Bridgestone / Firestone have both completed some development of such a computer chip.

Raw Materials and Principal Suppliers

We contract the manufacture of our products to third parties. These manufacturers normally provide turnkey operations whereby the manufacturer is responsible for purchasing the component parts for our tire monitoring systems. We also purchase component parts on our own account for engineering and prototype development purposes. Certain of the components and raw materials used in our products are difficult to obtain and/or require purchase commitments far in advance of the manufacturing date. At present, our relationships with our current suppliers are generally good and we expects that the suppliers will be able to meet the anticipated demands for our products through fiscal year 2004.

Dependence on Certain Customers

Due to the early stage development of the market for tire monitoring systems in general and for our company's tire monitoring products, we are still dependent on major customers. During the year ended July 31, 2002 we earned 33% of its revenue from two major customers. We expect that this dependence will be reduced as we start to realize sales through our relationships with new customers and through our strategic alliances, including Visteon Corporation.

Proprietary Protection

Our intellectual property is important to protecting our competitive advantage and expanding our market share. We rely on a combination of patents, trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property.

We hold several patents for its current technologies, which are listed below:

    United States Patent 5,231,872 addresses the technology in the tire monitoring product. It was issued on August 3, 1993 and expires August 3, 2010.

    United States Patent 5,285,189 addresses the technology in the abnormal tire condition warning system. It was issued on February 8, 1994 and expires February 8, 2011. We purchased this patent from EPIC Technologies, Inc. in December 1996.
    United States Patent 5,335,540 addresses the technology in the tire monitoring product. It was issued on August 9, 1994 and expires August 9, 2011.
    United States Patent 5,559,484 addresses certain technology in a data logging tire monitor with condition predictive capabilities and integrity checking. It was issued on September 24, 1996 and expires September 24, 2013. We purchased this patent from EPIC Technologies, Inc. in December 1996.
    United States Patent 5,945,908 addresses certain other technology in a data logging tire monitor with condition predictive capabilities and integrity checking. It was issued on August 31, 1999 and expires on August 31, 2016. We purchased this patent from EPIC Technologies, Inc. in December 1996.
    United States Patent 4,653,445 addresses the technology in an Engine Protection System product. It was issued on March 31, 1987 and expires March 31, 2004.
    United States Patent 6,357,883 addresses the technology for a wheel component with a cavity for mounting a housing for measurement apparatus. It was issued on March 19, 2002 and expires March 19, 2019.

In addition to our patents, we also have access to a number of other patents under its license agreements with Transense.

We entered into a license agreement on September 30, 1999 with Transense based in Oxfordshire, United Kingdom. Transense researches, develops and exploits the use of its patented Surface Acoustic Wave technology in the automotive industry. The license agreement grants SmarTire a non-exclusive, worldwide right to develop and market Transense's Surface Acoustic Wave technology for use in tire monitoring systems.

As discussed elsewhere in this registration statement we restructured our strategic alliance with TRW effective August 31, 2001. As part of the restructuring, we received a royalty-free license from TRW to utilize technology developed during the term of the Cooperative Engineering Agreement that is patented, now or in the future, by TRW. We have granted a parallel royalty-free license to TRW.

The technology covered by one of the patents that we have licensed from TRW is used in our current and proposed tire monitoring systems. A clause of the license agreement states that our license shall automatically terminate if we breach any of our obligations under certain other agreements, including our promissory note to TRW Inc. dated August 31, 2001. As a result of subsequent negotiations with TRW Automotive U.S. LLC, as assignee of TRW Inc., TRW Automotive has agreed to accept $850,000 as full and final payment of all amounts due and owing under the promissory note, provided that it is paid on or before September 1, 2003. We have paid $90,000 of this amount out of the proceeds received from the closing of the first tranche of our 7% convertible debenture financing, and have agreed to make additional payments of $90,000 and $100,000 upon closing of the second and third tranches, respectively, of our convertible debenture financing. We have also agreed to pay TRW Automotive, immediately upon receipt by us, not less than 20% of the proceeds of any subsequent equity investment or debt financing we receive over $250,000 for the purpose of paying off the balance of our obligations to TRW Automotive as soon as practicable and before the due date of the promissory note.

Research and Development

The following is the amount spent during each of the last three fiscal years on research and development activities:

2002 - $1,727,606

2001 - $1,485,874

2000 - $1,416,992

These amounts have funded the development of our second generation products. We expect that the historical research and development expenses are indicative of the anticipated future annual expenditures and are expected to continue to increase in order to integrate current products into systems satisfying the TREAD Act requirements and complete development of the our other products currently in development.

Number of Total Employees and Number of Full-time Employees

At May 30, 2003, we had 37 full-time employees, 7 of whom are in marketing, 19 of whom are in engineering, research and development and 11 of whom are administrative and executive personnel. There is no collective bargaining agreement in place.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion of our financial condition, changes in financial condition and results of operations for the financial years ended July 31, 2002 and 2001, and for the six months ended January 31, 2003, should be read in conjunction with the audited annual financial statements and the unaudited interim financial statements included in this registration statement, and, in each case, the notes thereto. It should also be read in conjunction with our unaudited consolidated financial statements for the six-month period ended January 31, 2002, which were included in our quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on March 14, 2002.

Our consolidated financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

RESULTS OF OPERATIONS

Six months ended January 31, 2003 and January 31, 2002

Revenue

Gross revenue for the six months ended January 31, 2003 decreased to $544,351 from $545,294 for the six months ended January 31, 2002. This slight decrease in revenue was a result of the following:

Sales of aftermarket passenger car systems increased to $416,503 for the six months ended January 31, 2003 from $400,137 for the six months ended January 31, 2002.

Sales of original equipment manufacturer passenger car systems decreased to $68,180 for the six months ended January 31, 2003 from $107,774 for the six months ended January 31, 2002 as sales under the Lincoln Continental program of the Company's first generation product were discontinued by Ford Motor Company at the end of December 31, 2001. Without the sales of $43,833 under the Lincoln Continental program for the six months ended January 31, 2002, sales for this period would have been $63,941.

Sales of off-the-road tire monitoring systems for mining vehicle applications were $14,929 for the six months ended January 31, 2003 compared to $nil for the six months ended January 31, 2002. The off-the-road tire monitoring systems were sold for the purposes of on-vehicle validation. If the on-vehicle validation of off-the-road tire monitoring systems is successful, we expect sales of our off-the-road tire monitoring systems to increase significantly in the future.

Sales of our motorsport tire monitoring systems increased to $44,739 for the six months ended January 31, 2003 from $37,383 for the six months ended January 31, 2002. Motorsport tire monitoring systems are sold through a distributor and are not expected to continue.

We expect sales to increase in the near future as interest in tire pressure monitoring system continues to increase as manufacturers address the requirements of the TREAD Act. However, it is difficult to predict just how much such sales will increase, and the exact timing of the increase, if any, since our products will continue to face competition from other direct measurement tire pressure monitoring systems manufactured by our competitors. While we and our strategic partners will continue in our efforts to aggressively pursue opportunities to market and sell original equipment manufacturer passenger car tire pressure monitoring systems, we anticipate that we will face significant competition in this segment from other manufacturers of direct measurement tire pressure monitoring systems.

Gross Margin

Gross margin on product sales decreased to 18% for the six months ended January 31, 2003 from 29% for the six months ended January 31, 2002. The decrease occurred as the product mix of systems sold in the six months ended January 31, 2003 had lower gross margins than the product mix of systems sold in the six months ended January 31, 2002. The gross margins continue to be affected by the reduction in carrying value of first generation product inventory in the 1999 fiscal year. If the write down of inventory had not occurred, gross margins on sales would have been 11% for the three months ended January 31, 2003 compared to 20% for the six months ended January 31, 2002.

Expenses

Expenses decreased to $3,548,916 for the six months ended January 31, 2003 from $3,794,609 for the six months ended January 31, 2002, as increases in marketing and general and administration expenses and depreciation and amortization expenses were partially offset by lower engineering, research and development expenses.

Engineering, research and development expenses decreased to $523,079 for the six months ended January 31, 2003 from $1,091,917 for the six months ended January 31, 2002. The decrease was attributed primarily to a $500,000 expenditure for non-recoverable development costs incurred with a key component supplier for future product development activities in the six months ended January 31, 2002. This expenditure was a one time expense with this key component supplier. The nature of our activities could result in future non-recurring expenditures. A decrease in prototype development and lower expenditures on patents and approvals also contributed to the decrease in engineering, research and development expenses.

Marketing expenses increased to $823,225 for the six months ended January 31, 2003 from $786,025 for the six months ended January 31, 2002. The increase was a result of higher marketing-related wages and tradeshow expenditures. The increase was partially offset by lower advertising and promotion expenses. Trade show expenses included the cost of attending the Automechanika show, which is held in Europe every two years. We incurred an expense of $130,000 in connection with the termination of a management agreement; 50% of this amount or $65,000 was booked as marketing expenses and 50% was booked as general and administrative expenses.

General and administrative expenses increased to $1,615,362 for the six months ended January 31, 2003 from $1,378,469 for the six months ended January 31, 2002. The increase was attributed to higher professional fees, higher investor relations costs, higher insurance premiums and higher wages. Investor relation costs were higher due to the expense of a non-refundable deposit on a public relations program that did not proceed and the expense of a non-refundable retainer paid to a financial advisory firm. Professional fees were higher as a result of filing a registration statement with the Securities and Exchange Commission. As explained above, our general and administrative expenses include $65,000 that was incurred in connection with the termination of a management contract.

Depreciation and amortization expense increased to $587,250 for the six months ended January 31, 2003 from $538,198 for the six months ended January 31, 2002. Depreciation and amortization expense is expected to remain at approximately its current level for the foreseeable future.

Interest and finance charges of $811,782 were incurred during the six months ended January 31, 2003, including $745,826 in interest and finance charges on 10% and 5% redeemable convertible debentures issued during the six months ended January 31, 2003, and $65,956 in interest on a promissory note created as part of the consideration for restructuring the Company's strategic relationship with TRW Inc.

Interest income

Interest income of $1,662 was earned for the six months ended January 31, 2003 as compared to $13,774 for the six months ended January 31, 2002. This decrease was due to lower average cash balances maintained and lower interest rates during the more recent fiscal quarter.

Fiscal Year Ended July 31, 2002 vs. Fiscal Year Ended July 31, 2001

Revenue

Gross revenue for the fiscal year ended July 31, 2002 increased to $1,012,344 from $779,611 for the fiscal year ended July 31, 2001. This increase in revenue was a result of the following:

Sales of aftermarket passenger car systems increased to $791,217 for fiscal 2002 from $389,020 for fiscal 2001 due to sales of $633,846 of our second generation product that was launched at the end of fiscal 2001.

Sales of original equipment manufacturer passenger car systems increased to $164,588 for fiscal 2002 from $143,788 for fiscal 2001 due to sales of $95,547 of our second generation product offset by reduced sales of our first generation product under the Lincoln Continental program. The Lincoln Continental program was discontinued by Ford at the end of December 31, 2001.

Sales of the motorsport tire monitoring systems decreased to $56,539 for fiscal 2002 from $246,803 for fiscal 2001. Motorsport tire monitoring systems are sold through a distributor and are difficult to predict.

Despite the increase in sales for fiscal 2002, sales of our second generation products for fiscal 2002 were below management's expectations. Management believes that the primary cause for sales not meeting expectations relates to the delays by the United States Government in finalizing the regulations under the TREAD Act, which were originally due in November 2001. In particular, management believes that the delays in finalizing the regulations have had a significant negative impact on our aftermarket sales.

Now that the National Highway Traffic Safety Administration has issued part one of its final ruling under the TREAD Act, we anticipate that our aftermarket segment sales will increase over the course of the next 12 months and beyond. In addition, although the TREAD Act only applies to passenger automobiles, we believe that other motor vehicles, including medium and heavy trucks, buses and motorcycles will be impacted by this legislation in subsequent years. We also believe that compliance with the TREAD Act by European, Japanese and other automakers will accelerate the adoption of tire monitoring systems globally.

It is difficult to predict the magnitude of the expected sales increase or the exact timing of the increase since our products will continue to face competition from other tire pressure monitoring systems manufactured by our competitors, and the timing of additional legislative initiatives on tire safety, if any, in the United States and abroad remains uncertain. Our management expects that, as tire monitoring becomes standard equipment for new passenger vehicles, demand for tire monitoring systems as dealer installed options and aftermarket products will decline.

Our current strategy involves generating short-term revenue from products available to meet today's demand for dealer installed options and aftermarket products combined with the pursuit of original equipment manufacturer business. However, the pursuit of original equipment manufacturer business will involve new challenges for management, including overcoming existing relationships that certain of our competitors currently enjoy with automakers.

Gross Margin

Gross margin on product sales decreased to 31% for fiscal 2002 from 50% for fiscal 2001. The decrease occurred as the product mix of systems sold in fiscal 2002 had lower gross margins than the product mix of systems sold in fiscal 2001. The gross margins continue to be affected by the reduction in carrying value of first generation product inventory in the 1999 fiscal year. If the write down of inventory had not occurred, gross margins on sales would have been 21% for fiscal 2002 compared to 19% for fiscal 2001.

Expenses

Expenses increased to $7,038,843 for fiscal 2002 from $6,377,595 for fiscal 2001 as increases in engineering, research and development expenses and an increase in depreciation and amortization expense were only partially offset by lower marketing, general and administrative expenses.

Engineering, research and development expenses increased to $1,727,606 for fiscal 2002 from $1,485,874 for fiscal 2001. The increase was attributed primarily to a $500,000 expenditure for non-recoverable development costs incurred with a key component supplier for future product development activities. This expenditure was a one time expense with this key component supplier. The nature of our activities could result in future non-recurring expenditures. The engineering, research and development expenses for fiscal 2002 included higher wage expenditures but lower expenditures on consulting fees and on product testing and prototype development due to completion of our second generation passenger car products in fiscal 2001. We expect to increase our engineering, research and development expenses for fiscal 2003 from the amount expended during fiscal 2002 due to an increase in the planned number of development projects.

Marketing expenses decreased to $1,527,644 for fiscal 2002 from $1,744,004 for fiscal 2001. The decrease was a result of lower advertising and promotion expenditures as well as lower travel, consulting, and trade show expenditures. Trade show expenses decreased as we did not attend the SEMA trade show in fiscal 2002 as we did in fiscal 2001 and the expenses for fiscal 2001, included costs associated with attending the Automechanika trade show. This decrease was partially offset by the cost of market research associated with entry into the original equipment manufacturer automotive market. Marketing expenses are expected to increase in fiscal 2003 as we attended the Automechanika trade show in September 2002 and additional marketing expenses are likely required to support anticipated higher sales in fiscal 2003.

General and administrative expenses decreased to $2,631,215 for fiscal 2002 from $2,701,621 for fiscal 2001. The decrease was attributed to a recovery of a bad debt and lower travel, investor relations, computer and office costs. This decrease was partially offset by higher insurance premiums and wage expenditures. General and administrative expenses for fiscal 2003 are expected to remain at approximately the same level as expenses incurred in fiscal 2002.

Depreciation and amortization expense increased to $1,152,378 for fiscal 2002 from $446,096 for the fiscal 2001 due to the amortization of other assets acquired in December 2000 and August 2001.

Interest expense of $145,472 was incurred during fiscal 2002 mainly due to interest on a promissory note created as part of the consideration for restructuring the strategic relationship with TRW as described under Liquidity and Capital Resources.

Interest Income

We earned interest income of $18,735 for fiscal 2002 as compared to $359,799 for fiscal 2001. This decrease was due to lower average cash balances maintained and lower interest rates during fiscal 2002.

LIQUIDITY AND CAPITAL RESOURCES

Six Months Ended January 31, 2003

We have continued to finance our activities primarily through the issuance and sale of securities. We have incurred recurring losses from operations in each year since inception, our current liabilities exceed our current assets and we have an accumulated deficit of $42,316,846. Our net loss for the for the six months ended January 31, 2003 was ($4,200,245), compared to ($3,701,793) for the six months ended January 31, 2002. As of January 31, 2003, our stockholders' equity was $3,409,073 and we had a working capital deficiency of ($693,461).

Our cash position at January 31, 2003 was $229,603 as compared to $525,968 at July 31, 2002. This decrease was due to the net loss from our operating, financing and investing activities described below.

Our net loss of $4,200,245 for the six months ended January 31, 2003 includes non-cash charges of $587,250 for depreciation and amortization, $8,503 for compensation expense and $701,671 for finance and interest expense. Changes in non-cash working capital during this period amounted to $809,905. Non-cash working capital changes included decreases in receivables, inventory and prepaid expenses, and an increase in accounts payable and accrued liabilities.

During the six months ended January 31, 2003, we realized aggregate gross cash proceeds of $2,564,000 as follows:

    On September 26, 2002 and October 4, 2002, we closed two tranches of an offshore private placement of 10% redeemable convertible notes maturing December 20, 2002, and 150,000 share purchase warrants. We realized aggregate net proceeds from this placement of $673,823. Additional details on the convertible notes are disclosed in note 6 to the unaudited financial statements for the six-month period ended January 31, 2003 included in this registration statement.
    On November 4, 2002, we effected an equity private placement that involved the issuance of two million units at a price of $0.50 per unit. We realized gross cash proceeds of $250,000 from the private placement ($230,000 net of offering expenses); the balance of the aggregate purchase price for the units was applied in repayment of $750,000 of principal under the 10% redeemable convertible notes maturing December 20, 2002. Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share at an exercise price of $0.50 per share until November 4, 2005. An additional 17,672 common shares were issued in payment of accrued interest under the notes at a deemed price of $0.50 per share. In connection with these private placements we paid a finder's fee of $80,000 plus 160,000 share purchase warrants exercisable at $0.50 per share.
    On November 21, 2002, we closed the first tranche of the private placement of the Convertible Debentures to the selling stockholder, an accredited investor, for gross proceeds of $184,000 ($138,000 net of offering expenses). A single Convertible Debenture having a face principal amount of $200,000 was issued at an 8% discount. The Convertible Debenture bears interest at 5% per annum, and is secured by a security interest granted by us in all of our present and after-acquired assets. This security interest has been subordinated to the security interest granted by us to TRW Inc. in all of our present and after-acquired assets. On January 31, 2003, the second tranche under the private placement was closed for the proceeds of $184,000 ($158,000 net of offering expenses). It also involved the sale of a Convertible Debenture having a face principal amount of $200,000, and was issued at an 8% discount.
    On December 20, 2002, we effected an equity private placement that involved the issuance of 750,000 units at $0.67 per unit and 1,000,000 units at $0.70 per unit. We realized gross cash proceeds of

    $1,200,000 from the private placement ($1,104,000 net of offering expenses). Each unit consists of one common share and one share warrant. 750,000 of the share purchase warrants entitle the holder to purchase one additional common share at an exercise price of $0.85 per share for a period of three years and 1,000,000 of the share purchase warrants entitle the holder to purchase one additional common share at an exercise price of $0.70 per share for a period of three years. In connection with this private placement, we paid a finder's fee of $96,000 plus 140,000 share purchase warrants, 60,000 exercisable at $0.67 per share and 80,000 exercisable at $0.70 per share.

The net proceeds realized by us from these financing transactions were used for working capital, and to repay $500,000 in principal and accrued interest under the $2.8 million promissory note issued by us to TRW Inc. in connection with the restructuring of the relationship between our two companies. As a result of subsequent negotiations with TRW Automotive U.S. LLC, as assignee of TRW Inc., TRW Automotive has agreed to accept $850,000 as full and final payment of all amounts due and owing under the promissory note, provided that it is paid on or before September 1, 2003. We have paid $90,000 of this amount out of the proceeds received from the closing of the first tranche of our 7% convertible debenture financing, and have agreed to make additional payments of $90,000 and $100,000 upon closing of the second and third tranches, respectively, of our convertible debenture financing. We have also agreed to pay to TRW Automotive, immediately upon receipt by us, not less than 20% of the proceeds of any subsequent equity investment or debt financing we receive over $250,000 for the purpose of paying off the balance of our obligations to TRW Automotive as soon as practicable and before the due date of the promissory note. Our ability to raise such additional financing is uncertain.

We have also arranged for a $5.0 million equity line of credit facility from an accredited investor. We may draw down the facility at our discretion upon effectiveness of the registration statement to be filed by us in the appropriate form under the Securities Act of 1933 for the purpose of registering the shares issuable upon the draw down of the credit facility. Each draw down must be at least seven trading days apart, and the maximum amount that may be drawn down at any one time is limited to $70,000. The term of the equity line of credit is 24 months.

Fees to arrange the equity line of credit facility from a private investment company were $300,000, $290,000 of which we paid by the issuance of 446,154 shares of our common stock on December 4, 2002 and $10,000 of which we paid by the issuance of 32,258 shares of our common stock on February 26, 2003. At January 31, 2003, the commitment fee of $290,000 had been paid while the placement agency fee of $10,000 remained outstanding and payable.

During the six months ended January 31, 2003, we also purchased certain capital assets at an aggregate cost of $25,232.

Year ended July 31, 2002

We financed our activities primarily through the issuance and sale of securities. We have incurred recurring losses from operations in each year since inception, our current liabilities exceed our current assets and we have an accumulated deficit of $38,116,601. Our net loss for fiscal 2002 was $6,829,176, compared to $5,507,019 for fiscal 2001. As of July 31, 2002, our stockholders' equity was $4,289,046 and we had a working capital deficiency of $93,609.

Our cash position at July 31, 2002 was $525,968 as compared to $2,930,257 at July 31, 2001. This decrease was due to the net loss from our operating, financing and investing activities described below.

Our net loss of $6,829,176 for fiscal 2002 includes non-cash charges of $1,152,378 for depreciation and amortization and $19,427 for compensation expenses. Changes in non-cash working capital during the year ended July 31, 2002 amount to $197,866. Non-cash working capital charges included decreases in inventory and increases in receivables, prepaid expenses and accounts payable and accrued liabilities.

During fiscal 2002, we realized net proceeds of $4,856,629 from the completion of three separate private placements. Each private placement was effected to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act of 1933:

In the first private placement, we issued and sold 1,830,000 units. Each unit was issued at a price of $1.70 and consisted of one common share and one common share purchase warrant. Each warrant entitles the holder to purchase one of our common shares and is exercisable at a price of: (a) $2.80 if exercised after June 30, 2002 and on or before February 28, 2003; and (b) $3.30 if exercised after February 28, 2003 but on or before October 31, 2003, on which date the warrant will expire.

In the second private placement, we issued and sold 750,000 common shares at a price of $1.75 per share.

In the third private placement, we issued and sold 750,000 common shares at a price of $1.00 per share.

We also realized net proceeds of $298,110 from the exercise of 200,000 warrants, as follows: on May 19, 2002, 140,000 warrants were exercised at $1.50; and, on June 26, 2002, 60,000 warrants issued in our first private placement in fiscal 2002 were exercised after being repriced from $2.30 to $1.65. At the time, the holder of the 60,000 repriced warrants received an additional 30,000 share purchase warrants, each exercisable at a price of $2.80 per share until June 27, 2005.

The net proceeds realized by us from the private placements and the exercise of the warrants were used for debt repayment and working capital.

During fiscal 2002, we also purchased certain capital assets at an aggregate cost of $164,886.

Future Operations

Presently, our revenues are not sufficient to meet operating and capital expenses. We have incurred operating losses since inception, and this is likely to continue for the foreseeable future. Our management projects that we will require an additional $4.1 to $5.9 million to fund our ongoing operating expenses, working capital requirements and extinguish our debt for the next six months, broken down as follows:

Estimated Funding Required During the Next Six Months
Operating expenses
Marketing	$600,000 - $800,000
General and Administrative	$1,000,000 - $1,200,000
Engineering, research and development	$500,000 - $700,000
Capital Expenditures	$50,000 - $200,000
Working capital	$1,000,000 - $2,000,000
Debt
Repayment of promissory notes held by TRW Automotive U.S. LLC and Cornell Capital Partners, LP	$1,017,400
Total	$4,167,400 - $5,917,400

As indicated elsewhere in this registration statement, we introduced our motorcycle tire monitoring system for sale into the aftermarket in September 2002. In addition, we are currently field testing a commercial vehicle tire monitoring system that utilizes a high-pressure transmitter that can also be used in recreational vehicle and motor home applications, as well as in off-the-road heavy industrial applications and commercial applications. We are targeting introduction of our commercial, recreational vehicle and off-the-road tire pressure monitoring systems into the market during the 2003 calendar year. Our working capital requirements are impacted by our inventory requirements. Therefore, any increase in sales of our products will be accompanied not only by an increase in revenues, but also by an increase in our working capital requirements. Since our inventory needs will be dictated in part by market acceptance of our new products, which is extremely difficult to predict, our budgeted working capital requirements range from $1,000,000 to $2,000,000.

Assuming that we close the second and third tranches of our 7% convertible debenture financing, we anticipate that we will require a minimum of $2,500,000 financing within the next six months in order to continue in business as a going concern, the availability of which is uncertain.

Pursuant to the terms of our senior secured promissory note dated August 31, 2001, as amended, we were required to make payments to TRW Inc. of $650,000 by October 31, 2002 and $450,000 by December 13, 2002. We failed to make these payments, but, on December 23, 2002, we paid TRW Inc. $250,000 on account of the secured promissory note. As a result of subsequent negotiations with TRW Automotive U.S. LLC, as assignee of TRW Inc., TRW Automotive has agreed to accept $850,000 as full and final payment of all amounts due and owing under the promissory note, provided that it is paid on or before September 1, 2003. We have paid $90,000 of this amount out of the proceeds received from the closing of the first tranche of our 7% convertible debenture financing, and have agreed to make additional payments of $90,000 and $100,000 upon closing of the second and third tranches, respectively, of our convertible debenture financing. We have also agreed to pay to TRW Automotive, immediately upon receipt by us, not less than 20% of the proceeds of any subsequent equity investment or debt financing we receive over $250,000 for the purpose of paying off the balance of our obligations to TRW Automotive as soon as practicable and before the due date of the promissory note.

Pursuant to an Application Specific Integrated Sensor Purchase and Supply Contract dated November 1, 2001 with SensoNor asa we agreed to pay to SensoNor a fee of $500,000 on account of certain non-recoverable engineering fees. Under the contract, SensoNor has been supplying us with an application-specific sensor which forms a key component of our products. On December 13, 2002, SensoNor delivered to us a notice of termination of the contract with unless we paid the outstanding amount within 30 days. We subsequently paid SensoNor $25,000 in cash and prepaid $1,000 for orders that were not shipped. On May 7, 2003, we entered into a Memorandum of Agreement with SensoNor pursuant to which SensoNor has agreed to continue supplying us with the application-specific sensor, provided that we pay the balance of the $474,000 owing to SensoNor in accordance with a payment schedule. The payment schedule requires that we pay SensoNor $174,000 on June 1, 2003, and $50,000 on each of July 1, August 1, October 1, November 1 and December 1, 2003.

We made the initial payment of $174,000 to SensoNor, due on June 1, 2003, on May 28, 2003. However, we will require additional financing to make the balance of the payments to SensoNor which form part of the minimum of $500,000 in working capital that we will require over the next . Our ability to raise such additional financing is uncertain.

If we fail to make the balance of the scheduled payments, SensoNor may suspend its negotiations with us in relation to a proposed manufacture and supply contract for an upgraded application-specific sensor that we plan to incorporate into our products. If the new manufacture and supply contract is in place by the time of any default in our obligations to make the scheduled payments, SenorNor may suspend the delivery of the upgraded sensors under it. If our default continues for more than one calendar month following a scheduled payment due date, SensoNor will also be entitled to suspend deliveries of the current version of the application-specific sensor under our Memorandum of Agreement with SensorNor dated May 7, 2003.

The application-specific sensor supplied by SensoNor is very difficult to source from other suppliers. If we default in our payment obligations to SensoNor, our supply of such sensors may be disrupted. If we were unable in such circumstances to source this product from another supplier, then we would not be able to continue to manufacture our current tire monitoring systems, and will we be unable to proceed with the commercialization of our proposed tire monitoring systems that are currently under development. This could adversely affect our ability to continue our business operations.

As at January 31, 2003, we had a working capital deficiency of ($693,461), so we recently sought and obtained additional private placement financing as follows:

    On February 18, 2003, we completed a private placement of 714,286 units at a price of $0.35 per unit. We realized gross cash proceeds of $250,000 from the private placement. Each unit consists of one common share and one share warrant. Each warrant entitles the holder to purchase one additional common share at an exercise price of $0.42 per share until February 14, 2006. In connection with this private placement, we have paid a placement fee comprised of $20,000 in cash and 57,143 share purchase warrants exercisable at $0.35 per share.
    On March 31, 2003, we completed a private placement of 3,500,000 units at a price of $0.10 per unit. We realized gross cash proceeds of $350,000 from the private placement. Each unit consists of one common share and one-half of a non-transferable share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of our common stock at a price of US$0.16 per share until March 31, 2005. In connection with this private placement, we have paid a placement fee comprised of $28,000 in cash and 14,000 share purchase warrants exercisable at $0.135 per share.
    On April 23, 2003, we issued a secured short-term promissory note to Cornell Capital Partners, LP in the principal amount of $250,000. The note plus interest at the rate of 12 percent per annum is repayable in 90 days. The promissory note is secured primarily by all of our assets, subject to the prior security interest granted to TRW Inc. In connection with this promissory note, we have paid fees of $40,000.
    On May 5, 2003, we issued 500,000 units at a price of $0.10 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. We realized gross cash proceeds of $50,000 from this private placement. Each unit consists of one share of our common stock and two non-transferable share purchase warrants. Each whole warrant entitles the holder to purchase an additional share of our common stock at a price of $0.12 per share until April 30, 2004. In connection with this private placement, we have paid a placement fee comprised of $4,000 in cash and 40,000 share purchase warrants exercisable at a price of $0.10 per share.
    On May 19, 2003, we closed the first tranche of a three-tranche private placement of 7% convertible debentures to four of the selling stockholders pursuant to Rule 506 of Regulation D under the Securities Act of 1933, for gross proceeds of $900,000. The second tranche under the private placement will involve the sale to these same investors of $900,000 in aggregate principal amount of convertible debentures, and will close within five trading days of the date that we file this registration statement with the Securities and Exchange Commission. The third tranche will involve the sale to these investors of $1,000,000 in aggregate principal amount of convertible debentures, and will close within five trading days of the date on which the registration statement is declared effective by the Securities and Exchange Commission. In connection with this private placement, we have paid placement fees comprised of $117,000 in cash, 112,000 share purchase warrants exercisable at a price of $0.13 per share, and 100,000 share purchase warrants exercisable at a price of $0.135 per share.
    On May 27, 2003, we issued 1,050,000 share of common stock to a non-U.S. person upon exercise of warrants previously granted to it for gross proceeds of $105,000. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933. In connection with this exercise of warrants, we owe a placement fee of $8,400 payable in cash, and we are obligated to issue, as a further placement fee, 84,000 share purchase warrants exercisable at $0.10 per share.

On May 2, 2003, we served Cornell Capital Partners, LP with 30-days' advance written notice of our intention to redeem the outstanding principal balance of $225,000 under convertible debentures issued to Cornell Capital on November 21, 2002 and January 31, 2003. However, Cornell Capital Partners has fully converted the convertible debentures with our consent.

We plan to raise additional capital required to meet our immediate short-term needs, and additional capital required to meet the balance of our estimated funding requirements for the next twelve months, primarily through the private placement of our securities.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual consolidated financial statements for the year ended July 31, 2002, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our current products and any new products that we may introduce, the continuing successful development of our products and related technologies, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Going Concern

These consolidated financial statements have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, these consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the consolidated financial statements.

Inventory

Inventory is carried at the lower of cost, determined on a weighted average cost method, and net realizable value. The determination of net realizable value is based on several assumptions and estimates. We provide an allowance that we considers to be reasonable for non-moving or slow moving inventory items and for items with expected future realizable value lower than cost. These assumptions and estimates may be inaccurate and may be revised.

The markets in which we compete are rapidly changing due to technological developments and increasing focus on automotive safety. Other companies offer products similar to those offered by us, and target the same customers as we do. Many of these companies have substantially greater financial, marketing and technical resources. We also anticipate that the competition within these markets will increase as demand for the products escalates. It is possible that new competitors or alliances among existing competitors may emerge and such competitors may rapidly acquire significant market share and make it difficult for us to sell our current inventory. All of these elements could reduce the net realizable value of our inventory.

Warranty Obligations

On an ongoing basis, we record our best estimate of our warranty obligations and product returns related to products sold. These estimates are made after the consideration of contractual warranty obligations and historical experience. Unforeseen events, including increased technological difficulties with products, could occur that have not been anticipated in estimating the warranty provision. Additional costs or estimates will be recognized as determinable.

Revenue Recognition

We recognize revenue when goods are shipped, title passes, there is persuasive evidence of a sales arrangement, collection is probable, and the fee is fixed or determinable. Customer acceptance is used as the criterion for revenue recognition when the product sold does not have an established sales history to allow management to reasonably estimate returns and future provisions. Customer acceptance is determined by reference to contractually defined performance criteria or by notification from the customer that the goods perform as required, as appropriate in the circumstances.

Other Assets

Other assets are recorded at cost and are being amortized over five years. Other assets are comprised of licenses to manufacture and sell tire monitoring systems to the original equipment manufacturers. On an ongoing basis, management assesses whether the expected net recoverable amount of the licenses exceeds the book value of the licenses. The net recoverable amount is determined on a projected cash flow basis, discounted at an appropriate rate. In making our cash flow estimates, we consider recent market trends and transactions, as well as reasonable estimates of future events based on current economic characteristics. Although we expect to generate cash flow from sales to the original equipment manufacturer market place, it is possible that we will not generate cash flow from sales to the original equipment manufacturer marketplace in excess of net book value, or that we will generate cash flow from sales to the original equipment manufacturer market in future years after the other assets have been fully amortized.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at #150 - 13151 Vanier Place, Richmond, British Columbia, V6V 2J1. We leased this 15,364 square foot facility for a five year term ending August 31, 2005. This facility consists of an office and administration area, an engineering department, a prototype production facility and a warehouse.

Our subsidiary, SmarTire (Europe) Limited, leases a 9,069 square foot facility at Park 34, Didcot, Oxfordshire, United Kingdom OX11 7WB for a 15 year term ending February 20, 2016. This facility consists of an office and administration area and a warehousing area.

We expect that our current facilities will be sufficient for the foreseeable future. To the extent that we require additional space in the near future, we believe that we will be able to secure additional leased facilities at commercially reasonable rates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Mr. Becerra, a director of our company until his resignation on March 17, 2003, is a principal of West Sussex Trading Inc. For the period from August 1, 2002 to December 20, 2002, we paid West Sussex Trading Inc. $202,878 for consulting and financing fees on the private sales of our common stock and are due to issue 300,000 share purchase warrants (160,000 at an exercise price of $0.50, 60,000 at an exercise price of $0.67 and 80,000 at an exercise price of $0.70), expiring December 20, 2007. During the year ended July 31, 2002, we paid West Sussex Trading Inc. $115,900 for consulting services and financing fees on the private sales of our common stock and issued 46,900 share purchase warrants at an exercise price of $1.70, expiring on January 18, 2005 for financing services. During the year ended July 31, 2001, we paid West Sussex Trading Inc. $78,510 for consulting services and financing fees. Our Advisory Agreement with West Sussex Trading Inc. dated September 4, 2002 (filed with the Securities and Exchange Commission on October 25, 2002 as an exhibit to our annual report on Form 10-KSB for the year ended July 31, 2002) has been terminated effective March 17, 2003.

Bernard Pinsky, a director of our company until July 11, 2002, is a partner in the law firm of Clark, Wilson and during the years ended July 31, 2002 and 2001, we paid to Clark, Wilson $98,752 and $79,858, respectively, for legal services.

The promoters of our company are our directors and officers.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

On May 29, 2003, our common stock commenced quotation on the OTC Bulletin Board under the symbol "SMTR".

Until May 28, 2003, our common stock is quoted on the Nasdaq SmallCap Market under the symbol "SMTR". The following quotations obtained from Canada Stockwatch reflect the high and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low bid prices of our common stock for the periods indicated below are as follows:

Quarter Ended	High	Low
April 30, 2003	$0.48	$0.07
January 31, 2003	$0.83	$0.31
October 31, 2002	$1.27	$0.42
July 31, 2002	$2.16	$0.88
April 30, 2002	$2.05	$1.75
January 31, 2002	$2.33	$1.81
October 31, 2001	$2.93	$1.90
July 31, 2001	$2.73	$1.70
April 30, 2001	$2.88	$1.91
January 31, 2001	$4.75	$1.75
October 31, 2000	$5.56	$1.25

Our common shares are issued in registered form. Pacific Corporate Trust Company (10th Floor, 625 Howe Street, Vancouver, British Columbia, V6C 3B8 (telephone: (604) 689-9853, facsimile (604) 689-8144) is the registrar and transfer agent for our common shares.

As of May 30, 2003, we had 33,724,963 shares of common stock outstanding and approximately 400 stockholders of record.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

Particulars of compensation awarded to, earned by or paid to:

(a) our chief executive officer;

(b) each of our four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds $100,000 per year; or

(c) any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of our company at the end of the most recently completed fiscal year;

(the "Named Executive Officers") are set out in the summary compensation table below.

During the fiscal year ended July 31, 2002, seven (7) individuals served as executive officers at various times: Robert Rudman, Allan Kozak, Jeff Finkelstein, Erwin Bartz, Shawn Lammers, Ian Bateman and Kevin Carlson. Mr. Kozak, Mr. Finkelstein, Mr. Bartz and Mr. Lammers each earned less than $100,000 in total salary and bonuses during fiscal 2002, and, therefore, none of these individuals is considered a "Named Executive Officer."
SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
Robert Rudman President, Chairman and Chief Executive Officer	2002 2001 2000	$185,377 $191,058 $185,826	Nil Nil Nil	Nil Nil Nil	90,000 150,000 17,500	Nil Nil Nil	Nil Nil Nil	Nil Nil 44,730(2)
Ian Bateman Managing Director SmarTire (Europe) Limited	2002 2001 2000	$103,222 $102,810 $107,517	Nil Nil Nil	Nil Nil Nil	40,000 35,000 57,500	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Kevin Carlson (3) Chief Financial Officer, Managing Director, Corporate Secretary and Director	2002 2001 2000	$101,924 $131,764 $102,201	Nil Nil Nil	Nil Nil Nil	45,000 50,000 60,000	Nil Nil Nil	Nil Nil Nil	Nil Nil $15,406
  The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.
  Amount relates to accumulated vacation pay paid to Mr. Rudman.
  Mr. Carlson resigned from our company effective May 17, 2002.

The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted to them during fiscal 2002. We have never issued stock appreciation rights. We grant options that vest immediately at an exercise price equal to the fair market value of a share of common stock as determined by its closing price on the Nasdaq SmallCap Market on the date of grant. The exercise price of options that vest in subsequent periods are increased by 20% over the initial exercise price of the options. The term of each option granted is generally five years from the date of grant. Options may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date
Robert Rudman	30,000 30,000 30,000	6.2% 6.2% 6.2%	$2.66 $3.19 $3.83	September 7, 2006 September 7, 2006 September 7, 2006
Ian Bateman	13,334 13,333 13,333	2.8% 2.8% 2.8%	$2.66 $3.19 $3.83	September 7, 2006 September 7, 2006 September 7, 2006
Kevin Carlson (1)	15,000 15,000 15,000	3.1% 3.1% 3.1%	$2.66 $3.19 $3.83	June 17, 2002 June 17, 2002 June 17, 2002

    Mr. Carlson resigned from our company effective May 17, 2002. Due to his resignation, the options expired on June 17, 2002. If he had not resigned, the expiration date for his options would have been September 7, 2006.

The following table sets forth for each Named Executive Officer certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of July 31, 2002. The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of July 31, 2002 ($1.29 per share) and the exercise price of the individual's options. No named Executive Officer exercised options during fiscal 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable / Unexercisable		Value of Unexercised In-the -Money Options/SARs at FY- end ($) Exerciseable / Unexerciseable
			Exerciseable	Unexerciseable	Exerciseable	Unexerciseable
Robert Rudman	Nil	Nil	353,000	62,000	Nil	Nil
Ian Bateman	Nil	Nil	114,500	48,000	Nil	Nil

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Effective August 1, 1999, our Board of Directors approved a new management agreement with Robert Rudman, which calls for payment of a base salary of CDN$273,000 (approximately $176,129) per annum subject to increase as from time to time plus incentive compensation as determined by our company's incentive compensation plan. Effective August 1, 2000, Mr. Rudman's salary was increased to CDN$290,000 (approximately $187,096) per annum. The agreement with Mr. Rudman requires us to pay a termination allowance in the event of the termination of Mr. Rudman's employment other than for just cause. The termination allowance is equal to the annual salary.

Effective August 1, 1999, our Board of Directors approved a new management agreement with Ian Bateman, which called for payment of a base salary of pounds sterling 67,000 (approximately $122,000) per annum subject to increase as from time to time plus incentive compensation as determined by our company's incentive compensation plan. Effective August 1, 2000, Mr. Bateman's salary was increased to pounds sterling 71,000 (approximately $130,000) per annum. The agreement with Mr. Bateman requires us to pay a termination allowance in the event of the termination of Mr. Bateman's employment other than for just cause. The termination allowance is equal to the annual salary. On October 15, 2002, we terminated Mr. Bateman's management agreement without cause and have agreed to pay a termination allowance of pounds sterling 71,000 (approximately $130,000) over the next twelve months. On April 3, 2003, we issued to Mr. Bateman a total of 353,865 shares of our common stock at a deemed price of $0.17 per share, in payment of pounds sterling 38,098 (approximately $60,000) of the termination allowance. We have agreed to pay the balance of the termination allowance, in the amount of pounds sterling 2,731, to Mr. Bateman in April 2003, and also to pay his benefits to October 15, 2003 in the aggregate amount of pounds sterling 3,771.

Effective January 3, 2001, our Board of Directors approved a new management agreement with Erwin Bartz, which calls for payment of a base salary of CDN$150,000 (approximately $96,774) per annum subject to increase from time to time plus incentive compensation as determined by our company's incentive compensation plan. The agreement with Mr. Bartz requires us to pay a termination allowance in the event of the termination of Mr. Bartz' employment other than for just cause. The termination allowance is equal to the annual salary.

Effective May 1, 2002, our Board of Directors approved a new management agreement with Allan Kozak, which calls for payment of a base salary of CDN$220,000 (approximately $141,935) per annum subject to increase as from time to time plus incentive compensation as determined by our company's incentive compensation plan. The agreement with Mr. Kozak requires us to pay a termination allowance in the event of the termination of Mr. Kozak's employment except for just cause. The termination allowance is equal to the annual salary.

Effective October 23, 2002, our Board of Directors approved a management agreement with Jeff Finkelstein, which calls for the payment of a base salary of CDN$120,000 (approximately $77,419) per annum subject to increase from time to time plus executive compensation as determined by our company's incentive compensation plan. This agreement with Mr. Finkelstein requires us to pay a termination allowance in the event of the termination of Mr. Finkelstein other than for just cause. The termination allowance is as follows:

  three months salary if terminated before April 23, 2003,
  six months salary is terminated between April 23, 2003 and October 23, 2002, nine months salary if terminated between October 23, 2003 and October 23, 2004, and twelve months salary if terminated after October 23, 2004.

Effective March 31, 2003, as a temporary measure to help preserve working capital for our Company, each of the Named Executive Officers has verbally agreed to a 20% reduction in the cash that he may receive as his base salary under his management agreement. We have agreed to periodically issue shares of our common stock to each of the Named Executive Officers to make up the balance of the base salary which he would otherwise be entitled to receive in cash. Final arrangements have yet to be made in relation to such stock-based compensation in consultation with our professional advisers, subject to the approval of committee comprised of our independent directors. If a satisfactory stock-based compensation plan cannot be implemented, the Company intends to pay the Named Executive Officers the 20% in salary that it has withheld since March 31, 2003.

Other than as discussed above, our company has no plans or arrangements in respect of remuneration received or that may be received by Named Executive Officers of our company in fiscal 2002 to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $100,000 per Named Executive Officer.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Directors and executive officers receive on an annual basis incentive stock options to purchase shares of our common stock as awarded by our Board of Directors in consultation with the compensation committee.

Effective January 30, 2003, we instituted a formal directors' compensation policy whereby directors are compensated for all meetings that they attend in person at the rate of $1,000 per day, and for all meetings that they participate by teleconference or other electronic means at the rate of $500 per day. Directors who participate in a meeting of any committee of the Board of Directors are entitled to compensation at the rate of $500 per day for attendance in person, and at the rate of $300 per day for participation by teleconference or other electronic means. Such fees are payable only if the meeting of the Board or of a committee of the Board, as the case may be, is more than one-half hour in duration. Directors are also entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors, as well as a per diem travel time allowance of $500 per day.

Our Board of Directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. Other than indicated below, no director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

We have adopted six formal stock incentive plans, two of which were approved by our shareholders at our 1998 Annual General Meeting, two of which were approved at our 2000 Annual General Meeting, and two of which were adopted at our 2002 Annual General Meeting. Three of the stock incentive plans provide for awards to eligible employees of our company or of any related entity who are resident in the United States and/or subject to taxation in the United States; the other three stock incentive plans provide for awards to all other eligible employees of our company or of any related entity.

We have also adopted a formal incentive compensation plan, which was approved by our shareholders at our 2000 Annual and Extraordinary General Meeting. This incentive compensation plan is intended to complement our existing stock incentive plans and any subsequent stock incentive plans that may be approved by our shareholders. Accordingly, this incentive compensation plan does not specify a maximum number of shares of our common stock that will be issuable pursuant to all awards granted under this incentive compensation plan, and all options granted under this incentive compensation plan shall be subject to the provisions of our company's existing stock incentive plans and any subsequent stock incentive plans that may be approved by our shareholders. In granting awards under this incentive compensation plan, our Board of Directors follow certain guidelines which take into account after-tax operating profits after accounting for the cost of capital employed to create such profits, as suggested by an economic value added model developed by Stern, Stewart & Co., a global consulting firm. There are no incentive awards under this incentive compensation plan for fiscal 2002 based on our audited consolidated financial statements for the fiscal year ended July 31, 2002.

To date, we have granted to directors, officers, employees and consultants incentive stock options to purchase shares of our common stock subject to and in accordance with the prevailing policies of the stock exchange on which our shares were then listed. Options are granted based on the assessment by our Board of Directors and/or compensation committee of the optionee's past and present contribution to the success of our company. These options are not transferable and are exercisable from the date granted until the earliest of (i) such number of years (up to ten years) from the date of the grant, (ii) such number of days following the death of the optionee as is specified in each optionee's option agreement.

One of our company's former directors, Mr. Bernard Pinsky, who resigned effective July 11, 2002, was paid his hourly rate as an attorney at law for his time expended on his duties as a director.

Other than the incentive compensation plan, the management agreements, the advisory agreements and the stock incentive plans discussed herein, we presently have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to SmarTire are filed as part of this prospectus:
Name	Pages
SmarTire Systems Inc. (audited)
Independent Auditors' Report, dated September 13, 2002, except as to Note 14 which is as of October 7, 2002	F-2
Consolidated Balance Sheets as at July 31, 2002 and 2001	F-3
Consolidated Statements of Operations and Deficit for the years ended July 31, 2002, 2001 and 2000	F-4
Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) for the years ended July 31, 2002, 2001 and 2000	F-5
Consolidated Statements of Cash Flows for the years ended July 31, 2002, 2001 and 2000	F-6
Notes to the Consolidated Financial Statements.	F-8
SmarTire Systems Inc. (unaudited)
Consolidated Balance Sheets as at January 31, 2003 and July 31, 2002	F-26
Consolidated Statements of Loss and Deficit for the three-month periods ended January 31, 2003 and 2002, and for the six-month periods ended January 31, 2003 and 2002	F-27
Consolidated Statements of Stockholders' Equity and Comprehensive Loss for the six-month period ended January 31, 2003 and for the year ended July 31, 2002	F-28
Consolidated Statements of Cash Flows for the six-month periods ended January 31, 2003 and 2002	F-29
Notes to the Consolidated Financial Statements.	F-30

Consolidated Financial Statements
(Expressed in United States dollars)

SMARTIRE SYSTEMS INC.

Years ended July 31, 2002, 2001 and 2000

Statement of Management Responsibility

The management of SmarTire Systems Inc. is responsible for the preparation of the accompanying consolidated financial statements and the preparation and presentation of all information in the Annual Report. The consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States and are considered by management to present fairly the financial position and operating results of the Company.

The Company maintains various systems of internal control to provide reasonable assurance that transactions are appropriately authorized and recorded, that assets are safeguarded, and that financial records are properly maintained to provide accurate and reliable financial statements.

The Company's Audit Committee is composed of two non-management directors and the Chief Executive Officer of the Company and is appointed by the Board of Directors annually. The committee meets periodically with the Company's management and independent auditors to review financial reporting matters and internal controls and to review the consolidated financial statements and the independent auditors' report. The Audit Committee reported its findings to the Board of Directors who have approved the consolidated financial statements.

The Company's independent auditors, KPMG LLP, have examined the consolidated financial statements and their report follows.

/s/ Robert V. Rudman                              /s/ Jeff Finkelstein
Chief Executive Officer                          Chief Financial Officer

Auditors' Report

To the Board of Directors of SmarTire Systems Inc.

We have audited the consolidated balance sheets of SmarTire Systems Inc. as at July 31, 2002 and 2001 and the consolidated statements of operations and deficit, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three year period ended July 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

With respect to the consolidated financial statements for the years ended July 31, 2002 and 2001, we conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted accounting standards. With respect to the consolidated financial statements for the year ended July 31, 2000, we conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 2002 in accordance with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada
September 13, 2002, except as to note 14
which is as of October 7, 2002

Comments by Auditor for U.S. Readers on Canada - U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the board of directors dated September 13, 2002, except as to note 14 which is as of October 7, 2002, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

Chartered Accountants
Vancouver, Canada
September 13, 2002, except as to note 14
which is as of October 7, 2002

SMARTIRE SYSTEMS INC.
Consolidated Balance Sheets
(Expressed in United States dollars)

July 31, 2002 and 2001

		2002	2001

Assets

Current assets:
Cash and cash equivalents		$ 525,968	$ 2,930,257
Receivables, net of allowance for doubtful accounts
of nil (2001 - $46,232)		188,294	189,472
Inventory (note 3)		1,277,953	1,477,751
Prepaid expenses		374,731	85,470

		2,366,946	4,682,950

Fixed assets (note 4)		625,182	706,149

Other assets (note 5)		3,757,473	1,508,740

		$ 6,749,601	$ 6,897,839

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities		$ 1,110,555	$ 782,690
Promissory note payable (note 5)		1,350,000	-

		2,460,555	782,690

Stockholders' equity:
Share capital (note 7):
Preferred shares, par value $1,000 Cdn per share
20,000 shares authorized
	Issued and outstanding: none
Common shares, without par value
200,000,000 shares authorized
18,711,369 shares issued and outstanding at
July 31, 2002 (2001 - 15,159,369)		42,514,482	37,566,083
Additional paid-in capital		885,461	683,462
Deferred stock compensation		(17,005)	(40,773)
Deficit		(38,116,601)	(31,287,425)
Accumulated other comprehensive loss		(977,291)	(806,198)

		4,289,046	6,115,149

		$ 6,749,601	$ 6,897,839

Commitments and contingencies (note 12)
Subsequent event (note 14)

See accompanying notes to consolidated financial statements.

Approved on behalf of the Board:

/s/Robert Rudman/s/	Director	/s/Bill Cronin/s/	Director
Robert V. Rudman		Bill Cronin

SMARTIRE SYSTEMS INC.
Consolidated Statements of Operations and Deficit
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

	2002	2001	2000

Revenue	$ 1,012,344	$ 779,611	$ 747,738

Cost of goods sold	699,955	385,897	339,722

	312,389	393,714	408,016

Expenses:
Depreciation and amortization	1,152,378	446,096	177,690
Engineering, research and development	1,727,606	1,485,874	1,416,992
General and administrative	2,631,215	2,701,621	3,421,844
Marketing	1,527,644	1,744,004	2,057,937

	7,038,843	6,377,595	7,074,463

Loss from operations	(6,726,454)	(5,983,881)	(6,666,447)

Other income (expenses)
Gain on sale of investment (note 6)	-	-	8,343,487
Interest income	18,735	359,799	212,203
Interest expense	(145,472)	-	-
Foreign exchange gain	24,015	117,063	15,935

	(102,722)	476,862	8,571,625

Net earnings (loss)	$ (6,829,176)	$ (5,507,019)	$ 1,905,178

Weighted average number of common
shares:
Basic	16,743,977	14,296,240	13,159,385
Diluted	16,743,977	14,296,240	13,296,988

Earnings (loss) per share:
Basic	$ (0.41)	$ (0.39)	$ 0.14
Diluted	(0.41)	(0.39)	0.14

See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss)
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

						Accumulated
			Additional	Deferred	other
	Common shares		paid-in	stock		comprehensive	Stockholders'	Comprehensive
	Shares	Amount	capital	compensation	Deficit	loss	equity	income (loss)

		$	$	$	$	$	$	$

Balance, July 31, 1999	11,042,447	29,763,110	-	-	(27,685,584)	(368,879)	1,708,647	(11,276,389)

Issuance of common shares for cash upon private placements, net of issuance costs of $507,824	3,415,250	6,139,773	-	-	-	-	6,139,773	-
Fair value of warrants issued on private placement (note 7(b)(ii))	-	-	182,903	-	-	-	182,903	-
Compensation expense on options granted to contractors	-	-	398,539	-	-	-	398,539	-
Exercise of stock options for cash	1,600	3,200	-	-	-	-	3,200	-
Issuance of common shares on purchase of shares of Transense Technologies plc (note 6)	25,000	37,500	-	-	-	-	37,500	-
Remuneration paid in shares, at their market value	13,500	22,000	-	-	-	-	22,000	-
Net earnings	-	-	-	-	1,905,178	-	1,905,178	1,905,178
Translation adjustment	-	-	-	-	-	(164,395)	(164,395)	(164,395)

Balance at July 31, 2000	14,497,797	35,965,583	581,442	-	(25,780,406)	(533,274)	10,233,345	1,740,783

Exercise of stock options for cash	11,500	23,000	-	-	-	-	23,000	-
Exercise of warrants for cash	160,000	240,000	-	-	-	-	240,000	-
Issuance of common shares on purchase of license from TRW Inc. (note 5)	490,072	1,337,500	-	-	-	-	1,337,500	-
Deferred compensation expense related to stock option plans (note 7(c))	-	-	102,020	(102,020)	-	-	-	-
Compensation expense (note 7(c))	-	-	-	61,247	-	-	61,247
Loss for the period	-	-	-	-	(5,507,019)	-	(5,507,019)	(5,507,019)
Translation adjustment	-	-	-	-	-	(272,924)	(272,924)	(272,924)

Balance at July 31, 2001	15,159,369	37,566,083	683,462	(40,773)	(31,287,425)	(806,198)	6,115,149	(5,779,943)

Issuance of common shares for cash upon private placements, net of issuance costs of $551,569 (note 7(b)(i))	3,352,000	4,650,289	-	-	-	-	4,650,289	-
Exercise of warrants for cash, net of issuance costs of $10,890 (note 7(b)(i))	200,000	298,110	-	-	-	-	298,110	-
Fair value of warrants issued on private placement (note 7(b)(i))	-	-	206,340	-	-	-	206,340	-
Forfeiture of stock options	-	-	(4,341)	4,341	-	-	-	-
Compensation expense	-	-	-	19,427	-	-	19,427	-
Loss for the period	-	-	-	-	(6,829,176)	-	(6,829,176)	(6,829,176)
Translation adjustment	-	-	-	-	-	(171,093)	(171,093)	(171,093)

Balance at July 31, 2002	18,711,369	42,514,482	885,461	(17,005)	(38,116,601)	(977,291)	4,289,046	(7,000,269)

See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Consolidated Statements of Cash Flows
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

2002	2001	2000

Cash provided by (used for):

Operating activities:
Net earnings (loss)	$ (6,829,176)	$ (5,507,019)	$ 1,905,178
Items not affecting cash:
Depreciation and amortization	1,152,378	446,096	177,690
Gain on sale of investment (note 6)	-	-	(8,343,487)
Stock-based compensation	19,427	61,247	420,539
Change in non-cash working capital:
Receivables	(5,266)	(115,379)	672,584
Inventory	151,249	(1,310,788)	(26,950)
Prepaid expenses	(294,769)	15,963	(17,790)
Accounts payable and accrued liabilities	346,652	301,335	(783,418)

Net cash used in operating activities	(5,459,505)	(6,108,545)	(5,995,654)

Investing activities:
Purchase of capital assets	(164,886)	(332,832)	(446,701)
Purchase of investment (note 6)	-	-	(955,330)
Purchase of other asset (note 5)	(500,000)	(400,000)	-
Redemption of short-term investments	-	-	1,381,448
Net proceeds on sale of investment (note 6)	-	-	9,336,317

Net cash provided by (used in) investing activities	(664,886)	(732,832)	9,315,734

Financing activities:
Issuance of common shares	5,165,629	263,000	6,325,876
Repayment of promissory note (note 5)	(1,450,000)	-	-

Net cash provided by financing activities	3,715,629	263,000	6,325,876

Effect of exchange rate differences on cash and cash equivalents	4,473	(244,429)	(173,571)

Net increase (decrease) in cash and cash equivalents	(2,404,289)	(6,822,806)	9,472,385

Cash and cash equivalents, beginning of year	2,930,257	9,753,063	280,678

Cash and cash equivalents, end of year	$ 525,968	$ 2,930,257	$ 9,753,063

Supplementary information:
Interest paid	$ 92,093	$ 12,408	$ 15,903
Non-cash investing and financing activities:
Purchase of investment through issuance of common shares	-	-	37,500
Purchase of other asset through issuance of promissory note	2,800,000	-	-
Purchase of other asset through issuance of common shares	-	1,337,500	-
Warrants issued for financing services on private placement	206,340	-	182,903
Shares issued for financing services on private placement	28,358	-	-

See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

1.	Operations:

The Company and its subsidiaries develop and market products incorporating wireless data transmission and processing technologies, primarily for the automotive markets. The Company's primary product is a wireless tire monitoring system which it currently markets for use on passenger vehicles and other pneumatic tire applications. All sales of its product are made in this industry segment.

The Company is continuing to develop its products and markets. The Company has incurred recurring operating losses and has a deficit of $38,116,601 and a working capital deficiency of $93,609 as at July 31, 2002. Since 1998, the Company has raised approximately $28,000,000 through ten private placements to fund its operations. The Company requires immediate additional financing to fund its operations and meet its overdue and maturing debt obligation. (see note 5).

The Company is pursuing various alternatives for private placements and public financings to meet its immediate and long-term financial requirements. Subsequent to year end, the Company realized $750,000 on completion of a private placement (note 14). There can be no assurance that additional financing will be available to the Company when needed or, if available, that it can be obtained on commercially reasonable terms. These consolidated financial statements have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that the Company's assets will be realized and liabilities settled in the ordinary course of business. Accordingly, these consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Significant accounting policies:
	(a)	Basis of presentation:

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SmarTire USA Inc., SmarTire (Europe) Ltd., and SmarTire Technologies Inc. All intercompany balances and transactions have been eliminated.

	(b)	Research and development costs:
Research and development costs are expensed as incurred. Equipment used in research and development is capitalized only if it has an alternative future use.
	(c)	Cash and cash equivalents:
Cash and cash equivalents includes investments in short-term investments with a term to maturity when acquired of 90 days or less.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

2.	Significant accounting policies (continued):
	(d)	Inventory:

Inventory is valued at the lower of cost and net realizable value. Cost is determined using the weighted average method and includes invoice cost, duties and freight. Provision for obsolescence is estimated by management based on historical and expected future sales.

	(e)	Fixed assets:

Fixed assets are recorded at cost. Depreciation of computer hardware and software and office and shop equipment is provided for on the declining balance basis at 30% per annum. Leasehold improvements are depreciated over the lesser of their useful lives or the term of the lease.

	(f)	Other assets:

Other assets includes the license to manufacture and sell tire monitoring systems to the original equipment vehicle manufacturers (note 5). Other assets are recorded at cost and are being amortized over five years on a straight-line basis.

	(g)	Impairment of long-lived assets:

The Company monitors the recoverability of long-lived assets, based on estimates using factors such as expected future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets or be realized on sale. The Company recognizes an impairment loss if the projected undiscounted future cash flows is less than the carrying amount. The amount of the impairment charge, if any, is measured equal to the excess of the carrying value over the expected future cash flows discounted using the Company's average cost of funds.

	(h)	Revenue recognition:

The Company recognizes revenue when goods are shipped and title passes, there is persuasive evidence of an arrangement, collection is probable, and the fee is fixed or determinable. Customer acceptance is used as the criterion for revenue recognition when the product sold does not have an established sales history to allow management to reasonably estimate returns and future provisions. Provisions are established for estimated product returns and warranty costs at the time the revenue is recognized. The Company records deferred revenue when cash is received in advance of the revenue recognition criteria being met.

(	(i)	Earnings (loss) per share:

Basic earnings (loss) per share computations are based on the weighted average number of shares outstanding during the year. If in a period the Company had outstanding dilutive stock options and warrants, diluted earnings (loss) per share is calculated using the treasury stock method.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

2.	Significant accounting policies (continued):
	(j)	Income taxes:

The Company accounts for income taxes in accordance with the asset and liability method. Under this method, deferred income taxes are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts and their respective income tax bases and for loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment. Deferred income tax assets are evaluated and if their realization is not considered to be "more likely than not", a valuation allowance is provided.

	(k)	Foreign currency translation:

The Company's functional or primary operating currency is the Canadian dollar. The Company's financial statements are prepared in Canadian dollars before translation to the U.S. dollar reporting currency. The Company translates transactions in currencies other than the Canadian dollar at the exchange rate in effect on the transaction date. Monetary assets and liabilities denominated in a currency other than the Canadian dollar are translated at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in earnings.

Amounts reported in Canadian dollars have been translated into U.S. dollars as follows: assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date and revenue and expense items are translated at the average rates for the period. Unrealized gains and losses resulting from the translation into the reporting currency are accumulated in a cumulative other comprehensive loss, a separate component of stockholders' equity.

	(l)	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management at the date of the financial statements to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts to revenues and expenses during the reporting period. Significant areas requiring the use of estimates include estimating the net realizable value of inventory and the future cash flows for assessing the net recoverable amount of long-lived assets. Actual results may differ from those estimates.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

2.	Significant accounting policies (continued):
	(m) Stock-based compensation plans:

The Company has elected under FAS 123, "Accounting for Stock-Based Compensation" to account for employee stock options using the intrinsic value method pursuant to Accounting Principles Board ("APB") Opinion No. 25, or "Accounting for Stock Issued to Employees" and related interpretations. As such, compensation expense under the Company's fixed option plans is recorded on the date of grant only if the market price of the underlying stock at the date of grant exceeds the exercise price. The pro forma stock compensation information required by FAS 123 is presented in note 8(d).

The Company recognizes compensation expense for stock options, common stock and other instruments issued to non-employees for services received based upon the fair value of the equity instruments issued as the services are performed and the instrument earned.

If the exercise price of employee stock option award is not fixed in the functional currency of the Company or in the currency the employee is paid, the award is accounted for as a variable award until the award is exercised, forfeited, or expires unexercised. The Company measures compensation as the amount by which the quoted market value of the common shares of the Company's stock covered by the grant exceeds the option price with changes in the market price included in the measurement of loss.

	(n)	Comprehensive income:

Under SFAS 130, "Reporting Comprehensive Income", the Company is required to report comprehensive income, which includes net earnings as well as changes in equity from non-owner sources. The other changes in equity included in comprehensive income for the periods presented comprise the foreign currency cumulative translation adjustments. Accumulated other comprehensive income (loss) is presented in the consolidated financial statements of stockholders' equity and comprehensive income (loss).

	(o)	Comparative figures:
	Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current year.

3.	Inventory:

		2002	2001

	Raw materials	$ 143,368	$ 823,366
	Work in progress	-	351,516
	Finished goods	1,134,585	302,869

		$1,277,953	$1,477,751

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

4.	Fixed assets:

			Accumulated	Net book
	2002	Cost	amortization	value

	Computer hardware and software	$ 503,407	$307,693	$ 195,714
	Office and shop equipment	764,573	438,806	325,767
	Leasehold improvements	170,997	67,296	103,701

		$1,438,977	$813,795	$625,182

			Accumulated	Net book
	2001	Cost	amortization	value

	Computer hardware and software	$ 429,985	$247,955	$ 182,030
	Office and shop equipment	715,567	325,278	390,289
	Leasehold improvements	176,973	43,143	133,830

		$1,322,525	$616,376	$ 706,149

5.	Other assets:

On August 31, 2001, the Company and TRW Inc. entered into an agreement to restructure their strategic alliance. Under the terms of restructuring, SmarTire and TRW agreed to terminate a number of agreements. The Company now has the right to manufacture and sell tire monitoring systems to the original equipment vehicle manufacturers market ("OEM"). Consideration consisted of a promissory note of $2.8 million, carrying an interest rate of 6% per annum plus cash of $500,000. The promissory note is secured by personal property and assets of the Company, including equipment, inventory, accounts receivable, intangibles and other personal property. The principal amount of the note is to be paid in installments accompanied by accrued interest to the date of each payment. The Company made three principal payments, totaling $1,450,000 in the aggregate, together with accrued interest, under the promissory note during the year ended July 31, 2002.

The remaining principal payments are repayable as follows:

	June 28, 2002			$450,000
	September 30, 2002			450,000
	December 13, 2002			450,000

	Subsequent to year end, TRW Inc. granted an extension to the Company to make the balance of the principal payments (note 14).

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

5.	Other assets (continued):

On December 13, 2000, the Company entered into an Assignment and Amendment Agreement with TRW Inc. that transfers to the Company the license to manufacture and sell tire monitoring systems to the original equipment vehicle manufacturers of most medium and heavy duty trucks. Consideration consisted of 490,072 shares of common stock valued at $1,337,500, based on the market value of the Company's stock at the date of purchase, plus cash of $400,000.

The rights are being amortized over five years on a straight-line basis.

			Accumulated	Net book
	2002	Cost	amortization	value

	OEM - most medium and heavy duty trucks	$ 1,737,500	$ 612,606	$ 1,124,894
	OEM - all other vehicles	3,300,000	667,421	2,632,579

		$ 5,037,500	$ 1,280,027	$ 3,757,473

			Accumulated	Net book
	2001	Cost	amortization	value

	OEM - most medium and heavy duty trucks	$ 1,737,500	$ 228,760	$ 1,508,740

6.	Gain on sale of investment:

During 2000, the Company made an investment in Transense Technologies plc ("Transense") through the issuance of 25,000 common shares of the Company valued at $37,500, based on the market value of the Company's stock at the date of investment, plus cash of $161,230 in exchange for 250,000 common shares and 250,000 share purchase warrants of Transense. The Company exercised the Transense warrants at a cost of $794,100 and sold all its Transense common shares for net cash proceeds of $9,336,317. The Company still retains its rights under the license agreement with Transense. Under the terms of the agreement, the Company has a worldwide non-exclusive license to Transense's surface acoustic wave technology for certain tire pressure monitoring applications.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

7.	Share capital:
	(a)	Authorized capital was increased by 181,251 common shares in 2001, increasing the authorized capital to 200,000,000 common shares without par value.
	(b)	The subscribed and issued share capital of the Company is as follows:
(i)

For the year ended July 31, 2002, the Company realized net cash proceeds of $4,856,629 from the completion of three separate private placements, each effected pursuant to Regulation S under the Securities Act of 1933. In the first private placement, the Company issued and sold 1,830,000 units for net cash proceeds of $2,955,469. Each unit was issued at a price of $1.70 and consisted of one common share and one common share purchase warrant. Each warrant entitles the holder to purchase one common share of the Company and is exercisable at a price of: (a) $2.30 if exercised on or before June 30, 2002; (b) $2.80 if exercised after June 30, 2002 and on or before February 28, 2003; and (c) $3.30 if exercised after February 28, 2003 but on or before October 31, 2003, on which date the warrant will expire. Advisors to the private placement were issued 58,100 share purchase warrants exercisable at a price of $1.70 and a cash commission of $149,770 plus expenses of $5,761. The warrants are exercisable over three years from the date of issuance. The estimated fair value of these warrants is recorded as a capital transaction as the services relate to an equity transaction by a charge against share capital and a corresponding credit to additional paid-in capital. The fair value of these warrants at the date of grant was $110,625.

In the second private placement, the Company issued and sold 750,000 common shares at a price of $1.75 per share for net cash proceeds of $1,173,660. Advisors to the private placement were issued 52,500 share purchase warrants exercisable at a price of $1.75 and a cash commission of $131,250 plus expenses of $7,590. The warrants are exercisable over three years from the date of issuance. The fair value of these warrants at the date of grant was $95,715.

In the third private placement, the Company issued and sold 750,000 common shares at a price of $1.00 per share for net cash proceeds of $727,500. Advisors to the private placement were issued 22,000 common shares plus a cash commission of $22,500. The fair value of these shares at the date issued was $28,358.

The Company also realized net proceeds of $298,110 from the exercise of 200,000 warrants. On May 19, 2002, 140,000 warrants were exercised at $1.50. On June 26, 2002, 60,000 warrants issued in the Company's first private placement in fiscal 2002 were repriced from $2.30 to $1.65 and exercised and an additional 30,000 share purchase warrants exercisable at a price of $2.80 per share were issued. The new warrants are exercisable over three years from the date of issuance. Advisors to the private placement earned a cash commission of $10,890.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

7.	Share capital (continued):
	(b)	The subscribed and issued share capital of the Company is as follows (continued):
		(ii)

During the year ended July 31, 2000, the Company agreed to issue warrants to purchase 119,717 common shares at $2.00 per share for consulting and advisory services rendered in connection with private placements. The warrants were all exercisable on July 31, 2001 and will expire between February 21, 2002 and March 31, 2003. The fair value of these warrants at the date of grant was $182,903.

			The fair value of the warrants was estimated on the date of issuance using the Black-Scholes option valuation model with the following assumptions:

				2002	2001	2000

			Expected dividend yield	0%	-	0%
			Expected stock price volatility	133%	-	196%
			Risk-free interest rate	4.32%	-	6.03%
			Expected life of warrants	3 years	-	2.65 years

		(iii)

The Company completed various private placement transactions involving the sale of its common stock during the year ended July 31, 2000 for net proceeds of $6,322,676 from the issuance of 3,415,250 common shares at a price of $2.00 per share. Of the total shares sold, 1,505,000 were issued in October 1999 and an additional 1,910,250 were issued in March 2000.

		(iv)	The exercise prices of warrants issued were not less than the market price of the Company's common shares at the date of issuance.
	(c)	Stock-based compensation plans:
		At July 31, 2002, the Company has five stock-based compensation plans that are described below.
		The Company has the following fixed stock option plans:
		(i)

Prior to 1998, the Company had an initial plan whereby the Company could grant employees options to purchase common stock. These options vested immediately on the date of grant and expire five years after grant date. The exercise price of cash option equals the fair value of the common stock on the date of grant.

		(ii)	Under the "1998 US Stock Incentive Plan" the Company may grant options to its employees for up to 300,000 common shares.
			Under the "1998 Stock Incentive Plan" the Company may grant options to its employees for up to 600,000 common shares.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

7.	Share capital (continued):
(c)	Stock-based compensation plans (continued):
(iii)

Under the "1999 Stock Incentive Plan" the Company may grant common shares to the employees based on the operating results and the market value of the shares of the Company. This plan does not specify a maximum number of common shares that could be granted. No shares have been issued under this plan.

(iv)	Under the "2000 US Stock Incentive Plan" the Company may grant options to its employees for up to 200,000 common shares.
Under the "2000 Stock Incentive Plan" the Company may grant options to its employees for up to 800,000 common shares.

The options currently outstanding under "1998 US Stock Incentive Plan" and "2000 Stock Incentive Plan" generally vest from two to four years, with the first 20% to 33% vesting at the date of grant and the balance vesting annually at each anniversary date of the grant thereafter. The exercise price of each option is based on the fair value of the common stock at the date of grant. These options have a five year term.

A summary of fixed stock option transactions and balances during the three years ended July 31, 2001 is as follows:

2002	2001	2000

Weighted	Weighted	Weighted
average	average	average
exercise	exercise	exercise
Shares	price	Shares	price	Shares	price

Outstanding, beginning	1,458,750	$ 3.20	997,625	$ 3.09	670,425	$ 3.47
of year
Options granted	484,700	2.88	498,600	3.44	674,500	2.78
Options exercised	-	-	(11,500)	(2.00)	(1,600)	(2.00)
Options forfeited	(266,200)	(3.40)	(25,975)	(2.99)	(345,700)	(3.35)

Outstanding, end of year	1,677,250	$ 3.08	1,458,750	$ 3.20	997,625	$ 3.09

Options outstanding	Options exercisable

Weighted
average	Weighted	Weighted
remaining	average	average
Range of	Number	contractual	exercise	Number	exercise
exercise prices	of shares	life	price	exercisable	price

$1.65 - 2.89	917,458	2.46	$ 2.61	776,860	$ 2.65
$2.90 - 4.69	759,792	3.24	3.65	363,903	3.26

$1.65 - 4.69	1,677,250	2.81	$ 3.08	1,140,763	$ 2.85

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

7.	Share capital (continued):
	(c)	Stock-based compensation plans (continued):

The Company normally issues options to directors at fixed exercise prices. 120,000 options issued to directors and outstanding as at July 31, 2002 (2001 - 90,000) vest immediately, but if not exercised each year, there is an annual 20% increase in the exercise price until the options expire. For accounting purposes these options are considered to be variable in nature and compensation expense is recorded to the extent of increases in the market value of the underlying common shares as compared to the exercise price at each reporting period.

Where options issued after January 18, 2001 have an exercise price in a currency that is not either the (a) functional currency of the Company, or (b) the currency in which the employee is paid, the options are to be accounted for as variable plan options and compensation expense will be recorded equal to changes in the market value of the underlying common shares at each reporting period. During the year ended July 31, 2002 and 2001, the Company granted options in U.S. dollars when the functional currency of the Company is the Canadian dollar. Most employees of the Company are paid in Canadian dollars or British pounds. Accordingly, these employee options are considered to be variable options.

The compensation recovery (expense) for variable options for the year ended July 31, 2002 is $3,190 (2001 - ($3,190); 2000 - nil). In addition, compensation expense is recognized to the extent that options are granted having an exercise price less than the market price of the underlying common stock on the date of grant.

	(d)	Stock-based compensation:

As explained in note 2(m), the Company has adopted only the disclosure provisions of FAS 123, to account for grants under the Company's existing employee stock based compensation plans. The exercise price of each option is based on the fair value of the common stock at the date of the grant Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards under those plans consistent with the measurement provisions of FAS 123, the Company's net earnings (loss) and earnings (loss) per share would have been adjusted as follows:

		2002	2001	2000

	Net earnings (loss):
	As reported	$ (6,829,176)	$ (5,507,019)	$ 1,905,178
	Pro forma	(7,886,498)	(6,762,702)	1,375,301
	Basic and diluted earnings (loss) per share:
	As reported	(0.41)	(0.39)	0.14
	Pro forma	(0.47)	(0.47)	0.10

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

7.	Share capital (continued):
	(d)	Stock-based compensation (continued):
		The Company recognizes the compensation expense at the date of granting the stock options on a straight-line basis over the vesting period.
		The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option valuation model with the following weighted average assumptions:

			2002	2001	2000

		Expected dividend yield	0%	0%	0%
		Expected stock price volatility	129%	220%	195%
		Risk-free interest rate	4.35%	5.60%	5.89%
		Expected life of options	1.67 years	2.00 years	3.80 years

		Weighted-average fair values of options granted during the year are as follows:

			2002	2001	2000

		Options whose exercise price at date of grant:
		Equals the market price of stock	$-	$3.88	$-
		Exceeds the market price of stock	2.07	3.04	1.64
		Is less than the market price of stock	-	3.25	-

	(e)	Warrants:

As at July 31, 2002, warrants outstanding were exercisable for 2,030,317 (2001 - 309,717) common shares of the Company. The warrants entitle the holders to purchase common shares of the Company at prices ranging from $1.70 to $2.80 per share and expire on various dates until June 27, 2005.

8.	Financial instruments:
	(a)	Fair value of financial instruments:

The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities and promissory notes payable approximate their fair values due to being in a ready cash form or the short-term maturity of these instruments.

	(b)	Credit risk:

The majority of the Company's activities are concentrated in the automotive industry and sales are primarily to a few major customers (note 13). To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

8.	Financial instruments (continued):
	(c)	Foreign currency risk:

The Company operates internationally which gives rise to the risk that cash flows may be adversely impacted by exchange rate fluctuations. To July 31, 2002, the Company has not entered into derivatives or other hedging instruments to mitigate its foreign exchange risk.

9.	Related party transactions:
	During the year ended July 31, 2002, the Company:
	(a)

Paid $115,900 (2001 - $78,510) for consulting services and financing fees on the private sales of its common stock and issued 46,900 (2001 - nil) share purchase warrants at an exercise price of $1.70, expiring on January 18, 2005 for financing services to a company in which a director of the Company has significant influence. The director also received 15,000 (2001 - 15,000) options from the Company during the year.

	(b)	Paid $98,752 (2001 - $79,858) for legal fees to a legal firm in which a former director (resigned in July 2002) of the Company is a partner.

10.	Income taxes:
	(a)	Effective tax rate:
		The effective income tax rates differ from the Canadian statutory rates for the following reasons:

			2002	2001	2000

		Canadian statutory tax rate	41.7%	45.6%	45.6%

		Computed tax expense	$ (2,847,766)	$ (2,511,200)	$ 868,761
		Foreign losses tax affected at lower rates	128,066	260,118	312,515
		Reduction in effective tax rates	483,059	1,600,378	-
		Permanent and other differences	975,676	115,318	(1,304,630)
		Change in valuation allowance	1,260,965	535,386	123,354

			$ -	$ -	$ -

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

10.	Income taxes (continued):
	(b)	Deferred tax assets and liabilities:

			2002	2001	2000

		Deferred tax assets:
		Fixed and other assets, accounting
		depreciation in excess of tax	$ 519,987	$ 328,787	$ 560,308
		Loss carryforwards	11,472,671	10,137,211	9,084,020
		Scientific research and development	319,525	352,985	435,823
		expenses
		Share issue costs	192,718	218,050	415,712
		Others	1,150	208,053	213,837

		Total gross deferred tax assets	12,506,051	11,245,086	10,709,700
		Valuation allowance	(12,506,051)	(11,245,086)	(10,709,700)

		Net deferred tax assets	$ -	$ -	$ -

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

For Canadian tax purposes, the Company has approximately $21,600,000 of non-capital losses for income tax purposes available at July 31, 2002 to reduce taxable income of future years. These losses will expire as follows:

	2003				1,800,000
	2004				2,300,000
	2005				2,700,000
	2006				6,400,000
	2007				100,000
	2008				3,600,000
	2009				4,700,000

					$ 21,600,000

	Additionally, for Canadian tax purposes, the Company has scientific research and development expenditures of $898,000 available to reduce future taxable income indefinitely.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2002 and 2000

10.	Income taxes (continued):

For United States tax purposes, the Company has approximately $5,400,000 of non-capital losses for income tax purposes available at July 31, 2002 to reduce taxable income of future years. These losses will expire as follows:

2012	$ 100,000
2013	1,000,000
2019	1,800,000
2020	1,300,000
2021	400,000
2022	800,000

$ 5,400,000

For United Kingdom tax purposes, the Company has approximately $6,400,000 of non-capital losses for income tax purposes available at July 31, 2002 to reduce taxable income of future years. These losses may be carried forward indefinitely.

11.	Earnings (loss) per share:
The weighted average number of shares outstanding used in the computation of earnings (loss) per share were as follows:

2002	2001	2000

Weighted-average shares used in computation
of basic earnings (loss) per share	16,743,977	14,296,240	13,159,385

Weighted average shares from assumed
conversion of dilutive warrants	-	-	137,603

Fully diluted weighted average number	16,743,977	14,296,240	13,296,988
of common shares

12.	Commitments and contingencies:
(a)	The Company is committed to the following payments under operating leases, and service agreements for premises and certain equipment and consultants:

2003	$ 355,769
2004	316,316
2005	316,316
2006	136,587
2007	120,226

SMARTIRE TIRE INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

12.	Commitments and contingencies (continued):
	(b)	Cash and short-term investments are used to secure credit card advances in the amount of $40,777 (2001 - $41,340).
	(c)

A former sales representative has advanced a claim against the Company with respect to procuring customer relationships on behalf of the Company.  The Company does not believe that any commissions are owing with respect to the services provided by this representative. No accrual has been provided in these financial statements for this contingent liability.

13.	Segmented information:
	The Company operates in the wireless tire monitoring technology industry. Management of the Company makes decisions about allocating resources based on this one operating segment.
	Substantially all revenue is derived from sales to United States and European customers. Geographic information is as follows:

		Revenue from
		external customers

		2002	2001	2000

	United States	$ 547,328	$ 581,514	$ 558,560
	Europe	465,016	198,097	189,178

		$ 1,012,344	$ 779,611	$ 747,738

	72% of the Company's fixed assets are in Canada and 28% are in Europe.
	Major customers, representing 10% or more of total sales, include:

		2002	2001	2000

	Customer A	$ 27,995	$ 143,788	$ 106,098
	Customer B	36,003	246,803	202,684
	Customer C	143,487	126,742	-
	Customer D	187,314	-	-

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

14.	Subsequent events:
(a)

On September 26, 2002 and October 4, 2002, the Company realized gross cash proceeds of $500,000 and $250,000 respectively from the issuance of 10% redeemable convertible notes of the Company plus 150,000 share purchase warrants from the completion of a private placement effected pursuant to Regulation S under the Securities Act of 1933. The agreements were signed on September 20, 2002 and the notes mature on December 20, 2002. Interest on these notes is payable when the notes are fully converted or redeemed. At the option of the Company, the Company may make interest payments and redeem the notes in cash or in shares of the Company's common stock. The conversion price of the notes is the lesser of:

		(i)	an amount which is equal to seventy-five percent (75%) of the average of the three lowest Closing Bid Prices for the ten (10) day period ending on the day before the Scheduled Maturity Date; or
		(ii)	$1.00
Each warrant entitles the holder to purchase one of the Company's common shares and is exercisable at a price of $1.25 on or before September 20, 2005, on which date the warrant will expire.
The Company shall have the right to prepay all of the principal and accrued interest outstanding under the notes as follows:
		(i)	for the period from September 20, 2002 until and including October 20, 2002, 110% multiplied by the principal amount of these notes plus all accrued and unpaid interest through the date of repayment;
(ii)

for the period from October 21, 2002 until and including November 19, 2002, 115% multiplied by the principal amount of these notes plus all accrued and unpaid interest through the date of prepayment; and

		(iii)	for the period from November 20, 2002 until and including December 20, 2002, 120% multiplied by the principal amount of these notes plus all accrued and unpaid interest through the date of prepayment.

The fair value of warrants using the Black-Scholes model and intrinsic value of the beneficial conversion feature is $684,000 and will be recorded as additional paid-in capital. The intrinsic value is the conversion price for the notes less the fair value of the underlying common shares at the date of the agreement. The remaining balance of $66,000 will be recorded as a liability. The carrying value of the liability will be accreted to the redemption value of the notes over the period from September 26, 2002 to its initial maturity date of December 20, 2002. The accretion amount would be charged to the statement of operations.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended July 31, 2002, 2001 and 2000

14.	Subsequent events (continued):
	(a)	(Continued):

Advisors to the private placement will be issued a commission of 8% on the face value of the notes and 60,000 share purchase warrants exercisable at a price equal to the conversion price of the convertible notes into common shares. The warrants are exercisable over three years from the date of issuance.

	(b)	On October 7, 2002, the Company paid TRW Inc. $250,000. TRW Inc. granted the Company an extension to make the balance of the principal payments as follows:

	October 31, 2002	$650,000
	December 13, 2002	450,000

Consolidated Financial Statements
(Expressed in United States dollars)
in accordance with United States Generally Accepted Accounting Principles

SMARTIRE SYSTEMS INC.

Periods ended January 31, 2003 and 2002

SMARTIRE SYSTEMS INC.
Consolidated Balance Sheets
(Expressed in United States dollars)

	January 31, 2003 (unaudited)'	July 31, 2002'
Assets

Current assets:
Cash and cash equivalents	$ 229,603	$ 525,968
Receivables, net of allowance for doubtful accounts
of $nil (July 31, 2002 - $nil)	187,009	188,294
Inventory	1,187,635	1,277,953
Prepaid expenses	104,492	374,731

	1,708,739	2,366,946

Deferred charges (note 6(d))	388,833	-
Fixed assets	589,058	625,182

Other assets (note 4)	3,388,197	3,757,473

	$ 6,074,827	$ 6,749,601

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$ 1,552,200	$ 1,110,555
Promissory note payable (note 5)	850,000	1,350,000

	2,402,200	2,460,555

Convertible debenture (note 7)	263,554	-

Stockholders' equity:
Share capital (note 6):
Preferred shares, par value $1,000 Cdn per share
20,000 shares authorized
Issued and outstanding; none
Common shares, without par value
200,000,000 shares authorized
22,925,195 shares issued and outstanding at
January 31, 2003 (July 31, 2002 -18,711,369)	45,432,055	42,514,482
Additional paid-in capital	1,172,776	885,461
Deferred stock compensation	(8,502)	(17,005)
Deficit	(42,316,846)	(38,116,601)
Accumulated other comprehensive loss	(870,410)	(977,291)

	3,409,073	4,289,046

	$ 6,074,827	$ 6,749,601

Going concern (note 2)
Contingency (note 9)
See accompanying notes to consolidated financial statements.

On behalf of the Board

/s/ Robert V. Rudman
Director

/s/ Bill Cronin
Director

SMARTIRE SYSTEMS INC.
Consolidated Statements of Loss and Deficit
(Expressed in United States Dollars)

(Unaudited)
	Three Months Ended		Six Months Ended
	January 31, 2003	January 31, 2002	January 31, 2003	January 31 2002

Revenue	$ 146,762	$ 192,665	$ 544,351	$ 545,294

Cost of goods sold	130,660	139,750	448,405	387,674

	16,102	52,915	95,946	157,620

Expenses
Depreciation and amortization	292,819	294,362	587,250	538,198
Engineering, research and development	260,519	786,189	523,079	1,091,917
General and administrative	705,638	672,231	1,615,362	1,378,469
Marketing	303,093	359,628	823,225	786,025

	1,562,069	2,112,410	3,548,916	3,794,609

Loss from operations	(1,545,967)	(2,059,495)	(3,452,970)	(3,636,989)

Other expenses (income)
Interest income	(336)	(3,651)	(1,662)	(13,774)
Interest and finance charges (note 7)	620,884	36,349	811,782	64,972
Foreign exchange loss (gain)	(36,643)	7,128	(62,845)	13,606

	583,905	39,826	747,275	64,804

Net loss	(2,129,872)	(2,099,321)	(4,200,245)	(3,701,793)

Deficit, beginning of period	40,186,974	32,889,897	38,116,601	31,287,425

Deficit, end of period	$ 42,316,846	$ 34,989,218	$ 42,316,846	$ 34,989,218

Basic and diluted loss per share	$ (0.10)	$ (0.13)	$ (0.21)	$ (0.23)

Weighted average shares used in the computation of basic and diluted loss per share	21,928,214	16,504,152	20,319,792	15,831,760

See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Consolidated Statements of Stockholders' Equity and Comprehensive Loss
(Expressed in United States dollars)

Six months ended January 31, 2003 (unaudited) and year ended July 31, 2002 (audited)

			Additional
	Common Shares		paid-in	Deferred Stock		Accumulated other	Stockholders'	Comprehensive
	Shares	Amount	capital	compensation	Deficit	comprehensive loss	equity	loss

		$		$	$	$	$	$
Balance as at July 31, 2001	15,159,369	37,566,083	683,462	(40,773)	(31,287,425)	(806,198)	6,115,149	(5,779,943)

Issuance of common shares for cash upon private placements, net of issuance costs of $551,569	3,352,000	4,650,289	-	-	-	-	4,650,289	-
Exercise of warrants for cash, net of issuance costs of $10,890	200,000	298,110	-	-	-	-	298,110	-
Fair value of warrants issued on private placement	-	-	206,340	-	-	-	206,340	-
Forfeiture of stock options	-	-	(4,341)	4,341	-	-	-	-
Compensation expense	-	-	-	19,427	-	-	19,427	-
Loss for the period	-	-	-	-	(6,829,176)	-	(6,829,176)	(6,829,176)
Translation adjustment	-	-	-	-	-	(171,093)	(171,093)	(171,093)

Balance at July 31, 2002	18,711,369	42,514,482	885,461	(17,005)	(38,116,601)	(977,291)	4,289,046	(7,000,269)

Intrinsic value of beneficial conversion feature of convertible notes plus fair value of warrants issued (note 7(a))	-	-	684,000	-	-	-	684,000	-
Conversion of convertible notes to common shares net of issuance costs of $127,570 (note 7(a))	1,517,672	1,388,852	(684,000)	-	-	-	756,245	-
Intrinsic value of beneficial conversion feature of convertible debentures (note 7(b))	-	-	142,857	-	-	-	142,857	-
Issuance of common shares for cash upon private placements, net of issuance costs of $211,279 (note 6(c))	2,250,000	1,238,721	-	-	-	-	1,334,000	-
Commitment fee on equity line of credit (note 6(d))	446,154	290,000	-	-	-	-	290,000	-
Accretion of interest on convertible debentures (note 7(b))	-	-	(2,214)	-	-	-	(2,214)	-
Fair value of warrants issued on private placements and convertible debentures (note 6(c) and note 7(a))	-	-	146,672	-	-	-	-	-
Compensation Expense	-	-	-	8,503	-	-	8,503	-
Loss for the period	-	-	-	-	(4,200,245)	-	(4,200,245)	(4,200,245)
Translation adjustment	-	-	-	-	-	106,881	106,881	106,881

Balance at January 31, 2003	22,925,195	45,432,055	1,172,776	(8,502)	(42,316,846)	(870,410)	3,409,073	(4,093,364)

See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Consolidated Statements of Cash Flows
(Expressed in United States dollars)
(Unaudited)
Six months ended January 31, 2003 and 2002

	2003	2002

Cash provided by (used for):

Operating activities:
Net loss	$ (4,200,245)	$ (3,701,793)
Items not affecting cash:
Depreciation and amortization	587,250	538,198
Compensation expense	8,503	9,786
Interest expense (note 7)	701,671	-
Change in non-cash working capital:
Receivables	7,976	(10,655)
Inventory	133,796	(127,264)
Prepaid expenses	277,196	(78,067)
Accounts payable and accrued liabilities	390,937	244,423

Net cash used in operating activities	(2,092,916)	(3,125,372)

Investing activities:
Purchase of capital assets	(25,232)	(45,496)
Purchase of other asset	-	(500,000)

Net cash used in investing activities	(25,232)	(545,496)

Financing activities:
Issuance of common shares (note 6) Net proceeds from convertible debentures (note 7)	1,334,000 995,823	2,955,469 -
Repayment of promissory note (note 5)	(500,000)	(1,000,000)

Net cash provided by financing activities	1,829,823	1,955,469

Effect of exchange rate differences on cash
and cash equivalents	(8,040)	4,821

Net decrease in cash and cash equivalents	(296,365)	(1,710,578)

Cash and cash equivalents, beginning of period	525,968	2,930,257

Cash and cash equivalents, end of period	$ 229,603	$ 1,219,679

Supplementary information:
Interest paid	$ 811,782	$ 64,972
Non-cash investing and financing activities:
Purchase of other asset through issuance of Promissory note	-	2,800,000
Fair value of agents warrants issued in conjunction with private placements	146,672	89,300
Accretion of interest on convertible debentures	701,671	-

See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Consolidated Statements of Cash Flows
(Expressed in United States dollars)
(Unaudited)
Six months ended January 31, 2003 and 2002

1. Basis of presentation:

These interim consolidated financial statements have been prepared using United States generally accepted accounting principles. The interim financial statements include all adjustments, consisting solely of normal recurring adjustments, which in management's opinion are necessary for a fair presentation of the financial results for the interim periods presented.

The disclosures in these statements do not conform in all respects to the requirements of generally accepted accounting principles for annual financial statements. These statements follow the same accounting policies and methods of their application as the most recent annual financial statements. These statements should be read in conjunction with the significant accounting policies and other information in the Company's most recent annual financial statements.

2. Going concern:

The Company requires immediate additional financing to fund its operations and meet its maturing debt obligation (see note 11 (b)). The Company has incurred recurring operating losses and has a deficit of $42,316,846 and a working capital deficiency of $693,461 as at January 31, 2003. Since 1998, the Company has raised approximately $30,000,000 through fourteen private placements to fund its operations.

The Company is pursuing various alternatives for private placements and public financings to meet its immediate and long-term financial requirements. Subsequent to quarter end, the Company realized $250,000 on completion of a private placement (note 11). There can be no assurance that additional financing will be available to the Company when needed or, if available, that it can be obtained on commercially reasonable terms. These consolidated financial statements have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that the Company's assets will be realized and liabilities settled in the ordinary course of business. Accordingly, these consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

3. Operations:

The Company and its subsidiaries develop and market products incorporating wireless data transmission and processing technologies, primarily for the automotive markets. The Company's primary product is a wireless tire monitoring system which it currently markets for use on passenger vehicles and other pneumatic tire applications. All sales of its product are made in this industry segment.

4. Other Assets

2003	Cost	Accumulated amortization	Net book value

OEM - most medium and heavy duty trucks	$1,737,500	$744,088	$993,492
OEM - all other vehicles	3,300,000	095,295	2,394,705

	$5,037,500	$1,649,303	$3,388,197

SMARTIRE SYSTEMS INC.
Consolidated Statements of Cash Flows
(Expressed in United States dollars)
(Unaudited)
Six months ended January 31, 2003 and 2002

The Company believes that the net book value of its "other assets" of $3,388,197 as at January 31, 2003 is recoverable based on expectations of future profits from the Company's future sales of the monitoring systems to the original equipment vehicle manufacturer's market ("OEM"). The Company's belief is based on an undiscounted cash flow analysis based on management's best estimate of projected annual sales to the passenger vehicle and light truck OEM market plus the Company's projected sales to the OEM and heavy truck market. Based on these analyses, at January 31, 2003 management concluded that future profits were in excess of the net book value of the company's "other assets" as at January 31, 2003.

5.Promissory note payable

As at January 31, 2003, the balance of $850,000 owed to TRW was overdue (note 11(b)).

6. Share capital:

(a) A summary of stock option transactions and balances during the period ended January 31, 2003 is as follows:

	Options Outstanding	Weighted average exercise price

Balance at July 31, 2002	1,677,250	$3.08

Options granted	752,000	1.46

Options forfeited	(95,650)	(3.32)

Balance at January 31, 2003	2,333,600	$2.60

(b) As at January 31, 2003, warrants outstanding were exercisable for 6,188,317 (July 31, 2002-2,030,317) common shares of the Company. The warrants entitle the holders to purchase common shares of the Company at prices ranging from $0.50 to $2.80 per share that expire on various dates until December 15, 2007.

6. Share capital (continued):

(c) During the second quarter of fiscal 2002 the Company realized net cash proceeds of $1,334,000 from the completion of two separate private placements, each effected pursuant to Regulation S under the Securities Act of 1933. The first private placement included the issuance of 2,000,000 units at a price of $0.50 per unit. The Company realized gross proceeds of $250,000 from this private placement; the balance of the aggregate purchase price for the units was paid for by the application of $750,000 of principal under the senior convertible notes issued by the Company on September 20, 2002. On conversion of senior convertible notes, the carrying value of debt and equity component of the debt recorded as additional paid in capital were reclassified to common shares included in shareholders' equity. Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share at an exercise price of $0.50 per share until November 4, 2005. An additional 17,672 common shares were issued as a payment of accrued interest at a deemed price of $0.50 per share. Advisors to the private placement were paid a commission of $20,000 and were issued 40,000 share purchase warrants exercisable at $0.50 per share. The fair value of these warrants at the date of grant was estimated at $17,131. The fair value of these warrants is

SMARTIRE SYSTEMS INC.
Consolidated Statements of Cash Flows
(Expressed in United States dollars)
(Unaudited)
Six months ended January 31, 2003 and 2002

estimated on the date of issuance using the Black-Scholes option valuation model with the following weighted average assumptions: (expected dividend yield 0%, expected stock price volatility 126%; risk free interest rate 4.23%, expected life of options 3 years). The fair value of the warrant and the commission were recorded as share issue costs.

In the second private placement, the Company issued and sold 750,000 units at $0.67 per unit and 1,000,000 units at $0.70 per unit. The Company realized gross cash proceeds of $1,200,000 from this private placement. Each unit consists of one common share and one share purchase warrant. Of the share purchase warrants issued, 750,000 entitle the holder to purchase one additional common share at an exercise price of $0.85 per share for a period of three years and 1,000,000 of the share purchase warrants entitle the holder to purchase one additional common share at an exercise price of $0.70 per share for a period of three years. Advisors to the private placement were paid a commission of $96,000 and issued 140,000 share purchase warrants, 60,000 exercisable at $0.67 per share and 80,000 exercisable at $0.70 per share. The fair value of the warrant and the commission were recorded as share issue costs. The fair value of these warrants at the date of grant was $78,148. The fair value of these warrants is estimated on the date of issuance using the Black-Scholes option valuation model with the following weighted average assumptions: (expected dividend yield 0%, expected stock price volatility 131%; risk free interest rate 4.2%, expected life of options 5 years).

6. Share capital (continued):

(d) The Company has also arranged a $5.0 million equity line of credit facility from a private investment company. The Company may draw down the facility at its discretion provided that each draw down is at least seven trading days apart, and the maximum amount that may be drawn down at any one time is limited to $70,000 and advance notice is required. The term of the equity line of credit is 24 months. At the time of draw down against the line of credit the Company will issue common shares equal to that amount advanced divided by 99% of the stock price on the five consecutive days after the date of notice. On each date of advance of funds, the Company is to pay 1.5% of the advanced funds as a commission. On the date of the execution of the contract, the Company issued shares worth $290,000 based on the trading price of the stock of the Company on that day. Shares worth $10,000 are payable to the placement agent as at January 31, 2003. The Company may draw down the facility at its discretion upon effectiveness of the registration statement to be filed by the Company in the appropriate form under the Securities Act of 1933 for the purpose of registering the shares issuable upon the draw down of the credit facility. The commitment fee of $290,000 and the agent's placement fee of $10,000 have been deferred until such time as the Company draws down against the equity line of credit.

7. Convertible debentures:

(a) During the three months ended October 31, 2002, the Company realized gross cash proceeds of $500,000 and $250,000, respectively, from the issuance of 10% redeemable convertible notes of the Company plus 150,000 share purchase warrants on the completion of a private placement effected pursuant to Regulation S under the Securities Act of 1933. The agreements were signed on September 20, 2002 and the notes were to mature on December 20, 2002. Interest on these notes is payable when the notes are fully converted or redeemed. At the date of maturity the notes were automatically convertible into common shares at a price equal to the lesser of:

(i) an amount which is equal to seventy-five percent (75%) of the average of the three lowest Closing Bid Prices for the ten (10) day period ending on December 19, 2002; or

(ii) $1.00

Each warrant entitles the holder to purchase one of the Company's common shares and is exercisable at a price of $1.25 on or before September 20, 2005, on which date the warrant will expire.

SMARTIRE SYSTEMS INC.
Consolidated Statements of Cash Flows
(Expressed in United States dollars)
(Unaudited)
Six months ended January 31, 2003 and 2002

The Company may make interest payments in cash or in shares of the Company's common stock. The Company has the option of prepaying the principal portion of notes in cash or letting it convert into common shares at the maturity date of the notes. The principal and accrued interest amount outstanding under the notes could be prepaid as follows:

(iii) for the period from September 20, 2002 until and including October 20, 2002, 110% multiplied by the principal amount of these notes plus all accrued and unpaid interest through the date of prepayment;

(iv) for the period from October 21, 2002 until and including November 19, 2002, 115% multiplied by the principal amount of these notes plus all accrued and unpaid interest through the date of prepayment; and

7. Convertible debentures (continued):

(v) for the period from November 20, 3003 until and including December 20, 2002, 120% multiplied by the principal amount of these notes plus all accrued and unpaid interest through the date of prepayment.

The holders of the notes have the right to participate in the future debt or equity offering by converting these notes provided that the aggregate price of the offering is $1,000,000 or more.

For accounting purposes, the Company calculated the fair value of warrants issued using the Black-Scholes model and the intrinsic value of the beneficial conversion feature which amounts aggregate $684,000, and initially recorded these values as additional paid-in capital. The intrinsic value is the amount by which the fair value of the underlying common shares at the date of the agreement exceeds the conversion price. The remaining balance of $66,000 was recorded as a liability. The carrying value of the liability was to be accreted to the redemption value of the notes over the period from September 26, 2002 to the initial maturity date of December 20, 2002.

The Company had the right to prepay all of the principal and accrued interest at a certain price. On November 4, 2002, the Company converted these convertible notes into 1,500,000 units. On conversion of these senior convertible notes, the carrying value of debt and the equity component of the debt has been recorded as additional paid in capital was reclassified to common shares included in shareholders' equity (note 6(c)). Interest accretion of $701,671 has been charged to the statement of operations as interest expense in the period ended January 31, 2003 and the carrying value of the liability component was reduced to $nil on November 4, 2002.

Advisors to the private placement received a cash commission of $60,000 or 8% on the face value of the notes and 120,000 share purchase warrants exercisable at a price equal to the conversion price of the convertible notes into common shares or $.50. The warrants are exercisable over five years and expire on November 4, 2007. The fair value of these warrants at the date of grant was $51,393. The fair value of the warrant is estimated on the date of issuance using the Black-Scholes option valuation model with the following weighted average assumptions: (expected dividend yield 0%, expected stock price volatility 126%; risk free interest rate 4.23%, expected life of options 3 years).

b) The Company closed the first tranche on November 21, 2002 of a private placement to a private investment company of senior subordinated redeemable convertible debentures bearing interest at 5% per annum. The second tranche under the private placement was conditional upon a registration statement being declared effective by the Securities and Exchange Commission. This registration statement was declared effective on January 31, 2003 and on that day we closed the second tranche of the private placement. On March 14, 2003, a post-effective amendment registration statement was filed with the Securites and Exchange Commission. In each tranche, the Company received gross proceeds of $184,000 for the issuance of a debenture in the principal amount of $200,000. Total net proceeds after

SMARTIRE SYSTEMS INC.
Consolidated Statements of Cash Flows
(Expressed in United States dollars)
(Unaudited)
Six months ended January 31, 2003 and 2002

financing charges were $274,000. Each debenture was issued at an 8% discount from the face principal amount. The maturity dates of the debentures are November 21, 2004 and January 31, 2005.

7. Convertible Debentures (continued):

The holders of the debenture may from time to time convert all or any portion of the outstanding principal, together with accrued and outstanding interest thereon, at a conversion price equal to the lesser of:

(i) 120% of the closing bid price for the Company's common shares on the date of closing of each tranche of $0.65 per share and $0.36 per share respectively ; and

(ii) 80% of the lowest closing bid price for the Company's common shares during the five trading days immediately preceding the conversion date; and

The outstanding principal and accrued and unpaid interest under the debenture will be automatically converted into common shares of the Company on November 21, 2004, and January 31, 2005 respectively, unless the Company determines, in its sole discretion, to pay out the debenture in cash on those dates.

The debentures are secured by a security interest granted by the Company in all of its present and after-acquired personal property, assets and undertaking. Such security interest has been subordinated to the security interest previously granted by the Company to TRW Inc. in all of its present and after-acquired personal property, assets and undertaking.

The Company may redeem the debenture at a redemption price equal to the sum of:

(i) 120% of the principal amount being redeemed, and

(ii) the accrued and unpaid interest on such principal amount; provided, however, that the holder of a debenture may, at any time following receipt of the Company's redemption notice, elect to convert the debenture if the closing bid price of the Company's common shares on the trading day immediately preceding the conversion date is greater than $0.65 and $0.36 per share respectively.

If the Company exercises its redemption right under the debenture:

(i) each debenture holder will receive for every $100,000 invested, 10,000 common share warrants, each entitling the holder to purchase one common share of the Company at either an exercise price equal to $0.65 per share until November 21, 2004 under the first tranche and $0.36 per share until January 31, 2005 under the second tranche; and

(ii) each debenture holder will be entitled to registration rights in respect of the shares issuable upon exercise of warrants.

The intrinsic value of the beneficial conversion of the debentures was $142,857 and was recorded as additional paid-in capital. The remaining balance, being $257,143 was recorded as a liability. The carrying value of this liability will be accreted to the redemption value of the debentures over their maturity period. To January 31, 2003 $6,411 was accreted, which increased the carrying value of the liability to $263,554.

Subsequent to January 31, 2003, the holders of the debenture converted $50,000 of the principal of the debenture into 191,964 common shares of the Company.

8. Related party transactions:

During the six months ended January 31, 2003, the Company incurred expenses of $215,108 (2002 -$115,900) for consulting services and financing fees on the private sales of its convertible debentures for financing services and issued 300,000 share purchase warrants, of which 160,000 were issued at an

SMARTIRE SYSTEMS INC.
Consolidated Statements of Cash Flows
(Expressed in United States dollars)
(Unaudited)
Six months ended January 31, 2003 and 2002

exercise price of US$0.50, expiring on November 4, 2007, 60,000 were issued at an exercise price of US$0.67, expiring on December 15, 2007 and 80,000 were issued at an exercise price of $0.70, expiring on December 15, 2007 (2002-46,900 share purchase warrants at an exercise price of US $1.70, expiring on January 18, 2005), for financing services to a company in which a director of the Company has significant influence.

9. Contingent Liability

A former sales representative has commenced a lawsuit against the Company with respect to procuring customer relationships on behalf of the Company.  The Company does not believe that any commissions are owing with respect to the services provided by this representative. No accrual has been provided in these financial statements for this contingent liability.

10. Segmented information:

The Company operates in the wireless tire monitoring technology industry. Management of the Company makes decisions about allocating resources based on this one operating segment. Substantially all revenue is derived from sales to North American and European customers. Geographic information is as follows:

Revenue from external customers

	Three months ended		Six months ended
	January 31, 2003	January 31, 2002	January 31, 2003	January 31, 2002
United Kingdom	$24,626	$38,766	$67,713	$100,075
United States	29,610	113,993	180,626	310,807
Germany	12,566	6,377	40,471	54,783
Italy	70,530	-	182,483	12,629
Other	$9,430	$33,529	$73,058	$67,000

	$146,762	$192,665	$544,351	$545,294

As at January 31, 2003, 74% of the Company's fixed assets were in Canada and 26% were in Europe.

11. Subsequent events:

(a) On February 14, 2003, the Company realized gross cash proceeds of $250,000, effected pursuant to Regulation S under the Securities Act of 1933. In this private placement, the Company issued and sold 714,286 units at $0.35 per unit. Each unit consists of one common share and one share purchase warrant exercisable at a price of $0.42 per share for a period of three years. Advisors to the private placement are owed a commission of $20,000 and 57,143 share purchase warrants exercisable at a price of $0.35 per share for five years. The fair value of these warrants at the date of grant was $15,780. The fair value of the warrant is estimated on the date of issuance using the Black-Scholes option valuation model with the following weighted average assumptions: (expected dividend yield 0%, expected stock price volatility 130%; risk free interest rate 4.12%, expected life of options 5 years). The fair value of these warrants and the commission will be recorded as share issue costs.

(b) On March 10, 2003, TRW and the Company reached an arrangement whereby if the amount of $850,000 is paid to TRW by June 1, 2003, in full settlement of the promissory note outstanding, the Company will be released and discharged from all security granted to TRW in support of the promissory note. TRW also agreed to forgive the outstanding interest of $97,542 on the promissory note.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of SmarTire, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by SmarTire Systems Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Bylaw, subject to the Business Corporations Act (Yukon Territory) and subject to court approval in certain circumstances, we must indemnify each of our current or former directors and officers, and any a person who acts or has acted at our request as a director or officer of a corporation of which we are or were a shareholder or creditor, and any such indemnified person's heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of serving or having served as a director or officer of our company or such corporation, if: (a) he or she acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Under section 126 of the Business Corporations Act (Yukon Territory), court approval is required for us to indemnify any of the foregoing persons in respect of an action by or on behalf of our company, or by or on behalf of any corporation of which we are or were a shareholder or creditor, to procure a judgment in our or its favor, as the case may be. Court approval may be granted for us to indemnify any such person against all costs, charges and expenses reasonably incurred by him or her in connection with the action only if: (a) he or she acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

Section 126 of the Business Corporations Act (Yukon Territory) goes on to provide that, in any event, any of the foregoing persons is entitled to be indemnified by us in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of our company or a corporation of which we are or were a shareholder or creditor, if he or she: (a) was substantially successful on the merits in his or her defence of the action or proceeding; (b) is fairly and reasonably entitled to indemnity, (c) acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$989
Printing and engraving expenses	$5,000(1)
Accounting fees and expenses	$10,000(1)
Legal fees and expenses	$35,000(1)
Transfer agent and registrar fees	$5,000(1)
99
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$1,000(1)
Total	$56,989

(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

On May 27, 2003, we issued 1,050,000 shares of common stock to a non-U.S. person upon exercise of warrants previously granted to it. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933.

On May 27, 2003, we issued to Impact Capital Partners Limited, a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, warrants to purchase up to an aggregate of 168,325 shares of our common stock, exercisable at any time during the five-year period ending on May 27, 2008, at exercise prices of: (a) with respect to 23,881 warrants, $0.74 per share; (b) with respect to 44,444 warrants, $0.40 per share; and (c) with respect to 100,000 warrants, $0.22 per share. We issued these warrants pursuant to Rule 506 and/or section 4(2) under the Securities Act of 1933, in partial payment of a placement fee in connection with the private placement of certain convertible debentures and the issuance of a short-term secured promissory note to Cornell Capital Partners, LP.

On May 19, 2003, we closed the first tranche of a three-tranche private placement of 7% convertible debentures to four accredited investors pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933, for gross proceeds of $900,000. The second tranche under the private placement will involve the sale to these same investors of $900,000 in aggregate principal amount of convertible debentures, and will close within five trading days of the date that we file this registration statement with the Securities and Exchange Commission. The third tranche will involve the sale to these investors of $1,000,000 in aggregate principal amount of convertible debentures, and will close within five trading days of the date on which the registration statement is declared effective by the Securities and Exchange Commission.

By conversion notice dated May 16, 2003, Cornell Capital Partners elected to convert $105,000 of principal and $5,854.02 in accrued interest outstanding under certain convertible debentures (described below) that were issued on November 21, 2002 and January 31, 2003. The conversion price was $0.20. In response, we issued 529,270 shares to Cornell Capital Partners relying on Section 4(2) of the Securities Act of 1933.

On May 15, 2003, we issued to HPC Capital Advisors, a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a warrant to purchase up to 112,000 shares of our common stock, exercisable at any time during the five-year period ending on May 15, 2008, at an exercise price of $0.13 per share. We also issued to HPC Capital Advisors a warrant to purchase up to 14,000 shares of our common stock exercisable at any time until May 15, 2008 at an exercise price of $0.10 per share. We issued these warrants pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933, in partial payment of placement fees: (a) with reference to the warrant to purchase up to 112,000 shares of common stock, in connection with the private placement of the 7% convertible debentures; and (b) with reference to the warrant to purchase up to 14,000 shares of our common stock, in connection with a private placement of 3,500,000 units (each consisting of one common share and one-half of a non-transferable share purchase warrant), issued on March 31, 2003 at a price of $0.10 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933.

On May 15, 2003, we issued to Dunwoody Brokerage Services, Inc., a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a warrant to purchase up to 100,000 shares of our common stock, exercisable at any time during the five-year period ending on May 15, 2008, at an exercise price of $0.135 per share.

We issued these warrants pursuant to Rule 506 and/or section 4(2) under the Securities Act of 1933, in partial payment of a placement fee in connection with the private placement of the 7% convertible debentures.

By conversion notice dated May 14, 2003, Cornell Capital Partners elected to convert $125,000 of principal outstanding under certain convertible debentures (described below) that were issued on November 21, 2002 and January 31, 2003. The conversion price was $0.20. In response, we issued 625,000 shares to Cornell Capital Partners relying on Section 4(2) of the Securities Act of 1933.

On May 5, 2003, we issued 500,000 units at a price of $0.10 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. We realized gross cash proceeds of $50,000 from this private placement. Each unit consists of one share of our common stock and two non-transferable share purchase warrants. Each whole warrant entitles the holder to purchase an additional share of our common stock at a price of $0.12 per share until April 30, 2004. In connection with this private placement, we have paid a placement fee of $4,000 and have issued 40,000 share purchase warrants exercisable at a price of $0.10 per share.

On May 6, 2003, we issued 850,000 shares at a deemed price of $0.21 per share to an accredited investor and, as disclosed below, we repriced 1,000,000 warrants previously issued to the investor on December 20, 2002, thereby reducing the exercise price of the warrant from $0.70 per share to $0.10 per share. An aggregate of 3,614,286 additional warrants previously issued to four other investors in connection with the offshore private placements effected by us on November 4, 2002, December 20, 2002 and February 14, 2003 (each of which are discussed below), were also repriced to have an exercise price of $0.10 per share. These transactions were all effected pursuant to Regulation S under the Securities Act of 1933, and were effected in consideration of certain releases provided by the investors to our company in respect of certain potential unquantified claims threatened by the investors against our company.

On March 31, 2003, we issued 3,500,000 units at a price of $0.10 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. Each unit consists of one common share and one-half of a non-transferable share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of our common stock at a price of US$0.16 per share until March 31, 2005. We have paid a finder's fee of $28,000 in connection with this private placement.

By conversion notice dated March 14, 2003, Cornell Capital Partners elected to convert $125,000 of principal outstanding under the convertible debentures that were issued on November 21, 2002. The conversion price was $0.064, which is equal to 80% of the lowest closing bid price for the five day period prior to March 14, 2003. On March 20, 2003, we issued 1,953,125 shares to Cornell Capital Partners relying on Section 4(2) of the Securities Act of 1933.

On April 3, 2003, we issued to Ian Bateman a total of 353,865 shares of our common stock at a deemed price of $0.17 per share, in partial payment and settlement of our obligation to pay him a termination allowance in connection with the termination of his management agreement, without cause, on October 15, 2002. We issued these shares to Mr. Bateman in an offshore transaction pursuant to Regulation S under the Securities Act of 1933.

On February 24, 2003, we issued 32,258 shares of our common stock to the placement agent that we have engaged in connection with the $5.0 million equity line of credit facility described below, as a commitment fee in consideration of the placement agent's agreement to act in such capacity. We issued the shares to the placement agent, an accredited investor, at a deemed price of $0.31 per share relying on Rule 506 and/or Section 4(2) of the Securities Act of 1933.

On February 19, 2003, we entered into a $5.0 million equity line of credit facility with an accredited investor relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. This replaces and supersedes the equity line of credit facility we entered into on November 21, 2002. We may draw down the facility at its discretion provided that each draw down is at least seven trading days apart, and the maximum amount that may be drawn down at any one time is limited to $70,000 and advance notice is required. The term of the equity line of credit is 24 months. At the time of draw down against the line of credit we will issue common shares equal to that amount advanced divided by 99% of the stock price on the five consecutive days after the date of notice. On each date of advance of funds, we are to pay 1.5% of the advanced fund as a commission. On the date of the execution of the contract, we issued shares worth $300,000 based on the trading price of our stock on that day. We may draw down the facility at its discretion upon effectiveness of the registration statement to be filed in the appropriate form under the Securities Act of 1933 for the purpose of registering the shares issuable upon the draw down of the credit facility.

On February 14, 2003, we issued 714,286 units at a price of $0.35 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share at an exercise price of $0.42 per share until February 13, 2006. Effective May 6, 2003, these warrants were repriced at $0.10 per share. Advisors to the private placement are entitled to a commission of $20,000 plus 57,143 purchase warrants exercisable at $0.35 per share until February 13, 2008. Of the 57,143 share purchase warrants, 9,524 were issued pursuant to one accredited person pursuant to Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933 and 47,619 were issued to three persons in an offshore transaction pursuant to Regulation S of the Securities Act of 1933.

On February 12, 2003, Cornell Capital Partners elected to convert $40,000 of principal outstanding under the convertible debentures that were issued on November 21, 2002. The conversion price was $0.256, which is equal to 80% of the lowest closing bid price for the five day period prior to February 12, 2003. We issued 156,250 shares to Cornell Capital Partners relying on Rule 506 and/or Section 4(2) of the Securities Act of 1933.

On February 10, 2003, Cornell Capital Partners elected to convert $10,000 of principal outstanding under the convertible debentures that were issued on November 21, 2002. The conversion price was $0.28, which is equal to 80% of the lowest closing bid price for the five day period prior to February 10, 2003. We issued 35,714 shares to Cornell Capital Partners relying on Rule 506 and/or Section 4(2) of the Securities Act of 1933.

On February 3, 2003, we granted stock options to purchase an aggregate of up to 26,300 shares of our common stock at $0.37 per share. The options have a five year term and were granted to two of our directors in reliance upon Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On January 31, 2003, we issued a convertible debenture to Cornell Capital Partners, LP, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. This constituted the second and final tranche of a $400,000 private placement effected by us pursuant to a Securities Purchase Agreement dated November 21, 2002. We issued a single convertible debenture maturing November 21, 2004 and having a face principal amount of $200,000. The convertible debenture was issued at an 8% discount, for gross proceeds of $184,000. Our obligations under the convertible debentures were secured against all of our present and after-acquired personal property, assets and undertaking. Such security interest was subordinated to the security interest previously granted by us to TRW Inc. in all of our present and after-acquired personal property, assets and undertaking.

On January 30, 2003, we granted stock options to purchase an aggregate of up to 118,000 shares of our common stock. 114,000 options vest immediately and if exercised before January 30, 2004 the exercise price is $0.36, if exercised after January 30, 2004 but before January 30, 2005 the exercise price is $0.43 and if exercised after January 30, 2005, the exercise price is $0.52. Of the other 4,000 options, 1,334 vest immediately at an exercise price of $0.36, 1,333 vest on January 2, 2004 at an exercise price of $0.43 and 1,333 vest on January 2, 2005 at an exercise price of $0.52. The options have a five year term and were granted to five of our directors, officers and/or employees in reliance upon either Regulation S or Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On January 15, 2003, we issued 300,000 share purchase warrants in payment of a finder's fee related to the private placement of units on November 4, 2002 and December 20, 2002. We issued 236,667 warrants in an offshore transaction to three non-U.S. persons in reliance upon Regulation S of the Securities Act of 1933. We issued 63,333 warrants to one accredited person pursuant to Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933. 160,000 of the warrants are exercisable at $0.50 per share until November 4, 2007, 60,000 of the warrants are exercisable at $0.67 until December 15, 2007 and 80,000 of the warrants are exercisable at $0.70 per share until December 15, 2007.

On January 2, 2003, we granted stock options to acquire an aggregate of up to 18,000 shares of our common stock. 6,000 of the options are exercisable at $1.00 per share, 6,000 vest on January 2, 2004 and are exercisable at $1.20 per share and 6,000 vest on January 2, 2005 and are exercisable at $1.44 per share. The options have a five year term and were granted to an employee in reliance on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On December 20, 2002, we issued 750,000 units at a price of $0.67 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share at an exercise price of $0.85 per share until December 15, 2005. Effective May 6, 2003, these warrants were repriced at $0.10 per share. Advisors to the private placement will be issued a commission of $40,000 plus 60,000 share purchase warrants exercisable at $0.67 per share for a period of five years.

On December 20, 2002, we issued 1,000,000 units at a price of $0.70 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share at an exercise price of $0.70 per share until December 15, 2005. Effective May 6, 2003, these warrants were repriced at $0.10 per share. Advisors to the private placement will be issued a commission of $56,000 plus 80,000 share purchase warrants exercisable at $0.70 per share for a period of five years.

On November 21, 2002, we entered into a $5.0 million equity line of credit facility with Cornell Capital Partners, LP relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. We may draw down the facility at its discretion provided that each draw down is at least seven trading days apart, and the maximum amount that may be drawn down at any one time is limited to $70,000 and advance notice is required. The term of the equity line of credit is 24 months. At the time of draw down against the line of credit we will issue common shares equal to that amount advanced divided by 99% of the stock price on the five consecutive days after the date of notice. On each date of advance of funds, we are to pay 1.5% of the advanced fund as a commission. On the date of the execution of the contract, we issued shares worth $300,000 based on the trading price of our stock on that day. We may draw down the facility at its discretion upon effectiveness of the registration statement to be filed in the appropriate form under the Securities Act of 1933 for the purpose of registering the shares issuable upon the draw down of the credit facility. We subsequently terminated this equity line of credit facility and entered into a new equity line of credit facility as described above.

On December 4, 2002, we issued 446,154 shares of our common stock to the lender under the equity line of credit at a deemed price of $0.65 per share, in payment of a commitment fee. We relied on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933 to effect this issuance.

On November 21, 2002, we entered into a Securities Purchase Agreement whereby we agreed to issue up to $400,000 in convertible debentures, issuable in two tranches of $200,000 each to Cornell Capital Partners, LP relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. Upon closing of the first tranche of the private placement on November 21, 2002, we issued a single convertible debenture maturing November 21, 2004 and having a face principal amount of $200,000. The convertible debenture was issued at an 8% discount, for gross proceeds of $184,000. Our obligations under the convertible debentures were secured against all of our present and after-acquired personal property, assets and undertaking. Such security interest was subordinated to the security interest previously granted by us to TRW Inc. in all of our present and after-acquired personal property, assets and undertaking.

On November 4, 2002, we issued, in an offshore transaction pursuant to Regulation S under the Securities Act of 1933, two million units at a price of $0.50 per unit. We realized gross cash proceeds of $250,000 from the private placement; the balance of the aggregate purchase price for the units was paid for by the application of $750,000 of principal under the senior convertible notes issued on September 20, 2002 (described below). Each unit consists of one common shares and one share purchase warrant. Each warrant entitled the holder to purchase one additional common share at an exercise price of $0.50 per share until November 4, 2005. Effective May 6, 2003, these warrants were repriced at $0.10 per share. An additional 17,672 common shares were issued as a payment of accrued interest at a deemed price of $0.50 per share. Advisors to the private placement will be issued a commission of $80,000 plus 160,000 share purchase warrants exercisable at $0.50 per share for a period of five years.

On September 20, 2002, we realized gross cash proceeds of $750,000 from the issuance of 10% redeemable convertible notes plus 150,000 share purchase warrants from the completion of a private placement effected in an off-shore transaction to a non-U.S. person, pursuant to Regulation S under the Securities Act of 1933. Interest on these notes is payable when the notes are fully converted or redeemed.

On July 17, 2002, we issued 750,000 shares of common stock to a non-U.S. person in an offshore transaction pursuant to Regulation S at a price of $1.00 per share. In connection with such private placement, on July 31, 2002, we issued 22,000 shares of common stock to a different non-U.S. person in an offshore transaction pursuant to Regulation S at a price of $1.29 per share, as a finder's fee.

On June 27, 2002, we issued 30,000 common share purchase warrants to a non-U.S. person in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. Each warrant entitles the holder to purchase one common share in the capital of the issuer at an exercise price of $2.80 per share until June 27, 2005, on which date the warrant will expire.

On June 26, 2002, we issued 60,000 shares of common stock to a non-U.S. person upon exercise of warrants previously granted to it. We received total consideration of $99,000. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933.

On May 14, 2002, we issued 140,000 shares of common stock to a non U.S person upon exercise of warrants previously granted to it. We received total consideration of $210,000. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933.

On March 26, 2002, we issued 750,000 common shares at a price of $1.75 to a non-U.S. person in an offshore transaction pursuant to Regulation S. We also issued warrants for the purchase of 52,500 common shares to a non-U.S. person in an offshore transaction pursuant to Regulation S. The warrants were issued in payment of a finder's fee related to the sale of the common shares. Each warrant entitles the holder to purchase one common share at an exercise price of $1.75 until March 26, 2005, on which date the warrant will expire.

On February 13, 2002, we issued warrants for the purchase of 11,200 common shares to a non-U.S. person in an offshore transaction pursuant to an exemption from registration as provided by Regulation S under the Securities Act of 1933. The warrants were issued in payment of a finder's fee related to the sale of units described below. Each warrant entitles the holder to purchase one common share of the Company at an exercise price of $1.70 until February 13, 2005, on which date the warrant will expire.

On January 18, 2002, we issued 46,900 share purchase warrants to an accredited investor pursuant to Rule 506 of Regulation D of the Securities Act of 1933 . This warrant was issued in payment of a finder's fee related to the sale of units described below. Each warrant entitles the holder to purchase one common share in the capital of the issuer at an exercise price of $1.70 until January 18, 2005, on which date the warrant will expire.

Between November 8, 2001 and January 8, 2002, we issued a total of 1,830,000 units to a select group of offshore investors in an offshore transaction pursuant to an exemption from registration as provided by Regulation S under the Securities Act of 1933. Each unit was issued at a price of $1.70 and consists of one common share and one common share purchase warrant. Each warrant is exercisable at a price of: (a) $2.30 if exercised on or before June 30, 2002; (b) $2.80 if exercised after June 30, 2002 and on or before February 28, 2003; and (c) $3.30 if exercised after February 28, 2003 but on or before October 31, 2003, on which date the warrant will expire. Gross proceeds of the placement were $3,111,000, resulting in net proceeds of $2,955,469 after payment of finder's fees and expenses related to the offering.

In May 2001, we issued 40,072 shares of common stock at a deemed price of $2.50 per share to TRW Inc. as primary consideration in the Assignment and Amendment Agreement with TRW Inc. that transfers to us the license to manufacture and sell tire monitoring systems to the original equipment manufacturers of most medium and heavy trucks. These securities were issued on reliance on the exemptions from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

On December 18, 2000, we issued 450,000 shares of common stock at a deemed price of $2.75 per share to TRW Inc. as primary consideration in the Assignment and Amendment Agreement with TRW Inc. that transfers to us the license to manufacture and sell tire monitoring systems to the original equipment manufacturers of most medium and heavy trucks. These securities were issued in reliance on the exemptions from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

On October 2, 2000, we issued 160,000 shares of common stock to a non-U.S. person upon exercise of warrants previously granted to it. In exchange for the issuance, we received total consideration of $240,000. These securities were issued under an exemption provided by Rule 903 of Regulation S promulgated under the Securities Act of 1933, as amended.

On April 7,2000, we issued 3,500 shares of our common stock to one of our employees at $2.00 per share as compensation for services rendered. We issued to the employee in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Between March 27 and April 3, 2000, we issued 1,910,250 shares of common stock to certain accredited European investors at a price of $2.00 per share. Net proceeds of the placement were $3,340,473 after payment of finder's fees. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933.

On December 16, 1999, we issued 25,000 shares of common stock at a value of $1.50 per share to Transense Technologies plc pursuant to a license agreement. Under the agreement, we purchased 250,000 units of Transense, each comprised of one share and one two-year purchase warrant, for a total purchase price of L150,000 (Pounds Sterling). The purchase price was paid two-thirds in cash and one-third in SmarTire shares. The offer and sale of these securities was made in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933.

On December 15, 1999, we issued to one of our employees 10,000 shares of our common stock at $1.50 per share as compensation for services rendered. The shares were issued to the employee in an offshore transaction relying on Regulation S under the Securities Act of 1933.

In September and October of 1999, we issued 1,505,000 shares of common stock at a price of $2.00 per share, resulting in net proceeds of $2,799,300 after payment of finder's fees. The shares were issued to three institutional investors located in Europe in an unregistered private placement. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933.

Item 27 EXHIBITS

The following Exhibits are filed with this Prospectus:

Exhibit
Number Description

3.1 Certified of Incorporation of TTC/Truck Tech Corp. dated September 8, 1987 (1)

3.2 Memorandum and Articles of TTC/Truck Tech Corp. (1)

3.3 Memorandum of TTC/Truck Tech Corp. dated September 2, 1987 (1)

3.4 Altered Memorandum of TTC/Truck Tech Corp. dated October 25, 1991 (1)

3.5 Certificate of Change of Name from TTC/Truck Tech Corp. to UniComm Signal Inc. dated April 13, 1994 (1)

3.6 Certificate of Change of Name from UniComm Signal Inc. to SmarTire Systems Inc. dated December 24, 1997 (1)

3.7 Special Resolution and Altered Memorandum of UniComm Signal Inc. dated October 28, 1994 (1)

3.8 Special Resolution and Altered Memorandum of UniComm Signal Inc. dated January 17, 1997 (1)

3.9 Special Resolution and Altered Memorandum of SmarTire Systems Inc. dated November 17, 1995 (1)

3.10 Special Resolution and Altered Memorandum of SmarTire Systems Inc. dated January 16, 1998 (1)

3.11 Special Resolution and Altered Memorandum of SmarTire Systems Inc. dated December 5, 2000, (8)

3.12 Substituted articles of SmarTire Systems Inc. adopted December 5, 2000. (8)

3.13. Articles of Continuance, dated January 29, 2003 and effective February 6, 2003. (15)

3.14 By-Law No. 1, dated February 6, 2003. (15)

5.1 Opinion of Clark, Wilson regarding the legality of the securities being registered**

10.1 Supply Agreement dated April 20, 1998 between the Company and TRW Inc. (1) (2)

10.2 Technical Cooperation Agreement dated as of April 20, 1998 between the Company and TRW Inc. (1) (2)

10.3 License Agreement dated as April 20, 1998 between the Company and TRW Inc. (1) (2)

10.4 Product Licensing Agreement dated May 5, 1998 between the Company and Advantage Enterprises Inc. (2) (3)

10.5 Distribution Agreement dated March 28, 1995 between the Company and the Haulpak Division of Komatsu Dresser Company. (1)

10.6 Letter Agreement dated December 4, 1996 between the Company and Pi Research Limited. (1)

10.7 ASIS Development 1 Purchase Contract between SensoNor asa, TRW Inc. and SmarTire Systems Inc. dated as of September 1, 1998. (4)

10.8 Release and Settlement Agreement between SmarTire Systems Inc and Joseph Merback dated as of June 4, 1999. (4)

10.9 Management agreement between the Company and Kevin Carlson dated as of August 1, 1999. (5)

10.10 Management agreement between SmarTire USA Inc. and Mark Desmarais and SmarTire Systems Inc. dated as of June 1, 1999. (6)

10.11 Management Agreement between the Company and Shawn Lammers dated as of August 1, 1999. (6)

10.12 Management Agreement between the Company and Robert Rudman dated as of August 1, 1999. (6)

10.13 Management Agreement between SmarTire Europe Limited and Ian Bateman dated as of December 9, 1999. (6)

10.14 ASIS Development / Purchase Agreement dated as of December 13, 1999 between the Company and Sensonor ASA. (6) (2)

10.15 License Agreement dated September 20, 1999 between the Company and Transense Technologies plc. (6) (2)

10.16 Management agreement between the Company and Erwin Bartz dated as of January 3, 2001 (9)

10.17 Assignment and Amendment agreement with TRW Inc. dated December 13, 2000 (7) (2)

10.18 General Security agreement dated August 31, 2001 between the Company and TRW Inc (10) (2)

10.19 License agreement dated August 31, 2001 between the Company and TRW Inc. (10) (2)

10.20 License agreement dated August 31, 2001 between TRW Inc. and the Company (10) (2)

10.21 Secured Promising note dated August 31, 2001 between the Company and TRW Inc. (10) (2)

10.22 Settlement and Release agreement dated August 31, 2001 between the Company and TRW Inc. (10) (2)

10.23 Termination agreement dated August 31, 2001 between the Company and TRW Inc. (10) (2)

10.24 Form of private placement subscription agreement between the Company and purchasers of securities in the Company's first private placement completed in January 2002 (11)

10.25 Advisory fee payment and subscription agreement between the Company and West Sussex Trading, Inc. dated January 17, 2002 related to partial consideration paid under the Company's private placement completed in January 2002 (11)

10.26 Advisory fee payment and subscription agreement between the Company and Seraph Capital AG dated February 12, 2002 related to partial consideration paid under the Company's private placement completed in January 2002 (11)

10.27 Private placement subscription agreement between the Company and West LB Panmure Limited dated March 21, 2002 related to the Company's March 2002 private placement (11)

10.28 Advisory fee payment and subscription agreement between the Company and Seraph Capital AG dated March 26, 2002 related to partial consideration paid under the Company's March 2002 private placement (11)

10.29 Management agreement between the Company and Allan Kozak dated as of May 1, 2002 (12)

10.30 Memorandum of understanding between the Company and Visteon (12)

10.31 Form of securities purchase agreement between the Company and purchasers of the 10% convertible redeemable promissory note due December 20, 2002 (12)

10.32 Form of 10% convertible redeemable promissory note due December 20, 2002 (12)

10.33 Advisory agreement between the Company and West Sussex Trading Inc. dated September 4, 2002 related to consideration payable under the Company's private placement of the 10% convertible redeemable promissory notes due December 20, 2002 (12)

10.34 Advisory agreement between the Company and Impact Capital Limited dated October 25, 2002 (13)

10.35 Management agreement between the Company and Jeff Finkelstein dated as of October 25, 2002 (13)

10.36 Supply agreement between the Company and Pirelli Pneumatici dated September 24, 2002. (Portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a Request for Confidential Treatment filed under 17 C.F.R. Subsection 200.80(b)(4) and 240.24b-2.) (13)

10.37 Security Agreement between the Company and Cornell Capital Partners, L.P., dated as of November 21, 2002 (14)

10.38 Restated Securities Purchase Agreement between the Company and Cornell Capital Partners, L.P., dated as of November 21, 2002 (14)

10.39 Escrow Agreement between the Company, Wachovia Bank N.A. and Cornell Capital Partners, L.P., dated as of November 21, 2002 (14)

10.40 Investor Registration Rights Agreement between the Company and Cornell Capital Partners, L.P., dated as of November 21, 2002 (14)

10.41 Secured Convertible Debenture issued by the Company to Cornell Capital Partners, .L.P, dated as of November 21, 2002 (14)

10.42 Equity Line of Credit Agreement between the Company and Cornell Capital Partners, L.P., dated as of November 21, 2002 (14)

10.43 Placement Agent Agreement between the Company, Cornell Capital Partners, L.P., and Aegis Capital Corp., dated as of November 21,2002 (14)

10.44 Escrow Agreement between the Company, Cornell Capital Partners, L.P., Butter Gonzalez LLP and Wachovia Bank, N.A., dated as of November 21, 2002 (14)

10.45 Registration Rights Agreement between the Company and Cornell Capital Partners, L.P., dated as of November 21, 2002 (14)

10.46 Collaborative Agreement between the Company and Visteon Corporation, dated December 9, 2002 (14)

10.47 Manufacturing, Co-Marketing and Development Agreement, dated February 6, 2003, between SmarTire Systems Inc. and Hyundai Autonet Co., Ltd.(16)

10.48 Settlement Agreement, dated as of March 3, 2003, between SmarTire Systems Inc. and TRW Automotive U.S. LLC.(15)

10.49 Extension and Settlement Agreement, dated March 10, 2003, between SmarTire Systems Inc. and TRW Automotive U.S. LLC.(15)

10.50 Equity Line of Credit Agreement between the Company and Cornell Capital Partners, L.P., dated as of February 19, 2003 (14)

10.51 Placement Agent Agreement between the Company, Cornell Capital Partners, L.P., and Aegis Capital Corp., dated as of February 19, 2003 (14)

10.52 Escrow Agreement between the Company, Cornell Capital Partners, L.P., Butter Gonzalez LLP and Wachovia Bank, N.A., dated as of February 19, 2003 (14)

10.53 Registration Rights Agreement between the Company and Cornell Capital Partners, L.P., dated as of February 19, 2003 (14)

10.54 Secured Short-Term Promissory Note dated April 23, 2003, issued to Cornell Capital Partners, L.P. (16)

10.55 Security Agreement dated April 23, 2003 between the Company and Cornell Capital Partners, L.P.(16)

10.56 Engagement Letter, dated October 25, 2002 with Impact Capital Partners Limited**

10.57 Engagement Letter, dated March 14, 2003 with Dunwoody Brokerage Services, Inc. and Jenkins Capital Management, LLC**

10.58 Letter agreement among SmarTire Systems Inc., Dunwoody Brokerage Services, Inc. and Jenkins Capital Management, LLC terminating the Engagement Letter among the parties dated March 14, 2003**

10.59 Engagement Letter, dated March 19, 2003 with HPC Capital Management**

10.60 Securities Purchase Agreement, dated May 15, 2003, among SmarTire Systems Inc. and Palisades Master Fund, L.P., Alpha Capital AG, Crescent International Ltd., and Goldplate Investment Partners**

10.61 Registration Rights Agreement, dated May 15, 2003, among SmarTire Systems Inc. and Palisades Master Fund, L.P., Alpha Capital AG, Crescent International Ltd., and Goldplate Investment Partners**

10.62 Escrow Agreement, dated May 15, 2003, among SmarTire Systems Inc. and Palisades Master Fund, L.P., Alpha Capital AG, Crescent International Ltd., and Goldplate Investment Partners**

10.63 Form of 7% Convertible Debenture**

10.64 Form of Stock Purchase Warrant**

10.65 Warrant Certificate dated May 16, 2003 registered in the name of Dunwoody Brokerage Services, Inc.**

10.66 Stock Purchase Warrant dated May 16, 2003 registered in the name of HPC Capital Management**

10.67 Placement Fee Payment and Subscription Agreement, dated May 27, 2003, with Impact Capital Partners Limited**

10.68 Form of Stock Purchase Warrant for Impact Capital Partners Limited**

10.69 Second Extension and Settlement Agreement, dated May 15, 2003, with TRW Automotive U.S. LLC**

10.70 Memorandum of Agreement with SensoNor, ASA**

11.1 Computation of Loss Per Share**

21.1 SmarTire Technologies Inc.

21.2 SmarTire USA Inc.

21.3 SmarTire (Europe) Limited

23.2 Consent of KPMG LLP**

24.1 Power of Attorney (contained on the signature pages of this registration statement)

** Filed herewith.

(1) Incorporated by reference to Form 10-KSB filed with the Securities and Exchange Commission on August 18, 1998.

(2) Portions of the Exhibit have been omitted pursuant to an order granting confidential treatment under the Securities Exchange Act of 1934.

(3) Incorporated by reference to the Company's Form 10-QSB for the quarter ended April 30, 1998.

(4) Incorporated by reference to the Company's Form 10-KSB filed with the Securities and Exchange Commission on October 29, 1999.

(5) Incorporated by reference to the Company's Form S-8 filed with the Securities and Exchange Commission on December 17, 1999.

(6) Incorporated by reference to the Company's Form 10-QSB filed with the Securities and Exchange Commission on March 16, 2000.

(7) Incorporated by reference to the Company's Form 10-QSB filed with the Securities and Exchange Commission on March 15, 2001.

(8) Incorporated by reference to the Company's definitive Proxy Statement and Information Circular on Schedule 14A filed with the Securities and Exchange Commission on October 31, 2000.

(9) Incorporated by reference to the Company's Form 10-KSB filed with the Securities and Exchange Commission on October 26, 2001.

(10) Incorporated by reference to the Company's Form 10-KSB/A filed with the Securities and Exchange Commission on August 19, 2002.

(11) Incorporated by reference to the Company's Form 10-QSB filed with the Securities and Exchange Commission on June 14, 2002.

(12) Incorporated by reference to the Company's Form 10-KSB filed with the Securities and Exchange Commission on October 25, 2002.

(13) Incorporated by reference to the Company's Form 10-QSB filed with the Securities and Exchange Commission on December 13, 2002.

(14) Incorporated by reference to the Company's Form SB-2 filed with the Securities Exchange Commission on January 23, 2003.

(15) Incorporated by reference to Post-Effective Amendment No. 1 to the Company's Form SB-2 filed with the Securities Exchange Commission on March 14, 2003.

(16) Incorporated by reference to Post-Effective Amendment No. 3 to the Company's Form SB-2 filed with the Securities Exchange Commission on May 2, 2003.

Item 28 UNDERTAKINGS

The undersigned Company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SmarTire pursuant to the foregoing provisions, or otherwise, SmarTire has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by SmarTire of expenses incurred or paid by a director, officer or controlling person of SmarTire in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, SmarTire will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Richmond, British Columbia on June 4, 2003.

SMARTIRE SYSTEMS INC.

By: /s/ Robert Rudman
Robert Rudman, President, Chief Executive Officer and Chairman

By: /s/ Jeff Finkelstein
Jeff Finkelstein, Chief Financial Officer,
Principal Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Robert Rudman as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ Robert Rudman
Robert Rudman, President, CEO, Chairman and Director
June 4, 2003

/s/ Al Kozak
Al Kozak, Chief Operating Officer and Director
June 4, 2003

/s/ John Bolegoh
John Bolegoh, Technical Support Manager and Director
June 4, 2003

/s/ William Cronin
William Cronin, Director
June 4, 2003

/s/ Martin Gannon
Martin Gannon, Director
June 4, 2003